                                             Filed Pursuant to Rule 424(b)(3)
                                                           File No. 333-72440
                                                                    333-72440-01

Prospectus

                                     [LOGO]

                             Mediacom Broadband LLC
                         Mediacom Broadband Corporation

                               -------------------

                      Offer to Exchange $400,000,000 of our

                            11% Senior Notes due 2013

                               -------------------

         The notes being offered by this prospectus are being issued in exchange for notes sold by us in a private placement on June 29, 2001. The exchange notes will be governed by the same indenture governing the initial notes. The exchange notes will be substantially identical to the initial notes, except the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

         . The exchange offer expires at 5:00 p.m., New York City time, on December 11, 2001, unless extended.

         . No public market exists for the initial notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or to seek approval for quotation through any automated quotation system.

         Before you tender your initial notes, you should consider carefully the section entitled "Risk Factors" beginning on page 16 of this prospectus.

                               -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

                The date of this prospectus is November 7, 2001.

                                Table of Contents



Prospectus Summary ..................................................................................... 1
Risk Factors ...........................................................................................16
Forward-Looking Statements .............................................................................25
Use of Proceeds ........................................................................................26
Capitalization .........................................................................................27
Unaudited Pro Forma Financial Statements ...............................................................28
Selected Historical Combined Financial and Other Data of the AT&T Systems ..............................37
Selected Historical Financial and Other Data of Mediacom Broadband LLC .................................39
Management's Discussion and Analysis of Financial Condition and Results of Operations ..................41
Business ...............................................................................................49
Legislation and Regulation .............................................................................65
Management .............................................................................................74
Certain Transactions ...................................................................................77
Principal Stockholders .................................................................................78
Description of Governing Documents .....................................................................79
Description of Subsidiary Credit Facility ..............................................................81
Description of the Notes ...............................................................................83
U.S. Federal Tax Considerations .......................................................................115
Exchange Offer ........................................................................................119
Book-Entry; Delivery and Form .........................................................................128
Plan of Distribution ..................................................................................131
Legal Matters .........................................................................................131
Experts ...............................................................................................131
Available Information .................................................................................132
Index to Financial Statements .........................................................................F-1



         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus or any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Mediacom Broadband LLC and Mediacom Broadband Corporation have not changed since the date hereof.

         Each broker-dealer that receives the exchange notes offered by this prospectus for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of this exchange offer and ending on the close of business one year after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

                            Industry and Market Data

         In this prospectus, we rely on and refer to information regarding the cable television industry and our market share in the sectors in which we compete. We obtained this information from various third-party sources and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

                               PROSPECTUS SUMMARY

         This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before making a decision to exchange the initial notes. You should read the entire prospectus prior to deciding to exchange the initial notes.

                                   Our Manager

         Mediacom Communications Corporation, our parent and manager, is the eighth largest cable television company in the United States based on customers served. Mediacom Communications provides its customers with a wide array of broadband products and services, including traditional video services, digital television and high-speed Internet access. Mediacom Communications was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. As of September 30, 2001, our manager's cable systems, which are owned and operated through its operating subsidiaries, passed approximately 2.6 million homes and served approximately
1.6 million basic subscribers in 23 states. A basic subscriber is a customer that subscribes to a package of basic cable television services.

         Our manager's senior management team has significant cable television industry expertise in all aspects of acquiring, operating and financing cable systems. Mr. Commisso has 23 years of experience, and the other senior managers have an average of 18 years of experience, with the cable television industry.

         Our manager's Class A common stock is traded on The Nasdaq National Market under the symbol "MCCC." As of September 30, 2001, Mr. Commisso and the senior management team owned in the aggregate approximately 24.7% of Mediacom Communications' common stock outstanding.

                               Mediacom Broadband

         We are a wholly-owned subsidiary of our manager. Prior to June 29, 2001, we had no operations or significant assets. On June 29, 2001, we completed the acquisition of cable systems in Missouri from affiliates of AT&T Broadband, LLC for a purchase price of approximately $308.1 million in cash, or approximately $3,278 per basic subscriber. On July 18, 2001, we completed the acquisition of cable systems in Georgia, Illinois and Iowa from affiliates of AT&T Broadband for an aggregate purchase price of approximately $1.8 billion in cash, or approximately $2,550 per basic subscriber. As of June 30, 2001, these cable systems passed approximately 1.4 million homes and served approximately 800,000 basic subscribers in Georgia, Illinois, Iowa and Missouri. These cable systems are located in markets that are contiguous with, or in close proximity to, cable systems owned and operated by Mediacom LLC, a wholly-owned subsidiary of our manager. Except as separately defined in the historical combined financial statements appearing elsewhere in this prospectus, these cable systems are referred to in this prospectus as our cable systems or the AT&T systems.

         We believe that our acquisitions of the AT&T systems are consistent with our manager's business strategy of acquiring underperforming cable systems in markets with favorable demographic profiles. We believe that our cable systems have numerous favorable characteristics, including:

   .        a presence in several significant designated market areas, or DMAs;

   .        strong penetration of advanced broadband products and services;

   .        a technologically advanced cable network;

   .        attractive density, or number of homes passed per mile; and

   . a high percentage of customers served by a relatively small number of signal processing and distribution facilities, or headends.

         Our cable systems operate in the following top 50 to 100 DMAs in the United States:

  .      Des Moines--Ames, Iowa, the 70th largest DMA;

  .      Springfield, Missouri, the 78th largest DMA;

  .      Cedar Rapids--Waterloo--Dubuque, Iowa, the 89th largest DMA; and

  .      Quad Cities, Iowa and Illinois, the 90th largest DMA.

         As of June 30, 2001, the Iowa systems served approximately 515,000 basic subscribers, or approximately 64% of the total number of basic subscribers served by the AT&T systems. We are the leading provider of broadband products and services in Iowa, serving an estimated 80% of the state's total number of basic subscribers of cable television services.

         As of June 30, 2001, the AT&T systems' digital cable service was available to approximately 770,000 basic subscribers, with approximately 210,000 digital customers for a penetration of 27.3%. As of the same date, the AT&T systems' cable modem service was launched in cable systems passing approximately 580,000 homes, with approximately 62,000 cable modem customers for a penetration of 10.7%. Based on penetration levels recently reported by publicly-traded cable television companies, we believe that the AT&T systems' digital and cable modem penetration levels were each the second highest in the U.S. cable industry as of June 30, 2001.

         As of June 30, 2001, the AT&T systems comprised approximately 19,000 miles of plant passing approximately 1.4 million homes, resulting in an average density of approximately 74 homes per mile. As of the same date, approximately 50% of the AT&T systems' cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 46% of the homes passed were activated with two-way communications capability. As of June 30, 2001, the AT&T systems were operated from a total of 162 headends, with the ten largest headends serving approximately 404,000 basic subscribers, or approximately 51% of the AT&T systems' total basic subscribers.

         Our manager has formulated a plan to upgrade our cable systems and consolidate the headends serving our cable systems. Upon completion of our cable network upgrade program, we expect that 100% of our cable systems will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability. In addition, we expect that the number of headends serving our cable systems will be reduced from 162 to 18, increasing the average number of basic subscribers per headend from approximately 4,900 to approximately 44,400. We anticipate that our cable network upgrade program will be substantially completed by December 2003. We expect to spend approximately $60 million in the second half of 2001, and $150 million and $145 million in 2002 and 2003, respectively, to fund our capital expenditures for our cable systems, including our cable network upgrade program and network maintenance.

                                Business Strategy

         Our business strategy is to focus on providing entertainment, information and telecommunications services in non-metropolitan markets in the United States. The key elements of our business strategy are to:

  .      improve the operating and financial performance of our cable systems;

  .      develop efficient operating clusters;

  .      rapidly upgrade our cable network;

  .      introduce new and advanced broadband products and services; and

  .      maximize customer satisfaction to build customer loyalty.

                           The Financing Transactions

         We financed the aggregate purchase price of the AT&T systems, together with related fees and expenses and working capital, through a combination of:

   .     borrowings under our subsidiary credit facility;

   .     an equity contribution by Mediacom Communications;

   .     a preferred equity investment by operating subsidiaries of Mediacom
         LLC; and

   .     the gross proceeds from the sale of the initial notes.

         The table below sets forth the sources and uses of funds in connection with the AT&T acquisitions.

                                                                     Amount
                                                                     ------
                                                                  (dollars in
                                                                   thousands)
Sources of Funds:
Subsidiary credit facility(a):
     Revolving credit facility .............................        $ 55,000
     Tranche A term loan facility ..........................         300,000
     Tranche B term loan facility ..........................         500,000
From Mediacom Communications(b) ............................         752,600
Preferred equity investment(c) .............................         150,000
Sale of the initial notes ..................................         400,000
                                                                    --------
     Total sources .........................................      $2,157,600
                                                                  ==========

Uses of Funds:
Acquisitions of the AT&T systems:
     Iowa ..................................................      $1,373,800
     Missouri ..............................................         308,100
     Georgia ...............................................         294,600
     Illinois ..............................................         125,000
Working capital ............................................           6,800
Fees and expenses(d) .......................................          49,300
                                                                      ------
     Total uses ............................................      $2,157,600
                                                                  ==========
----------
(a) Our subsidiary credit facility is a $1.4 billion credit facility, consisting of a $600.0 million revolving credit facility, a $300.0 million tranche A term loan and a $500.0 million tranche B term loan. See "Description of Subsidiary Credit Facility."

(b) Consists of (i) approximately $627.6 million of gross proceeds from the June 2001 offerings by Mediacom Communications of Class A common stock and convertible notes and (ii) $125.0 million borrowed under Mediacom LLC's subsidiary credit facilities. Of such amounts, $725.0 million was contributed to the member's equity of Mediacom Broadband LLC, net of $27.6 million of underwriting commissions and other fees and expenses incurred by Mediacom Communications.

(c) Consists of 12% preferred members' interests which pay quarterly cash dividends. Funds for the preferred equity investment were borrowed under Mediacom LLC's subsidiary credit facilities.

(d) Includes expenses related to the AT&T acquisitions, underwriting commissions, initial purchasers' discounts and other fees and expenses related to the financing transactions, including the $27.6 million described in note (b) above.

                           Principal Executive Offices

     Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941. Our telephone number is (845) 695-2600.

                                Initial Offering

     The initial notes were originally issued by Mediacom Broadband LLC and Mediacom Broadband Corporation on June 29, 2001 in a private offering. We are parties to a registration rights agreement with the initial purchasers of the initial notes pursuant to which we agreed, among other things, to file a registration statement with respect to the exchange notes on or before December 26, 2001 and to use our best efforts to have the registration statement declared effective by April 25, 2002.

                               Recent Developments

     We utilize Excite@Home to provide our customers with high-speed Internet service. On September 28, 2001, Excite@Home filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in San Francisco. At the same time, Excite@Home announced the sale of essentially all of its broadband Internet access business assets and related services to AT&T Corp., subject to court approval. On October 10, 2001, we were informed by Excite@Home that it would no longer add new customers to its broadband Internet access system. In addition, Excite@Home filed a motion to reject or terminate its agreements with all cable companies, including Excite@Home's understanding with us. On October 17, 2001, our manager entered into a letter agreement with Excite@Home under which Excite@Home agreed to add new customers and provide service to new and existing customers through November 30, 2001. Excite@Home announced that it would temporarily withdraw its motion to reject or terminate agreements with respect to any cable company that signed a letter agreement. On October 19, 2001, a committee composed of the bondholders of Excite@Home filed a motion with the bankruptcy court to compel Excite@Home to stop providing services to its cable customers unless the cable companies agree to better terms or buy the company at a price acceptable to the creditors. Furthermore, Excite@Home recently filed a similar motion with the bankruptcy court seeking to stop providing services to its cable customers. These motions are scheduled to be heard on November 30, 2001. We intend to vigorously oppose these motions.

     Our manager is currently exploring options that will enable us to continue to provide high-speed Internet service. These options include extending our agreement with Excite@Home, establishing a relationship with other providers of high-speed Internet service or developing the infrastructure and expertise necessary to provide the service ourselves. There can be no assurance that we will be able to continue to provide high-speed Internet service to our customers without disruptions.

                           Summary of Exchange Offer

         We are offering to exchange $400.0 million aggregate principal amount of our exchange notes for $400.0 million aggregate principal amount of our initial notes. To exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes, subject to certain restrictions, that are validly tendered and not validly withdrawn.

Expiration..............................  Date The exchange offer will expire at
                                          5:00 p.m., New York City time, on
                                          December 11, 2001, unless we extend
                                          it.

Registration Rights Agreement...........  You have the right, subject to certain restrictions, to
                                          exchange the initial notes that
                                          you hold for exchange notes that
                                          are substantially identical in
                                          all material respects to the
                                          initial notes, except that the
                                          cash interest rate step-up
                                          provisions shall be modified or
                                          eliminated, as appropriate. This
                                          exchange offer is intended to
                                          satisfy these rights. Once the
                                          exchange offer is complete, you
                                          will no longer be entitled to
                                          any exchange or registration
                                          rights with respect to your
                                          initial notes.
Accrued Interest on the Exchange Notes
and Initial Notes.......................  The exchange notes will bear interest from their issuance
                                          date. Holders of initial notes
                                          which are accepted for exchange
                                          will receive, in cash, accrued
                                          and unpaid interest on the
                                          initial notes to, but not
                                          including, the issuance date of
                                          the exchange notes. Such
                                          interest will be paid with the
                                          first interest payment on the
                                          exchange notes.

Conditions to the Exchange Offer........  The exchange offer is subject to customary conditions, which we may
                                          waive. You should read the discussion
                                          under "Exchange Offer--Conditions to
                                          the Exchange Offer" for more
                                          information regarding conditions of
                                          the exchange offer.

Procedures for Tendering Initial Notes..  If you are a holder of initial notes and wish to accept the
                                          exchange offer, you must either:

                                          .        complete, sign and date
                                                   the accompanying letter
                                                   of transmittal, or a
                                                   facsimile of the letter
                                                   of transmittal; or

                                          .        arrange for The
                                                   Depository Trust Company
                                                   to transmit required
                                                   information to the
                                                   exchange agent in
                                                   connection with a
                                                   book-entry transfer.

                                          The exchange agent must receive
                                          such documentation or information
                                          and your initial notes on or prior
                                          to the expiration date at the
                                          address set forth in the section of
                                          this prospectus entitled "Exchange
                                          Offer--Exchange Agent."


Representation Upon Tender..............  By tendering your initial notes in this manner, you will be
                                          representing, among other things,
                                          that:

                                                  .    the exchange notes you
                                                       acquire in the exchange
                                                       offer are acquired in the
                                                       ordinary course of your
                                                       business;

                                                  .    you have no arrangement
                                                       or understanding with any
                                                       person to participate, in
                                                       the distribution of the
                                                       exchange notes issued to
                                                       you in the exchange
                                                       offer; and

                                                  .    you are not a party
                                                       related to us.

Procedures for Beneficial Owners................  If you are the beneficial owner of initial notes
                                                  registered in the name of a
                                                  broker, dealer or other
                                                  nominee and you wish to tender
                                                  your initial notes, you should
                                                  contact the person in whose
                                                  name your initial notes are
                                                  registered and promptly
                                                  instruct the person to tender
                                                  on your behalf within the time
                                                  period set forth in the
                                                  section of this prospectus
                                                  entitled "Exchange Offer."

Procedures for Broker-Dealers...................  Each broker-dealer that receives exchange notes for
                                                  its own account in exchange
                                                  for initial notes, where such
                                                  initial notes were acquired by
                                                  such broker-dealer as a result
                                                  of market-making activities or
                                                  other trading activities, must
                                                  acknowledge that it will
                                                  deliver a prospectus in
                                                  connection with any resale of
                                                  such exchange notes. See "Plan
                                                  of Distribution".

Material U.S. Federal Tax Consequences..........  The exchange of initial notes for exchange notes will not
                                                  result in any gain or loss to
                                                  you for U.S. federal income
                                                  tax purposes. Your holding
                                                  period for the exchange notes
                                                  will include the holding
                                                  period for the initial notes
                                                  and your adjusted tax basis of
                                                  the exchange notes will be the
                                                  same as your adjusted tax
                                                  basis of the initial notes at
                                                  the time of the exchange. For
                                                  additional information, you
                                                  should read the discussion
                                                  under "U.S. Federal Tax
                                                  Considerations."

Failure to Exchange Will Affect You Adversely...  Initial notes that are not tendered, or that are tendered
                                                  but not accepted, will be
                                                  subject to the existing
                                                  transfer restrictions on the
                                                  initial notes after the
                                                  exchange offer and, subject to
                                                  certain exceptions, we will
                                                  have no further obligation to
                                                  register the initial notes
                                                  under the Securities Act of
                                                  1933. If you do not
                                                  participate in the exchange
                                                  offer, the liquidity of your
                                                  initial notes could be
                                                  adversely affected. See "Risk
                                                  Factors-Your failure to
                                                  participate in this exchange
                                                  offer will have adverse
                                                  consequences."

Guaranteed Delivery Procedures..................  If you wish to tender your initial notes and time will
                                                  not permit your required
                                                  documents to reach the
                                                  exchange agent by the
                                                  expiration date, or the
                                                  procedure for book-entry
                                                  transfer cannot be completed
                                                  on or prior to the expiration
                                                  date, you may tender your
                                                  initial notes according to the
                                                  guaranteed delivery procedures
                                                  set forth in the section of
                                                  this prospectus entitled
                                                  "Exchange Offer--Guaranteed
                                                  Delivery Procedure."

Acceptance of Initial Notes; Delivery of
Exchange Notes................................   Subject to customary
                                                 conditions, we will accept
                                                 initial notes which are
                                                 properly tendered in the
                                                 exchange offer and not
                                                 withdrawn, before 5:00 p.m.,
                                                 New York City time, on the
                                                 expiration date of the
                                                 exchange offer. The exchange
                                                 notes will be delivered as
                                                 promptly as practicable
                                                 following the expiration date.

Use of Proceeds...............................   We will not receive any
                                                 proceeds from the exchange
                                                 offer.

Exchange Agent................................   The Bank of New York is the
                                                 exchange agent for the
                                                 exchange offer.

                                  The Offering

         For a more complete description of the terms of the notes, see "Description of the Notes."

Issuers........................   Mediacom Broadband LLC and Mediacom Broadband
                                  Corporation.

Securities Offered.............   $400,000,000 aggregate principal amount
                                  of 11% senior notes due 2013.

Maturity.......................   July 15, 2013.

Interest.......................   Interest on the notes will
                                  accrue at the rate of 11% per
                                  year, payable semiannually in
                                  cash in arrears on each
                                  January 15 and July 15,
                                  commencing January 15, 2002.

Ranking........................   The notes will be our senior unsecured
                                  obligations. They will:

                                  .    effectively rank behind
                                       any of our secured debt
                                       and all existing and
                                       future indebtedness and
                                       other liabilities of our
                                       subsidiaries;

                                  .    rank equally in right of
                                       payment to all of our
                                       unsecured debt that does
                                       not expressly provide
                                       that it is subordinated
                                       to the notes; and

                                  .    rank ahead of all our
                                       future debt that
                                       expressly provides that
                                       it is subordinated to the
                                       notes.

                                  As of June 30, 2001, after giving pro
                                  forma effect to the AT&T acquisitions
                                  and related financing activities, we had approximately $1,255.0 million of debt outstanding (including approximately
                                  $855.0 million of debt of our
                                  subsidiaries), and our subsidiaries had
                                  $545.0 million of unused credit
                                  commitments under their revolving credit facility.

                                  Neither our manager, any of our
                                  subsidiaries (other than Mediacom
                                  Broadband Corporation, the co-issuer of
                                  the exchange notes) nor any of our
                                  manager's other subsidiaries (including
                                  Mediacom LLC) will guarantee or
                                  otherwise be an obligor under the
                                  exchange notes.

Optional Redemption............   On or after July 15, 2006, we may redeem
                                  some or all of the exchange notes at any time at the redemption prices described in the section "Description of the Notes--Optional Redemption," plus accrued and unpaid interest to the date of redemption.



                                                             At any time prior to July 15, 2004, we may redeem up to
                                                             35% of the original principal amount of the exchange
                                                             notes with the net cash proceeds of certain equity
                                                             offerings at a redemption price equal to 111% of the
                                                             principal amount of exchange notes so redeemed, plus
                                                             accrued and unpaid interest to the date of redemption.
                                                             See "Description of the Notes--Optional Redemption."


Change of Control........................................    Upon a change of control, as defined under the section
                                                             entitled "Description of the Notes," you will have the
                                                             right, as a holder of exchange notes, to require us to
                                                             repurchase your exchange notes at a repurchase price
                                                             equal to 101% of their principal amount, plus accrued
                                                             and unpaid interest to the date of repurchase.


Restrictive Covenants ...................................    The indenture governing the exchange notes contain certain covenants that limit, among otherthings, our ability and the ability of our restricted subsidiaries to:

                                                                  .   incur additional debt;

                                                                  .   pay dividends on our equity interests or
                                                                      repurchase our equity interests;

                                                                  .   make certain investments;

                                                                  .   enter into certain types of transactions with
                                                                      affiliates;

                                                                  .   limit dividends or other payments by our
                                                                      restricted subsidiaries to us;

                                                                  .   use assets as security in other transactions;
                                                                      and

                                                                  .   sell certain assets or merge with or into other
                                                                      companies.

                                                             These restrictive covenants are subject to a number of
                                                             important qualifications. For more details, see
                                                             "Description of the Notes--Covenants."

    Summary Historical Combined Financial and Other Data of the AT&T Systems

     The following summary historical combined financial and other data of the AT&T systems have been derived from and should be read in conjunction with "Selected Historical Combined Financial and Other Data of the AT&T Systems" and the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) included elsewhere in this prospectus.



                                                         Period
                                                          from           Period from
                                            Year        January 1          March 1      Year Ended
                                            Ended        Through          Through       December         Six Months Ended June 30,
                                          December 31, February 28,      December 31,       31,        ----------------------------
                                            1998          1999              1999            2000           2000         2001 (a)
                                         ----------    ----------       ----------     ----------      -----------    ------------
                                                                                                       (unaudited)     (unaudited)

                                                                      (dollars in thousands)

Statement of Operations
  Data:

Revenue ...............................    $ 368,290     $  63,335     $   336,571     $   439,541     $   212,460      $  229,991
Costs and expenses:
  Operating ...........................      165,519        31,500         168,582         223,530         105,399         124,419
  Selling, general and
       administrative .................       29,953         5,586          35,466          39,892          19,265          20,835
  Management fees .....................       12,778         1,927          13,440          22,267           8,951          15,815

  Depreciation and
       amortization ...................       63,786        10,831          90,166         137,182          66,918          76,975
  Restructuring charge ................           --            --              --              --              --             570
                                           ---------     ---------     -----------     -----------     -----------      ----------

Operating income (loss) ...............       96,254        13,491          28,917          16,670          11,927          (8,623)
Interest expense, net .................           --            --              --              --              --              --
Other expenses ........................           --            --              --              --              --              --
Gain on disposition of assets(b) ......           --            --              --              --              --          11,877
                                           ---------     ---------     -----------     -----------     -----------      ----------
Income before
  income taxes ........................       96,254        13,491          28,917          16,670          11,927           3,254
Provision for income
  taxes ...............................       38,905         5,440          11,620           6,646           4,767             959
                                           ---------     ---------     -----------     -----------     -----------      ----------
Net income ............................    $  57,349     $   8,051     $    17,297     $    10,024     $     7,160      $    2,295
                                           =========     =========     ===========     ===========     ===========      ==========
Balance Sheet Data (end of
  period):
Total assets ..........................    $ 933,530     $ 937,792    $ 2,306,050     $ 2,307,354      $ 2,313,086     $1,962,572
Total debt ............................           --            --             --              --               --             --
Total member's equity .................           --            --             --              --               --             --

Other Data:

System cash flow(c) ...................    $ 172,818     $  26,249     $   132,523     $   176,119     $    87,796     $    84,737
System cash flow margin(d) ............         46.9%         41.4%           39.4%           40.1%           41.3%           36.8%
EBITDA(e) .............................    $ 160,040     $  24,322     $   119,083     $   153,852     $    78,845     $    68,922
EBITDA margin(f) ......................         43.5%         38.4%           35.4%           35.0%           37.1%           30.0%
Net cash flows provided by (used in)
  operating activities ................    $  98,608     $  10,607     $    89,707     $   119,756     $    61,869     $   (40,883)
Net cash flows used in
  investing activities ................      (84,076)      (16,028)       (159,052)       (131,177)        (70,420)        (28,622)
Net cash flows (used in)
  provided by financing
  activities ..........................      (11,158)          (74)         77,695          14,493          12,655          69,926
Excess of earnings
  over fixed charges(g) ...............       96,254        13,491          28,917          16,670          11,927           3,254

                                                                                                    (notes on following page)

===================================================================================================================================

(a) The statement of operations data represents the historical revenue and costs and expenses of the Georgia, Illinois and Iowa systems for the six months ended June 30, 2001 and the Missouri systems through the date of acquisition (June 29, 2001) by Mediacom Broadband LLC. The balance sheet data represents the financial position of the Georgia, Illinois and Iowa systems as of June 30, 2001. The net assets of the Missouri systems were acquired by Mediacom Broadband LLC on June 29, 2001 for a purchase price of approximately $308.1 million. The acquisition was accounted for using the purchase method of accounting. See Note 1 to the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

(b) Represents the gain on disposition from the sale of the Missouri systems to Mediacom Broadband LLC on June 29, 2001 for cash proceeds of approximately $308.1 million.

(c) Represents EBITDA, as defined in note (e) below, before management fees. System cash flow:

         . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

(d)      Represents system cash flow as a percentage of revenue.

(e) Represents operating income (loss) before depreciation and amortization and restructuring charge. EBITDA:

         . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

(f)      Represents EBITDA as a percentage of revenue.

(g) For the purpose of this calculation, earnings are defined as net loss before taxes and fixed charges. Fixed charges represents total interest costs.

 Summary Historical and Unaudited Pro Forma Financial and Other Data of Mediacom
                                  Broadband LLC

         The following summary historical and unaudited pro forma financial and other data of Mediacom Broadband LLC have been derived from and should be read in conjunction with "Unaudited Pro Forma Financial Statements" and "Selected Historical Financial and Other Data of Mediacom Broadband LLC" and the historical financial statements of Mediacom Broadband LLC included elsewhere in this prospectus.


                                                    Period from
                                                     Inception
                                   Year Ended     (April 5, 2001)      Six Months
                                  December 31,    to June 30 2001    Ended June 30,
                                 2000 Pro Forma    Historical(a)     2001 Pro Forma
                                ----------------  ---------------   ---------------
                                  (unaudited)       (unaudited)       (unaudited)

                                               (dollars in thousands)
Statement of Operations Data:
Revenue ....................    $    439,541      $       213       $   230,204
Costs and expenses:
  Operating ................         223,530               86           124,505
  Selling, general and
    administrative .........          39,892               42            20,877
  Management fees ..........          22,267               --            15,815
  Depreciation and
    amortization ...........         247,140              150           123,574
  Restructuring charge .....              --               --               570
                                ----------------  ---------------   ---------------
Operating loss .............         (93,288)             (65)          (55,137)
Interest expense, net ......         119,225              244            53,338
Other expenses .............           2,725               --             1,703
                                ----------------  ---------------   ---------------
Loss before income taxes ...        (215,238)            (309)         (110,178)
Provision for income taxes .             250               --               125
Net loss ...................    $   (215,488)     $      (309)      $  (110,303)
                                ================  ===============   ===============
Dividends on preferred
  members' interests .......    $     18,000               --       $     9,000

Balance Sheet Data (end of
  period):
Total assets ...............                      $   737,919       $ 2,153,504
Total debt .................                          400,000         1,255,000
Preferred members' interests                               --           150,000
Total member's equity ......                          336,047           724,691

Other Data:
System cash flow(b) ........    $    176,119      $        85       $    84,822
System cash flow margin(c) .            40.1%            39.9%             36.8%
EBITDA(d) ..................    $    153,852      $        85       $    69,007
EBITDA margin(e) ...........            35.0%            39.9%             30.0%
Net cash flows provided by
  operating activities .....                      $       537
Net cash flows used in
  investing activities .....                         (308,116)
Net cash flows provided by
  financing activities .....                          726,246
Deficiency of earnings
  over fixed charges(f) ....    $   (215,238)     $      (309)      $  (110,178)

                                                       (notes on following page)

(a) Represents the financial statements of Mediacom Broadband LLC as of June 30, 2001 and for the period from inception (April 5, 2001) through June 30, 2001. Mediacom Broadband LLC acquired the Missouri systems from AT&T Broadband on June 29, 2001 for a purchase price of approximately $308.1 million. The acquisition was accounted for using the purchase method of accounting. For the period from inception
         (April 5, 2001) through June 29, 2001, Mediacom Broadband LLC did not conduct operations of its own.

(b) Represents EBITDA, as defined in note (d) below, before management fees. System cash flow:

         . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

(c)      Represents system cash flow as a percentage of revenue.

(d) Represents operating loss before depreciation and amortization and restructuring charge. EBITDA:

         . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

         . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

         . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

(e)      Represents EBITDA as a percentage of revenue.

(f) For the purpose of this calculation, earnings are defined as net loss before taxes and fixed charges. Fixed charges represents total interest costs.

                 Summary Historical Operating and Technical Data

     The table below sets forth summary historical operating and technical data of the AT&T systems as of June 30, 2001, except average monthly revenues per basic subscriber, which is presented for the three months ended June 30, 2001.


                                                                                            June 30, 2001
                                                                                            -------------

          Operating Data:

              Homes passed(a)..............................................................  1,407,000
              Basic subscribers(b).........................................................    800,000
              Basic penetration(c).........................................................       56.9%
              Premium service units(d).....................................................    959,500
              Premium penetration(e) ......................................................      119.9%
              Average monthly revenues per basic subscriber(f).............................     $47.64

           Digital Cable:

              Digital-ready basic subscribers(g)...........................................    770,000
              Digital customers............................................................    210,000
              Digital penetration(h).......................................................       27.3%

           Data:

              Data-ready homes passed(i)...................................................    650,000
              Data-ready homes marketed(j).................................................    580,000
              Cable modem customers........................................................     62,000
              Data penetration(k)..........................................................       10.7%

           Cable Network Data:

              Miles of plant...............................................................     19,000
              Density(l)...................................................................         74
              Number of headends...........................................................        162
              Number of headends upon completion of upgrades(m)............................         18
              Percentage of cable network at 550MHz to 870MHz..............................         50%


                                                                               (notes on following page)

            Notes to Summary Historical Operating and Technical Data

(a) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.

(b) Represents subscribers of a cable television system who generally receive a package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television programming services and who are usually charged a flat monthly rate for a number of channels.

(c) Represents basic subscribers as a percentage of total number of homes passed.

(d) Represents the number of subscriptions to premium services, including those subscriptions by digital customers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.

(e) Represents premium service units as a percentage of the total number of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.

(f) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.

(g) A subscriber is digital-ready if the subscriber is in a cable system where digital cable service is available.

(h) Represents digital customers as a percentage of digital-ready basic subscribers.

(i) A home passed is data-ready if it is in a cable system with two-way communications capability.

(j) Represents data-ready homes passed where cable modem service is available.

(k) Represents the number of total cable modem customers as a percentage of total data-ready homes marketed.

(l)      Represents homes passed divided by miles of plant.

(m) Represents an estimate based on our current headend consolidation plan, which we expect to substantially complete by December 2003.

                                  RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this prospectus before tendering your initial notes in exchange for exchange notes.

        Your failure to participate in this exchange offer will have adverse consequences.

        Holders of initial notes who do not tender their initial notes in exchange for exchange notes pursuant to this exchange offer will continue to be subject to the restrictions on transfer of the initial notes as a consequence of the issuance of the initial notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. In general, initial notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will register the initial notes under the Securities Act.

        Because of the lack of a public market for the exchange notes, you may not be able to sell your exchange notes at all or at an attractive price.

        The exchange notes are a new issue of securities with no existing trading market. We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they will be eligible for trading on the PORTAL system. While several financial companies have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market making at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. As a result, we cannot assure you that an active trading market will develop for the exchange notes or, if one does develop, that it will be maintained.

        The liquidity of the trading market in the exchange notes, if any active trading market develops, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the exchange notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance. Accordingly, we cannot assure you as to the liquidity of the market for the exchange notes or the prices at which you may be able to sell the exchange notes.

        Our substantial amount of debt could impair our financial health and prevent us from fulfilling our obligation under the notes.

        We have a significant amount of debt. The following chart shows important credit statistics and is presented on a pro forma basis which gives effect to our acquisitions of the AT&T systems and related financing activities described in this prospectus and the application of the proceeds as described in this prospectus:

                                                                                           Pro Forma as of
                                                                                            June 30, 2001
                                                                                        ----------------------
                                                                                        (dollars in thousands)
        Total debt --------------------------------------------------------------------     $   1,255,000
        Member's equity ---------------------------------------------------------------           724,691
        Debt to equity ratio-----------------------------------------------------------             1.73x


        On a pro forma basis, our earnings would have been inadequate to cover fixed charges by approximately $110.2 million for the six months ended June 30, 2001. The debt to equity ratio provided above is often used by investors to evaluate a company's capital structure and its ability to make payments on its debt.

         Our high level of debt and our debt service obligations could have material consequences, including:

     . we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

     . we may need to use a large portion of our revenues to pay interest on our indebtedness, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

     . some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

     . we may be more vulnerable to economic downturns and adverse developments in our business;

     . we may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services;

     . we may be at a disadvantage when compared to those of our competitors that have less debt; and

     .   we may not be able to implement our business strategy.

     Any inability to repay our debt or obtain additional financing, as needed, could adversely affect our business, financial condition and results of operations.

     A default under the indenture governing the exchange notes or under our subsidiary credit facility could result in an acceleration of our indebtedness or a foreclosure on the membership interests of our operating subsidiaries, which would have a material adverse effect on our business, financial condition and results of operations.

     The indenture governing the exchange notes and the loan agreement governing our subsidiary credit facility contain numerous financial and operating covenants. The breach of any of these covenants will result in a default under the indenture or loan agreement which could result in the indebtedness under our indenture or loan agreement becoming immediately due and payable. If this were to occur, we would be unable to adequately finance our operations. In addition, a default under our indenture or the loan agreement governing our subsidiary credit facility could result in a default or acceleration of our other indebtedness subject to cross-default provisions. If this occurs, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us. The membership interests of our operating subsidiaries are pledged as security under our subsidiary credit facility. A default under our subsidiary credit facility could result in a foreclosure by the lenders on the membership interests pledged under such facility. Because we are dependent upon our operating subsidiaries for all of our revenues, a foreclosure by the lenders under our subsidiary credit facility would have a material adverse effect on our business, financial condition and results of operations.

     The historical financial information for the AT&T systems included in this prospectus may not be representative of our results as an independent company.

     Except as noted in the next sentence, for the periods during which financial statements of the AT&T systems are presented in this prospectus, the AT&T systems operated as fully integrated businesses of AT&T Broadband. On June 29, 2001, we acquired the Missouri systems. The AT&T systems combined financial statements (referred to as the Mediacom Systems Combined Financial Systems) have been derived from the financial statements and accounting records of AT&T Broadband and reflect significant assumptions and allocations. This historical financial information presents the business of the AT&T systems as if they had been a separate stand-alone enterprise. This information may not necessarily reflect what the results of operations, financial position and cash flows would have been during the periods presented if the businesses had been a separate, stand-alone entity during the periods presented and may not be indicative of our future results of operations, financial position and cash flows.

    In particular, the costs during the periods presented were based on internal cost allocation methods determined by AT&T Broadband. Much of the costs are for services provided by AT&T Broadband and its affiliates. The AT&T systems have relied on AT&T Broadband and its related companies for providing certain administrative, management and other services. These costs do not necessarily represent what our actual costs would have been if we had operated the AT&T systems as a stand-alone company and performed these services ourselves or if we had purchased these services from independent parties. Further, these costs may not be indicative of what our actual costs will be going forward. In addition, the financial statements of the AT&T systems include certain assets, liabilities, revenues and expenses which were not historically recorded at the level of, but are associated with, the AT&T systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Moreover, the historical financial statements of the AT&T systems reflect the results of operations, cash flows and financial condition of a mature cable television business with no debt. We incurred significant amounts of debt in order to fund the acquisitions of the AT&T systems. In addition, a primary component of our business strategy is to make significant capital expenditures, financed in part with additional debt, in order to upgrade our network to allow us to offer advanced broadband products and services, including digital cable and cable modem services, to substantially all of our customers.

     Accordingly, the historical financial information of the AT&T systems included in this prospectus is not necessarily indicative of our future results of operations, cash flows and financial condition.

     We expect to continue to incur net losses and we may not be profitable in the future.

     We expect to continue to incur net losses in the future. The principal reasons for such expected net losses include the depreciation and amortization expenses associated with the initial acquisitions of the AT&T systems and the planned capital expenditures related to expanding and upgrading our cable systems, as well as interest costs associated with borrowed money.

     The terms of our indebtedness could materially limit our financial and operating flexibility.

    Several of the covenants contained in the indenture governing the exchange notes and contained in the agreement governing our subsidiary credit facility could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:

     .    incur additional indebtedness;

     .    create liens and other encumbrances;

     . pay dividends and make other payments, investments, loans and guarantees;

     .    enter into transactions with related parties;

     . sell or otherwise dispose of assets and merge or consolidate with another entity;

     .    repurchase or redeem capital stock or debt;

     .    pledge assets; and

     .    issue capital stock.

     Complying with these covenants could cause us to take actions that we otherwise would not take or cause us not to take actions that we otherwise would take.

         We may not be able to obtain additional capital to continue the development of our business.

         Our business requires substantial capital for the upgrade, expansion and maintenance of our cable systems. We may not be able to obtain the funds necessary to finance our capital improvement program through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our growth would be adversely affected.

         If we are unable to successfully implement our business strategy, our business, financial condition and results of operations could be adversely affected.

         The implementation of our business strategy will place significant demands on our and our manager's management and operational, financial and marketing resources. We cannot assure you that we or our manager will be successful in operating our cable systems. The successful implementation of our business strategy involves the following principal risks which could materially adversely affect our business, financial condition and results of operations:

         . the operation of our cable systems places significant demands on our manager's management team and may result in significant unexpected operating difficulties, liabilities or contingencies;

         . our manager may be unable to recruit additional qualified personnel which may be required to integrate and manage our cable systems; and

         . some of our manager's operational, financial and management systems may be incompatible with or inadequate to effectively implement our business strategy.

         In addition, each of the above risks may apply to any future acquisition of cable systems.

         If we are unsuccessful in further introducing new and advanced broadband products and services, our profitability could be adversely affected.

         We expect that a substantial portion of our future growth will be achieved through revenues from new and advanced broadband products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. The roll-out of advanced broadband products and services may be limited by the availability of certain equipment, in particular, digital set-top terminals and cable modems.

         If the current supplier of high-speed Internet service to our customers is unable or refuses to continue to provide this service, our ability to obtain additional revenues from offering this service will be impaired.

         We utilize Excite@Home to provide our customers with high-speed Internet service. On September 28, 2001, Excite@Home filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in San Francisco. At the same time, Excite@Home announced the sale of essentially all of its broadband Internet access business assets and related services to AT&T Corp., subject to court approval. On October 10, 2001, we were informed by Excite@Home that it would no longer add new customers to its broadband Internet access system. In addition, Excite@Home filed a motion to reject or terminate its agreements with all cable companies, including Excite@Home's understanding with us. On October 17, 2001, our manager entered into a letter agreement with Excite@Home under which Excite@Home agreed to add new customers and provide service to new and existing customers through November 30, 2001. Excite@Home announced that it would temporarily withdraw its motion to reject or terminate agreements with respect to any cable company that signed a letter agreement. On October 19, 2001, a committee composed of the bondholders of Excite@Home filed a motion with the bankruptcy court to compel Excite@Home to stop providing services to its cable customers unless the cable companies agree to better terms or buy the company at a price acceptable to the creditors. Furthermore, Excite@Home recently filed a similar motion with the bankruptcy court seeking to stop providing services to its cable customers. These motions are scheduled to be heard on November 30, 2001. We intend to vigorously oppose these motions.

         Our manager is currently exploring options that will enable us to continue to provide high-speed Internet service. These options include extending our agreement with Excite@Home, establishing a relationship with other providers of high-speed Internet service or developing the infrastructure and expertise necessary to provide the service ourselves. There are a limited number of providers of high-speed Internet service and demand for skilled employees in this field is high. We may not be able to obtain this service from another provider on acceptable terms, if at all. Furthermore, we may not be able to successfully develop the infrastructure and expertise to offer this service ourselves in an acceptable period of time or at an acceptable cost. The transition from Excite@Home to a new provider may result in service interruptions to our existing high-speed Internet service customers and may delay a roll-out of this service to new customers, which could have a material adverse effect on our ability to implement our business strategy and on our business and operations.

         Our programming costs may increase significantly and we may not be able to pass these costs on to our customers, which could materially adversely affect our profitability.

         We believe that programming costs for our cable systems will increase by up to $7.8 million per annum because certain volume discounts historically received by such cable systems from AT&T Broadband are not available under our manager's existing arrangements with programming suppliers. In addition, in recent years the cable television industry has experienced a rapid escalation in the cost of programming, particularly sports programming. The escalation in programming costs may continue, and we may not be able to pass programming cost increases on to our customers. Furthermore, as we upgrade the number of channels that we provide to our customers and add programming to our basic and expanded basic programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. Other costs in operating our cable systems may also increase significantly. The inability to pass these cost increases on to our customers could materially adversely affect our profitability.

         Our construction costs may increase significantly, which could adversely affect our growth and profitability.

         The expansion and upgrade of our cable systems requires us to hire and enter into construction agreements with contractors. The growth and consolidation of the cable television industry has created an increasing demand for cable construction services, which has increased the costs of these services. As a result, our construction costs may increase significantly. In addition, we may not be able to construct new cable systems or expand or upgrade existing or acquired cable systems in a timely manner or at a reasonable cost, which may adversely affect our growth and profitability.

         If we are unable to obtain necessary equipment and software from our suppliers, our ability to offer our products and services and roll-out advanced broadband products and services may be impaired.

         We depend on third-party suppliers for the set-top converter boxes, fiber-optic cable and other equipment and software necessary for us to provide both analog and digital cable services. This equipment and software is available from a limited number of suppliers. We do not expect to carry significant inventories of equipment. If there are delays in obtaining software or demand for equipment exceeds our inventories and we are unable to obtain software and equipment on a timely basis and at an acceptable cost, our ability to offer our products and services and roll-out advanced broadband products and services may be impaired. In addition, if there are no suppliers that are able to provide set-top converter boxes that comply with evolving Internet and telecommunications standards or that are compatible with other equipment and software that we use, our business, financial condition and results of operations could be materially adversely affected.

         We had no operating history prior to June 29, 2001, which may lead to risks or unanticipated expenses similar to those of a start-up company.

         We began operations as a stand-alone company on June 29, 2001, the date we closed the acquisition of the Missouri cable systems from AT&T Broadband. The operation of the AT&T systems as a stand-alone business is likely to lead to a number of transitional issues relating to, among other things, the collection of accurate data regarding, but not limited to, our number of subscribers and our billing relationships. These issues could lead to a decrease in our revenues, an increase in our expenses or a delay in our network upgrade.

         We depend on our manager for the provision of essential management functions.

         We do not have separate senior management and are dependent on our manager for the operation of our business. Our manager also manages Mediacom LLC's operating subsidiaries. Following the completion of our acquisitions of the AT&T systems, the number of customers served by the cable systems managed by our manager increased significantly and our manager continues to devote a significant portion of its personnel and other resources to the management of Mediacom LLC's cable systems. As a result, the attention of our manager's senior executive officers may be diverted from the management of our cable systems and the allocation of resources between our cable systems and Mediacom LLC's cable systems could give rise to conflicts of interest.

     The successful execution of our business strategy depends on the ability of our manager to efficiently manage our cable systems. In addition, we are also dependent on our manager to operate Mediacom LLC's cable systems effectively in order to enable us to achieve operating synergies, such as the joint purchasing of programming, expected to result from the AT&T acquisitions. Mediacom LLC's operating subsidiaries have substantial indebtedness that, among other things, could make our manager more vulnerable to economic downturns and to adverse developments in its business. Although our manager has advised us that it currently intends to charge management fees to our operating subsidiaries in an amount equal to the corporate expenses it will incur to manage our cable systems, which it currently estimates will equal approximately 1.5% of the revenue of our cable systems, we cannot assure you that it will not exercise its right under its management agreements with our operating subsidiaries to increase the management fees, which under such agreements may not exceed 4.0% of each subsidiary's gross operating revenues. If our manager were to experience any material adverse change in its business, the risks described in this risk factor could intensify and our business, financial condition and results of operations could be materially adversely affected.

     If our manager were to lose members of its senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

     If any member of our manager's senior management team ceases to participate in our business and operations, our profitability could suffer. Our success is substantially dependent upon the retention of, and the continued performance by, our manager's senior management, including Rocco B. Commisso, its Chairman and Chief Executive Officer. Our manager has not entered into an employment agreement with Mr. Commisso. Neither we nor our manager currently maintains key man life insurance on Mr. Commisso.

     Our business could be adversely affected by labor disputes.

     Approximately 6.9% of our cable systems' employees are represented by unions but are not covered by any collective bargaining agreements. Under the asset purchase agreements relating to our acquisitions of the AT&T systems, we were not required to assume any obligations under any collective bargaining agreements existing prior to such acquisitions. However, we are required to negotiate in good faith with the labor unions regarding new labor contracts. We cannot assure you that any negotiations we may undertake with such unions will result in outcomes satisfactory to us. We also cannot assure you that we will not experience work stoppages, strikes or slowdowns. A prolonged work stoppage, strike or slowdown could have a material adverse effect on our business.

     The Chairman and Chief Executive Officer of Mediacom Communications has the ability to control all major corporate decisions, which could inhibit or prevent a change of control or change in management.

     Rocco B. Commisso, the Chairman and Chief Executive Officer of Mediacom Communications, controls approximately 76.4% of the combined voting power of its common stock. As a result, Mr. Commisso will generally have the ability to control the outcome of all matters requiring stockholder approval, including the election of its entire board of directors, the approval of any merger or consolidation and the sale of all or substantially all of its assets.

Risks Related to Our Industry

     Our cable television business is subject to extensive governmental legislation and regulation.

     The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial and administrative proceedings and legislative and administrative proposals. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state and local laws. The results of these judicial and administrative proceedings and legislative activities may materially affect our business operations. We cannot predict whether any of the markets in which we operate will expand the regulation of our cable systems in the future or the impact that any such expanded regulation may have upon our business.

     We operate in a very competitive business environment.

     The communications industry in which we operate is highly competitive and is often subject to rapid and significant changes and developments in the marketplace and in the regulatory and legislative environment. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater resources and operating capabilities, greater brand name recognition and long-standing relationships with regulatory authorities. The traditional cable television business of our cable systems faces direct competition from other cable television operators, telephone companies, and, most significantly, from direct broadcast satellite operators. Our high-speed Internet service is subject to competition from telephone companies using digital subscriber line technology, direct broadcast satellite operators and other Internet service providers. We also face competition from over-the-air television and radio broadcasters and from other communications and entertainment media such as movie theaters, live entertainment and sports events, newspapers and home video products.

     We expect that future advances in communications technology could lead to the introduction of new competitors, products and services that may compete with our business. We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, if we expand and introduce new and enhanced telecommunications services, our cable systems will be subject to competition from new and established telecommunications providers. We cannot predict the extent to which competition may effect the business and operations of our cable systems in the future.

     Our cable systems' franchises are non-exclusive and local franchising authorities may grant competing franchises in our markets.

     Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. As a result, competing cable operators and other potential competitors, such as telephone companies and investor-owned municipal utility providers, may be granted franchises and may build cable systems in markets served by our cable systems. Any such competition could adversely affect our business, financial condition and results of operations. The existence of multiple cable systems in the same geographic area is generally referred to as an overbuild. As of June 30, 2001, approximately 10.4% of the homes passed by the AT&T systems were overbuilt by other cable operators. We cannot assure you that competition will not develop in other markets that we serve.

     We may be required to provide access to our cable network to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.

     The U.S. Congress, the Federal Communications Commission and some state legislatures and local franchising authorities have been asked to require cable operators to provide access over their cable systems to other Internet service providers. If we are required to provide open access, it could prohibit us from entering into agreements with Internet service providers, adversely impact our anticipated revenues from high-speed Internet access services and complicate marketing and technical issues associated with the introduction of these services. To date, the U.S. Congress, the Federal Communications Commission and various state legislatures considering the issue have declined to impose these requirements. This same open access issue is currently being considered by some local franchising authorities and several courts. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue.

     The cost of attaching our facilities to poles owned by utilities may increase significantly.

     Cable television companies pay fees to electric and telephone utility companies for the use of space to affix their lines and associated equipment on the utilities' poles and in their underground conduits. The rates, terms and conditions of cable operators' attachments are regulated at the federal level unless state authorities regulate such matters, as is the case in certain states in which we operate. At the federal level, there is one rate formula for cable television systems and another formula, which produces somewhat higher rates, for telecommunication providers and cable systems which offer telecommunication services. The U.S. Supreme Court is reviewing an adverse federal appellate court ruling that eliminated federal jurisdiction and oversight of pole and conduit attachment rates for cable operators that provide commingled cable television and high-speed Internet access services over their cable facilities. If this case is affirmed, the rates for thousands of our pole attachments are likely to significantly increase and the other contractual terms and conditions of our pole and conduit attachments will likely become more burdensome.

     If we offer telecommunications services, we may become subject to additional regulatory burdens.

     If we provide telecommunications services over our communications facilities, we may be required to obtain additional federal, state and local permits or other governmental authorizations to offer these services. This process, together with accompanying regulation of these services, would place additional costs and regulatory burdens on us.

Risks Related to the Exchange Notes

     Our ability to incur additional debt in the future could increase the risks facing the holders of the exchange notes.

     We may incur substantial additional debt in the future, and we may do so in order to finance future acquisitions and investments. The terms of the indenture governing the exchange notes do not fully prohibit us or our subsidiaries from doing so. The addition of further debt to our current debt levels could intensify the leverage related risks that we now face. The indenture governing the exchange notes also permits us to incur certain additional debt which may be secured debt.

     The exchange notes are effectively subordinated to all debt and other liabilities of our subsidiaries.

     Mediacom Broadband LLC is a holding company. As a result, the exchange notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including debt under our subsidiary credit facility. If the maturity of the loans under our subsidiary credit facility were accelerated, our subsidiaries would have to repay all debt outstanding under that credit facility before they could distribute any assets or cash to us. Remedies to the lenders under our subsidiary credit facility could constitute events of default under the indenture governing the notes. If these remedies were exercised, the maturity of the exchange notes could be accelerated, and our subsidiaries' obligations under our subsidiary credit facility could also be accelerated. In such circumstances, there can be no assurance that our subsidiaries' assets would be sufficient to repay all of their debt and then to make distributions to us to enable us to meet our obligations under the indenture. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the exchange notes as to the assets of our subsidiaries. Additionally, any right we may have to receive assets of any of our subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent, if any, that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by us. As of June 30, 2001, on a pro forma basis after giving effect to our acquisitions of the AT&T systems and the other related financing activities, the aggregate amount of the debt and other liabilities of our subsidiaries as to which holders of the exchange notes would have been effectively subordinated was approximately $1.3 billion and our subsidiaries would have had approximately $545.0 million of unused credit commitments under the revolving credit portion of our subsidiary credit facility. Our subsidiaries may incur additional debt in the future and the exchange notes will be effectively subordinated to such debt.

     We have no operations and must rely on dividends from our subsidiaries to make payments on the exchange notes.

     We do not have any operations or assets other than our ownership of our subsidiaries. As a result, we must rely on dividends and other advances and transfers of funds from our subsidiaries to provide the funds necessary to make payments on the exchange notes.

     Our subsidiaries' ability to pay such dividends and make such advances and transfers will be subject to applicable state laws restricting the payment of dividends, and to restrictions in our subsidiary credit facility and other agreements governing debt of our subsidiaries. Our subsidiary credit facility imposes substantial restrictions on the ability of our subsidiaries to make distributions to us. Future borrowings by our subsidiaries can also be expected to contain restrictions or prohibitions on distributions by them to us.

     Our ownership interests in our subsidiaries are pledged as collateral under our subsidiary credit facility and may not be available to holders of the exchange notes.

     All of our ownership interests in our subsidiaries are pledged as collateral under our subsidiary credit facility. Therefore, if we are unable to pay principal or interest on the exchange notes, the ability of the holders of the exchange notes to proceed against the ownership interests in our subsidiaries to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under our subsidiary credit facility. Any action to proceed against such interests by or on behalf of the holders of exchange notes would constitute an event of default under our subsidiary credit facility entitling the lenders thereunder to declare all amounts owing thereunder to be immediately due and payable. In addition, as secured creditors, the lenders under our subsidiary credit facility would control the disposition and sale of our subsidiaries' interests after an event of default under our subsidiary credit facility and would not be legally required to take into account the interests of our unsecured creditors, such as the holders of the exchange notes, with respect to any such disposition or sale. There can be no assurance that our assets after the satisfaction of claims of our secured creditors would be sufficient to satisfy any amounts owing with respect the exchange notes.

     Our ability to purchase your exchange notes on a change of control may be limited.

     If we undergo a change of control, we may need to refinance large amounts of our debt, including our subsidiary credit facility, and we must offer to buy back the exchange notes for a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the exchange notes in that event, or that we will have sufficient funds to pay our other debts.

     In addition, our subsidiary credit facility prohibits our subsidiaries from providing us with funds to finance a change of control offer after a change of control until our subsidiaries have repaid in full their debt under our subsidiary credit facility. If we fail to repurchase the exchange notes upon a change of control, we will be in default under the indenture governing the exchange notes. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase requirements may delay or make it harder to obtain control of our company.

     The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because that kind of transaction may not involve any shift in voting power or beneficial ownership, or may not involve a shift large enough to trigger a change of control.

     You should not expect Mediacom Broadband Corporation to participate in making payments on the exchange notes.

     Mediacom Broadband Corporation is a wholly-owned subsidiary of Mediacom Broadband LLC that was incorporated to accommodate the issuance of the initial notes by Mediacom Broadband LLC. Mediacom Broadband Corporation does not have any operations or assets of any kind and does not and will not have any revenues other than as may be incidental to its activities as co-issuer of the exchange notes. You should not expect Mediacom Broadband Corporation to participate in servicing the interest or principal obligations on the exchange notes.

                           FORWARD-LOOKING STATEMENTS

          Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

     .    discuss our future expectations;

     . contain projections of our future results of operations or of our financial condition; or

     .    state other "forward-looking" information.

          We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the initial notes. We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

     We received gross proceeds of $400.0 million from the private offering of the initial notes. On July 18, 2001, we used net proceeds of approximately $391.0 million to pay a portion of the purchase price of the Georgia, Illinois and Iowa systems and related fees and expenses. We financed the purchase price of the AT&T systems, together with related fees and expenses and working capital, through a combination of:

     .    borrowings under our subsidiary credit facility;

     .    an equity contribution by Mediacom Communications;

     . a preferred equity investment by operating subsidiaries of Mediacom LLC; and

     .    the gross proceeds from the sale of the initial notes.

     The table below sets forth the sources and uses of funds in connection with the AT&T acquisitions.

                                                                   Amount
                                                             -------------------
                                                                (dollars in
                                                                 thousands)

        Sources of Funds:
        Subsidiary credit facility(a):
             Revolving credit facility                       $        55,000
             Tranche A term loan facility                            300,000
             Tranche B term loan facility                            500,000
        From Mediacom Communications(b)                              752,600
        Preferred equity investment(c)                               150,000
        Sale of the initial notes                                    400,000
                                                             -------------------
                          Total sources                      $     2,157,600
                                                             ===================

        Uses of Funds:

        Acquisitions of the AT&T systems:
             Iowa                                            $     1,373,800
             Missouri                                                308,100
             Georgia                                                 294,600
             Illinois                                                125,000
        Working capital                                                6,800
        Fees and expenses(d)                                          49,300
                                                             -------------------
                          Total uses                         $     2,157,600
                                                             ===================

----------
(a) Our subsidiary credit facility is a $1.4 billion credit facility, consisting of a $600.0 million revolving credit facility, a $300.0 million tranche A term loan and a $500.0 million tranche B term loan. See "Description of Subsidiary Credit Facility."
(b) Consists of (i) approximately $627.6 million of gross proceeds from the June 2001 offerings by Mediacom Communications of Class A common stock and convertible notes and (ii) $125.0 million borrowed under Mediacom LLC's subsidiary credit facilities. Of such amounts, $725.0 million was contributed to the member's equity of Mediacom Broadband LLC, net of $27.6 million of underwriting commissions and other fees and expenses incurred by Mediacom Communications.
(c) Consists of 12% preferred members' interests which pay quarterly cash dividends. Funds for the preferred equity investment were borrowed under Mediacom LLC's subsidiary credit facilities.
(d) Includes expenses related to the AT&T acquisitions, underwriting commissions, initial purchasers' discounts and other fees and expenses related to the financing transactions, including the $27.6 million described in note (b) above.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2001:

     .    on a historical basis, which includes:

          --   the offering of the initial notes,

          -- a $336.4 million equity contribution from Mediacom Communications and

          --   the acquisition of the Missouri systems; and

     .    on a pro forma basis to give effect to:

          --   borrowings under our subsidiary credit facility,

          --   a $388.6 million equity contribution from Mediacom
               Communications,

          -- the preferred equity investment by operating subsidiaries of Mediacom LLC and

          --   the acquisitions of the Georgia, Illinois and Iowa systems.

     The table below should be read in conjunction with "Unaudited Pro Forma Financial Statements" included elsewhere in this prospectus.

                                                          As of June 30, 2001
                                                        ------------------------
                                                        Historical     Pro Forma
                                                        ----------     ---------
                                                         (dollars in thousands)
        Cash and cash equivalents ..................... $      --    $    5,462
        Restricted cash(a) ............................   418,667            --
                                                        =========    ==========
        Long-term debt:
             Subsidiary credit facility(b) ............        --       855,000
             11% senior notes due 2013 ................   400,000       400,000
                                                        ---------    ----------
                 Total long-term debt .................   400,000     1,255,000

        Preferred members' interests ..................        --       150,000

        Member's equity:
             Capital contribution .....................   336,356       725,000
             Accumulated deficit ......................      (309)         (309)
                                                        ---------    ----------
                 Total member's equity ................   336,047       724,691
                                                        ---------    ----------
                      Total capitalization ............ $ 736,047    $2,129,691
                                                        =========    ==========

----------
(a) On June 29, 2001, the net proceeds of approximately $391.0 million from the private offering of the initial notes, plus an additional $27.7 million representing the remainder of the 101% redemption amount and 120 days of accrued interest, were placed in an escrow account pending the completion of the acquisitions of the AT&T systems. On July 18, 2001, these funds were released from the escrow account and used to fund a portion of the purchase price and related fees and expenses of the Georgia, Illinois and Iowa systems.
(b) On a pro forma basis, we had approximately $545.0 million of unused credit commitments under our subsidiary credit facility as of June 30, 2001.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements of Mediacom Broadband LLC as of June 30, 2001 and for the six months then ended are based on the historical financial statements of Mediacom Broadband LLC and the AT&T systems. The unaudited pro forma statement of operations for the year ended December 31, 2000 is based solely on the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements). Mediacom Broadband LLC was formed in April 2001 and had no assets, liabilities, contingent liabilities or operations until June 29, 2001 when it acquired the Missouri systems from affiliates of AT&T Broadband. The unaudited pro forma financial statements give effect to the following transactions:

     . the acquisition of the Missouri systems on June 29, 2001 for a purchase price of approximately $308.1 million;

     . the acquisitions of the Georgia, Illinois and Iowa systems on July 18, 2001 for an aggregate purchase price of approximately $1.8 billion;

     .    borrowings of $855.0 million under our subsidiary credit facility;

     .    a $388.6 million equity contribution from Mediacom Communications; and

     . a $150.0 million preferred equity investment by operating subsidiaries of Mediacom LLC.

     The unaudited pro forma statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to each of these transactions as if they occurred on January 1, 2000. The unaudited pro forma balance sheet gives effect to these transactions as if they occurred on June 30, 2001 except for the acquisition of the Missouri systems on June 29, 2001.

     The Financial Accounting Standards Board has recently issued new accounting pronouncements Statement of Financial Accounting Standards No. 141, "Business Combinations" and Statement of Financing Accounting Standards No. 142, "Goodwill and Other Intangible Assets." For information on the impact of the new accounting standards, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Pronouncements" and footnotes (d) and (c) to the Unaudited Pro Forma Statements of Operations for the six months ended June 30, 2001 and for the year ended December 31, 2000, respectively.

     The acquisition of the Missouri systems on June 29, 2001 was accounted for using the purchase method of accounting. The unaudited pro forma financial statements give effect to the acquisitions of the Georgia, Illinois and Iowa systems under the purchase method of accounting. The allocation of the purchase price of the AT&T systems is subject to adjustment upon obtaining complete valuation information, and is subject to final purchase price adjustments. We do not believe that the adjustments resulting from the final allocation of the purchase price or any closing purchase price adjustments will have a material impact on our financial condition or results of operations.

     The unaudited pro forma financial statements do not purport to represent what the financial condition or results of operations of the AT&T systems would actually have been had the transactions described above occurred on the dates indicated or to project the results of operations or financial condition for any future period or date. You should read the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

                   Unaudited Pro Forma Statement of Operations

                     For the Six Months Ended June 30, 2001
                             (dollars in thousands)

                                                                  Mediacom                        Adjustments
                                                                Broadband LLC       AT&T         for the AT&T
                                                                Historical(a)    Combined(b)    Acquisitions(c)    Pro Forma
                                                                -------------    -----------    ---------------    ---------
Revenue .......................................................  $     213        $ 229,991       $        -       $  230,204
Costs and expenses:
     Operating ................................................         86          124,419                -          124,505
     Selling, general and administrative ......................         42           20,835                -           20,877
     Management fees ..........................................          -           15,815                -           15,815
     Depreciation and amortization ............................        150           76,975           46,449 (d)      123,574
     Restructuring charge .....................................          -              570                -              570
                                                                -------------    -----------    ---------------    ----------
Operating loss ................................................        (65)          (8,623)         (46,449)         (55,137)
Interest expense, net .........................................        244                -           53,094 (e)       53,338
Other expenses ................................................          -                -            1,703 (f)        1,703
Gain on disposition of assets .................................          -           11,877          (11,877)(g)            -
                                                                -------------    -----------    ---------------    ----------
Income (loss) before income taxes .............................       (309)           3,254         (113,123)        (110,178)
Income tax (benefit) provision ................................          -              959             (834)(h)          125
                                                                -------------    -----------    ---------------    ----------

Net income (loss) .............................................  $    (309)       $   2,295       $ (112,289)      $ (110,303)
                                                                =============    ===========    ===============    ==========
Dividends on preferred members' interests .....................  $       -        $       -       $    9,000 (i)   $    9,000


      See accompanying notes to unaudited pro forma statement of operations

              Notes to Unaudited Pro Forma Statement of Operations

                     For the Six Months Ended June 30, 2001

(a) Represents the historical statement of operations of Mediacom Broadband LLC for the period from inception (April 5, 2001) through June 30, 2001. Mediacom Broadband LLC did not conduct operations of its own prior to its acquisition of the Missouri systems on June 29, 2001.

(b) Represents the historical revenue and costs and expenses of the Georgia, Illinois and Iowa systems for the six months ended June 30, 2001 and the Missouri systems through the date of acquisition (June 29, 2001) by Mediacom Broadband LLC. See Note 1 to the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

(c) For the six months ended June 30, 2001, the historical combined costs and expenses of the AT&T systems were based on the cost structure existing under AT&T Broadband's ownership and management. However, upon completion of the AT&T acquisitions, certain costs and expenses changed under our ownership and management. For example, our manager replaced AT&T Broadband as the manager of the AT&T systems, and AT&T Broadband is no longer entitled to receive management fees from the AT&T systems. For the six months ended June 30, 2001, combined management fees for the AT&T systems represented 6.9% of the AT&T systems' combined revenue. By comparison for the same period our manager's corporate expenses represented 1.9% of its revenues, and our manager charged management fees to Mediacom LLC's operating subsidiaries in an amount equal to the same percentage of its operating subsidiaries' aggregate revenues. Upon completion of the AT&T acquisitions, the number of our manager's basic subscribers served more than doubled and our manager believes that its corporate expenses will not increase by the same relative amount. As a result, our manager expects to reduce its corporate expenses to approximately 1.5% of its revenues. Our manager has advised us that it currently intends to charge management fees to our operating subsidiaries in an amount equal to 1.5% of our combined revenue. These adjustments are not reflected in these unaudited pro forma financial statements.

     We believe that programming costs for the AT&T systems will initially increase by up to $7.8 million per annum because certain volume discounts historically received by the AT&T systems are not available under our manager's existing arrangements with programming suppliers. However, we believe that we will be able to immediately achieve certain additional cost savings relating to plant operations, employee costs and billing expenses. We believe that these savings will substantially offset the increase to programming costs that we initially expect to incur. In addition, these cost savings do not include programming discounts our manager is negotiating as a result of the significant increase in the number of basic subscribers it serves following the completion of the AT&T acquisitions.

(d) Represents the increase to depreciation and amortization resulting from a preliminary allocation of the purchase price of the AT&T systems. Such allocations are subject to adjustments based upon the final appraisal information received by us. The table below sets forth the purchase price allocation of the combined AT&T systems:

                                                                                                        Amount
                                                                                                    ------------
                                                                                               (dollars in thousands)

            Property, plant & equipment ............................................................ $   556,400
            Intangibles ...........................................................................    1,545,100
            Other assets (deferred financing costs) ...............................................       20,699
            Acquisition costs .....................................................................        6,789
                                                                                                    ------------
        Total purchase and acquisition costs ...................................................... $  2,128,988
                                                                                                    ============
        Total pro forma depreciation and amortization ............................................. $    123,574
        Historical Mediacom Broadband LLC and combined AT&T systems depreciation
            and amortization ......................................................................      (77,125)
                                                                                                    ------------
        Increase to depreciation and amortization ................................................. $     46,449
                                                                                                    ============

     The average useful life used to calculate depreciation and amortization by category was as follows:

     Property and equipment--7 years
     Intangibles:
         Franchise licenses--15 years
         Subscriber lists--3 years
     Other assets (deferred financing costs)--over the life of debt

     Mediacom Broadband is currently assessing the impact of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." For further information relating to the new accounting pronouncement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Pronouncements."

(e) Represents the increase to interest expense resulting from the following indebtedness incurred to finance a portion of the purchase price of the AT&T systems, together with related fees and expenses and working capital:

     .    $855.0 million under our subsidiary credit facility; and

     .    $400.0 million in aggregate principal amount of initial notes.

     The table below sets forth the increase to interest expense based upon these assumptions.

                                                                      Amount
                                                                      ------
                                                                    (dollars in
                                                                     thousands)
     Subsidiary credit facility ................................... $   855,000
     Initial notes ................................................     400,000
                                                                    -----------
     Total principal ..............................................   1,255,000
     Weighted average interest rate of total pro forma debt .......         8.5%
                                                                    -----------
          Total pro forma interest expense ........................      53,338
          Less: Historical Mediacom Broadband LLC .................        (244)
                                                                    -----------
          Pro forma adjustment .................................... $    53,094
                                                                    ===========

     A 0.125% change in the interest rate on all of our variable rate debt would result in an increase or decrease in interest expense of $0.5 million.

(f) Represents an increase to other expenses due to commitment fees resulting from unused commitments under our subsidiary credit facility.

(g) Represents the elimination of the AT&T systems' gain on disposition of assets from the sale of the Missouri systems to Mediacom Boardband LLC on June 29, 2001.

(h) Represents reversal of net tax benefit historically recorded by the AT&T systems. Under our ownership, the AT&T systems are organized as limited liability companies and are subject to minimum income taxes.

(i) Adjustment reflects dividends on the $150.0 million preferred members' interests, based on an annual dividend rate of 12.0%, issued as part of the financing transactions described in this prospectus.

                   Unaudited Pro Forma Statement of Operations

                      For the Year Ended December 31, 2000
                             (dollars in thousands)

                                                                                        Adjustments
                                                                        AT&T           for the AT&T
                                                                     Combined(a)      Acquisitions(b)     Pro Forma
                                                                     -----------      ---------------     ---------
Revenue                                                              $  439,541        $       --       $  439,541
Costs and expenses:
     Operating ...................................                      223,530                --          223,530
     Selling, general and administrative .........                       39,892                --           39,892
     Management fees .............................                       22,267                --           22,267
     Depreciation and amortization ...............                      137,182           109,958 (c)      247,140
                                                                   ------------        -------------    ----------
Operating income (loss)...........................                       16,670          (109,958)         (93,288)
Interest expense, net ............................                           --           119,225 (d)      119,225
Other expenses ...................................                           --             2,725 (e)        2,725
                                                                   ------------        -------------    ----------
Income (loss) before income taxes ................                       16,670          (231,908)        (215,238)
Income tax provision (benefit) ...................                        6,646            (6,396)(f)          250
                                                                   ------------        ---- ---------   ----------
Net income (loss) ................................                    $  10,024        $ (225,512)      $ (215,488)
                                                                   ============        ==============   ==========
Dividends on preferred members' interests ........                          --         $   18,000 (g)   $   18,000

      See accompanying notes to unaudited pro forma statement of operations

              Notes to Unaudited Pro Forma Statement of Operations

                      For the Year Ended December 31, 2000

(a) Represents the historical revenue and costs and expenses of the AT&T systems for the year ended December 31, 2000. See Note 1 to the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

(b) For the year ended December 31, 2000, the historical combined costs and expenses of the AT&T systems were based on the cost structure existing under AT&T Broadband's ownership and management. However, certain costs and expenses are different under our ownership and management. For example, our manager replaced AT&T Broadband as the manager of the AT&T systems, and AT&T Broadband is no longer entitled to receive management fees from the AT&T systems. For the year ended December 31, 2000, combined management fees for the AT&T systems represented 5.1% of the AT&T systems' combined revenue. By comparison for the same period, our manager's corporate expenses represented 1.8% of its revenues, and our manager charged management fees to Mediacom LLC's operating subsidiaries in an amount equal to the same percentage of its operating subsidiaries' aggregate revenues. Upon completion of the AT&T acquisitions, the number of our manager's basic subscribers served more than doubled, and our manager believes that its corporate expenses will not increase by the same relative amount. As a result, our manager expects to reduce its corporate expenses to approximately 1.5% of its revenues. Our manager has advised us that it currently intends to charge management fees to our operating subsidiaries in an amount equal to 1.5% of our combined revenue. These adjustments are not reflected in these unaudited pro forma financial statements.

     We believe that programming costs for the AT&T systems will initially increase by up to $7.8 million per annum because certain volume discounts historically received by the AT&T systems are not available under our manager's existing arrangements with programming suppliers. However, we believe that we will be able to immediately achieve certain additional cost savings relating to plant operations, employee costs and billing expenses. We believe that these savings will substantially offset the increase to programming costs that we initially expect to incur. In addition, these cost savings do not include programming discounts our manager is negotiating as a result of the significant increase in the number of basic subscribers it serves following the completion of the AT&T acquisitions.

(c) Represents the increase to depreciation and amortization resulting from a preliminary allocation of the purchase price of the AT&T systems. Such allocations are subject to adjustments based upon the final appraisal information received by us. The table below sets forth the purchase price allocation of the combined AT&T systems:

                                                                            Amount
                                                                   -----------------------
                                                                    (dollars in thousands)
         Property, plant & equipment ................................. $    556,400
         Intangibles .................................................    1,545,100
         Other assets (deferred financing costs) .....................       20,699
         Acquisition costs ...........................................        6,789
                                                                       ------------
     Total purchase and acquisition costs ............................ $  2,128,988
                                                                       ============
     Total pro forma depreciation and amortization ................... $    247,140
     Historical combined AT&T systems depreciation and amortization ..     (137,182)
                                                                       ------------
     Increase to depreciation and amortization ....................... $    109,958
                                                                       ============

     The average useful life used to calculate depreciation and amortization by category was as follows:

     Property and equipment--7 years
     Intangibles:
         Franchise licenses--15 years
         Subscriber lists--3 years
     Other assets (deferred financing costs)--over the life of debt

     Mediacom Broadband is currently assessing the impact of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." For further information relating to the new accounting pronouncement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Pronouncements".

(d) Represents the increase to interest expense resulting from the following indebtedness incurred to finance a portion of the purchase price of the AT&T systems, together with related fees and expenses and working capital:

     .    $855.0 million under our subsidiary credit facility; and

     .    $400.0 million in aggregate principal amount of the initial notes.

     The table below sets forth the increase to interest expense based upon these assumptions.

                                                                           Amount
                                                                     ----------------
                                                                        (dollars in
                                                                         thousands)
     Subsidiary credit facility ...................................  $       855,000
     Initial notes ................................................          400,000
                                                                     ----------------
     Total principal ..............................................        1,255,000
     Weighted average interest rate of total pro forma debt .......            9.50%
                                                                     ----------------
          Total pro forma interest expense ........................  $       119,225
                                                                     ================

     A 0.125% change in the interest rate on all of our variable rate debt would result in an increase or decrease in interest expense of $1.1 million.

(e) Represents an increase to other expenses due to commitment fees resulting from unused commitments under our subsidiary credit facility.

(f) Represents reversal of net tax benefit historically recorded by the AT&T systems. Under our ownership, the AT&T systems will be organized as limited liability companies and will be subject to minimum income taxes.

(g) Adjustment reflects dividends on the $150.0 million preferred members' interests, based on an annual dividend rate of 12.0%, issued as part of the financing transactions described in this prospectus.

                        Unaudited Pro Forma Balance Sheet

                               As of June 30, 2001
                             (dollars in thousands)

                                                             Mediacom                                Adjustments
                                                           Broadband LLC          AT&T              for the AT&T
                                                           Historical(a)       Combined(b)          Acquisitions    Pro Forma
                                                           -------------     -------------     ----------------- -------------
Assets
     Cash and cash equivalents.........................    $           -     $      21,575     $     (16,113)(c) $       5,462
     Restricted cash...................................          418,667                 -          (418,667)(d)             -
     Trade and other receivables, net..................            1,176            12,435                 -            13,611
     Property and equipment, net.......................           83,627           411,744            60,944 (e)       556,315
     Intangible assets, net............................          224,339         1,511,194          (183,705)(e)     1,551,828
     Other assets......................................           10,110             5,624            10,554 (e)        26,288
                                                           -------------     -------------     ----------------- -------------
         Total assets..................................    $     737,919     $   1,962,572     $    (546,987)    $   2,153,504
                                                           =============     =============     ================= =============
Liabilities, Parent's Investment, Preferred Members'
     Interests and Member's Equity

     Debt..............................................    $     400,000     $           -     $     855,000 (f) $   1,255,000
     Accounts payable and accrued liabilities..........            1,872            21,941                 -            23,813
     Deferred tax liability............................                -           676,876          (676,876)(g)             -
                                                           -------------     -------------     ----------------- -------------
         Total liabilities.............................          401,872           698,817           178,124         1,278,813

     Parent's investment...............................                -         1,263,755        (1,263,755)(h)             -
     Preferred members' interests......................                -                 -           150,000 (i)       150,000

     Member's Equity...................................
         Capital contributions.........................          336,356                 -           388,644 (j)       725,000
         Accumulated deficit...........................             (309)                -                 -              (309)
                                                           -------------     -------------     ----------------- -------------
              Total member's equity....................          336,047                 -           388,644           724,691
                                                           -------------     -------------     ----------------- -------------
         Total liabilities, parent's investment,
         preferred members' interests and member's
         equity........................................    $     737,919     $   1,962,572     $    (546,987)    $   2,153,504
                                                           =============     =============     ================= =============

           See accompanying notes to unaudited pro forma balance sheet

                   Notes to Unaudited Pro Forma Balance Sheet

                               As of June 30, 2001

(a) Represents the historical balance sheet of Mediacom Broadband LLC as of June 30, 2001. Mediacom Broadband LLC acquired the Missouri systems from affiliates of AT&T Broadband on June 29, 2001 for a purchase price of approximately $308.1 million in cash.

(b) The balance sheet data represents the financial position of the Georgia, Illinois and Iowa systems as of June 30, 2001. See Note 1 to the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

(c) Represents (i) the elimination of approximately $21.6 million of cash not included in the AT&T acquisitions, (ii) the use of $1.383 billion of net proceeds from borrowings under our subsidiary credit facility, an equity contribution from Mediacom Communications and a preferred equity investment by operating subsidiaries of Mediacom LLC to fund the AT&T acquisitions and
     (iii) $1.378 billion of adjustments to working capital.

(d) On June 29, 2001, the net proceeds of approximately $391.0 million from the private offering of the initial notes plus an additional $27.7 million representing the remainder of the 101% redemption amount and 120 days of accrued interest, were placed in an escrow account pending the completion of acquisitions of the AT&T systems. On July 18, 2001, these funds were released from the escrow account and used to fund a portion of the purchase price and related fees and expenses of the Georgia, Illinois and Iowa systems.

(e) Represents the change to property and equipment, intangible assets and other assets as a result of the completion of the acquisitions of the Georgia, Illinois and Iowa systems based on a preliminary allocation of the aggregate purchase price assuming estimated fair values and estimated financing and closing costs:

                                                                                     Estimated Fair Values
                                                                                     ---------------------
                                                                           Property and   Intangible
                                                                             Equipment       Assets     Other Assets
                                                                             ---------       ------           ------
                                                                                     (dollars in thousands)
        Georgia, Illinois and Iowa aggregate purchase price .............. $    472,688   $  1,320,700  $          -
        Financing costs ..................................................            -              -        10,554
        Closing costs ....................................................            -          6,789             -
                                                                           ------------   ------------  ------------
             Total .......................................................      472,688      1,327,489        10,554
             Less: AT&T historical amounts ...............................     (411,744)    (1,511,194)            -
                                                                           ------------   ------------  ------------
             Increase (decrease) ......................................... $     60,944   $   (183,705) $     10,554
                                                                           ------------   ------------  ------------

----------
(f) Represents an increase in borrowings under our subsidiary credit facility related to the AT&T acquisitions.

(g) Represents the elimination of the deferred tax liability since under our ownership the AT&T systems are organized as limited liability companies.

(h)  Represents the elimination of parent's investment of AT&T Broadband.

(i) The preferred members' interests may be redeemed at the option of the holder at any time after the maturity date of the exchange notes and carry a 12% annual dividend, payable quarterly in cash.

(j) Represents the remaining portion of the $725.0 million equity contribution from Mediacom Communications.

                     SELECTED HISTORICAL COMBINED FINANCIAL
                       AND OTHER DATA OF THE AT&T SYSTEMS

     The following selected historical combined financial and other data of the AT&T systems have been derived from and should be read in conjunction with the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) included elsewhere in this prospectus.


                                                                                     Period from         Period from
                                                                                      January 1            March 1         Year
                                  Year Ended      Year Ended       Year Ended          Through             Through         Ended
                                 December 31,    December 31,     December 31,       February 28,        December 31,   December 31,
                                     1996            1997             1998               1999                 1999         2000
                                 ------------    ------------     ------------       ------------        ------------   ------------
                                 (unaudited)      (unaudited)
Statement of Operations Data:
Revenue ........................  $ 316,968       $ 382,613        $ 368,290          $  63,335           $ 336,571     $ 439,541
Costs and expenses:
     Operating .................    150,532         175,615          165,519             31,500             168,582       223,530
     Selling, general and
         administrative ........     26,561          30,991           29,953              5,586              35,466        39,892
     Management fees ...........      8,433          11,261           12,778              1,927              13,440        22,267
     Depreciation and
         amortization ..........     58,117          62,159           63,786             10,831              90,166       137,182
     Restructuring charge ......         --              --               --                 --                  --            --
                                 ------------    ------------     ------------       ------------        ------------   ------------
Operating income (loss).........     73,325         102,587           96,254             13,491              28,917        16,670
Interest expense, net ..........         --              --               --                 --                  --            --
Other expenses .................         --              --               --                 --                  --            --
Gain on disposition of
     assets(b)..................         --              --               --                 --                  --            --
                                 ------------    ------------     ------------       ------------        ------------   ------------
Income before income taxes .....     73,325         102,587           96,254             13,491              28,917        16,670
Provision for income
     taxes .....................     29,330          41,035           38,905              5,440              11,620         6,646
                                 ------------    ------------     ------------       ------------        ------------   ------------
Net income .....................  $  43,995       $  61,552        $  57,349          $   8,051           $  17,297     $  10,024
                                 ============    ============     ============       ============        ============   ============

Balance Sheet Data (end of
     period):

Total assets ...................                  $ 840,055        $ 933,530          $ 937,792          $2,306,050     $2,307,354
Total debt .....................                         --               --                 --                  --            --
Total member's equity ..........                         --               --                 --                  --            --

Other Data:

System cash flow(c) ............  $ 139,875       $ 176,007        $ 172,818          $  26,249           $ 132,523     $ 176,119
System cash flow margin(d) .....       44.1%           46.0%            46.9%              41.4%               39.4%         40.1%
EBITDA(e) ......................  $ 131,442       $ 164,746        $ 160,040          $  24,322           $ 119,083     $ 153,852
EBITDA margin(f) ...............       41.5%           43.1%            43.5%              38.4%               35.4%         35.0%
Net cash flows provided by (used
     in) operating activities ..                                   $  98,608          $  10,607           $  89,707     $ 119,756
Net cash flows used in
     investing activities ......                                     (84,076)           (16,028)           (159,052)     (131,177)
Net cash flows (used in)
     provided  by financing
     activities ................                                     (11,158)               (74)             77,695        14,493
Excess of earnings over
     fixed charges(g) ..........                                      96,254             13,491              28,917        16,670



                                         Six Months Ended June 30,
                                         -------------------------
                                           2000        2001(a)
                                        -----------  -----------
                                        (unaudited)  (unaudited)

Statement of Operations Data:

Revenue ........................        $ 212,460    $ 229,991
Costs and expenses:
     Operating .................          105,399      124,419
     Selling, general and
         administrative ........           19,265       20,835
     Management fees ...........            8,951       15,815
     Depreciation and
         amortization ..........           66,918       76,975
     Restructuring charge ......               --          570
                                        -----------  -----------
Operating income (loss).........           11,927       (8,623)
Interest expense, net ..........               --           --
Other expenses .................               --           --
Gain on disposition of
     assets(b)..................               --       11,877
                                        -----------  -----------
Income before income taxes .....           11,927        3,254
Provision for income
     taxes .....................            4,767          959
                                        -----------  -----------
Net income .....................        $   7,160    $   2,295
                                        ===========  ===========

Balance Sheet Data (end of
     period):

Total assets ...................       $2,313,086   $1,962,572
Total debt .....................               --           --
Total member's equity ..........               --           --

Other Data:

System cash flow(c) ............        $  87,796    $  84,737
System cash flow margin(d) .....             41.3%        36.8%
EBITDA(e) ......................        $  78,845    $  68,922
EBITDA margin(f) ...............             37.1%        30.0%
Net cash flows provided by (used
     in) operating activities ..        $  61,869    $ (40,883)
Net cash flows used in
     investing activities ......          (70,420)     (28,622)
Net cash flows (used in)
     provided by financing
     activities ................           12,655       69,926
Excess of earnings over
     fixed charges(g) ..........           11,927        3,254

                                                       (notes on following page)

(a) The statement of operations data represents the historical revenue and costs and expenses of the Georgia, Illinois and Iowa systems for the six months ended June 30, 2001 and the Missouri systems through the date of acquisition (June 29, 2001) by Mediacom Broadband LLC. The balance sheet data represents the financial position of the Georgia, Illinois and Iowa systems as of June 30, 2001. The net assets of the Missouri systems were acquired by Mediacom Broadband LLC on June 29, 2001 for a purchase price of approximately $308.1 million. The acquisition was accounted for using the purchase method of accounting. See Note 1 to the historical combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

(b) Represents the gain on disposition from the sale of the Missouri systems to Mediacom Broadband LLC on June 29, 2001 for cash proceeds of approximately $308.1 million.

(c) Represents EBITDA, as defined in note (e) below, before management fees. System cash flow:

     . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

     . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

     . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

(d)  Represents system cash flow as a percentage of revenue.

(e) Represents operating income before depreciation and amortization and restructuring charge. EBITDA:

     . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

     . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

     . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

(f)  Represents EBITDA as a percentage of revenue.

(g) For the purpose of this calculation, earnings are defined as net income before taxes and fixed charges. Fixed charges represents total interest costs.

                          SELECTED HISTORICAL FINANCIAL
                    AND OTHER DATA OF MEDIACOM BROADBAND LLC

     The following selected historical combined financial and other data of Mediacom Broadband LLC have been derived from and should be read in conjunction with the historical financial statements included elsewhere in this prospectus.

                                                                          Period from
                                                                   Inception (April 5, 2001)
                                                                        to June 30, 2001 (a)
                                                                   -------------------------
                                                                          (unaudited)
                                                                     (dollars in thousands)
               Statement of Operations Data:
               Revenue ..........................................          $   213
               Costs and expenses:
                    Operating ...................................               86
                    Selling, general and administrative .........               42
                    Management fees .............................               --
                    Depreciation and amortization ...............              150
                    Restructuring charge ........................               --
                                                                   -------------------------
               Operating loss ...................................              (65)
               Interest expense, net ............................              244
               Other expenses ...................................               --
                                                                   -------------------------
               Loss before income taxes .........................             (309)
               Provision for income taxes .......................               --
                                                                   -------------------------
               Net loss .........................................          $  (309)
                                                                   =========================
               Dividends on preferred members' interests ........               --

               Balance Sheet Data (end of period):
               Total assets .....................................        $ 737,919
               Total debt .......................................          400,000
               Total member's equity ............................          336,047

               Other Data:
               System cash flow(b) ..............................        $      85
               System cash flow margin(c) .......................             39.9%
               EBITDA(d) ........................................        $      85
               EBITDA margin(e) .................................             39.9%
               Net cash flows provided by operating activities ..        $     537
               Net cash flows used in investing activities ......         (308,116)
               Net cash flows provided by financing activities ..          726,246
               Deficiency of earnings over fixed charges(f) .....        $    (309)

                                                       (notes on following page)

(a) Represents the financial statements of Mediacom Broadband LLC as of June 30, 2001 and for the period from inception (April 5, 2001) through June 30, 2001. Mediacom Broadband LLC acquired the Missouri cable systems from AT&T Broadband on June 29, 2001 for a purchase price of approximately $308.1 million. The acquisition was accounted for using the purchase method of accounting. From the period from inception (April 5, 2001) through June 29, 2001, Mediacom Broadband LLC did not conduct operations of its own.

(b) Represents EBITDA, as defined in note (d) below, before management fees. System cash flow:

     . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

     . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

     . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     System cash flow is included in this prospectus because our management believes that system cash flow is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of system cash flow may not be identical to similarly titled measures reported by other companies.

(c)  Represents system cash flow as a percentage of revenue.

(d) Represents operating loss before depreciation and amortization and restructuring charge. EBITDA:

     . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

     . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

     . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

(e)  Represents EBITDA as a percentage of revenue.

(f) For the purpose of this calculation, earnings are defined as net loss before taxes and fixed charges. Fixed charges represents total interest costs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Selected Historical Combined Financial and Other Data of the AT&T Systems," "Selected Historical Financial and Other Data of Mediacom Broadband LLC," "Unaudited Pro Forma Financial Statements" and the audited and unaudited combined financial statements of the AT&T systems (referred to as the Mediacom Systems Combined Financial Statements) appearing elsewhere in this prospectus.

Introduction

     We are a wholly-owned subsidiary of our manager. Prior to June 29, 2001, we had no operations or significant assets. On June 29, 2001, we completed the acquisition of cable systems in Missouri from affiliates of AT&T Broadband, LLC for a purchase price of approximately $308.1 million in cash, or approximately $3,278 per basic subscriber. On July 18, 2001, we completed the acquisition of cable systems in Georgia, Illinois and Iowa from affiliates of AT&T Broadband for an aggregate purchase price of approximately $1.8 billion in cash, or approximately $2,550 per basic subscriber. These cable systems are located in markets that are contiguous with, or in close proximity to, cable systems owned and operated by Mediacom LLC, a wholly-owned subsidiary of our manager.

     The following discussion and analysis is based on the historical combined financial statements, and our review of the business and operations, of the AT&T systems. Except as noted in the prior paragraph, for the periods described in this prospectus, the AT&T systems have been operated as fully integrated businesses of AT&T Broadband. As such, the historical combined financial statements of the AT&T systems have been derived from the financial statements and accounting records of AT&T Broadband and reflect significant assumptions and allocations. For example, parent transfers and expense allocations include programming costs, management fees, cable system acquisitions and cash transfers. We believe the AT&T systems' historical combined financial statements do not reflect many significant changes that will occur in the operations and funding of the AT&T systems as a result of our acquisitions of the AT&T systems. Furthermore, we believe the discussion and analysis of the AT&T systems' financial condition and combined results of operations set forth below are not indicative nor should they be relied upon as an indicator of our future performance.

Certain Anticipated Effects of the Acquisitions

     We are implementing significant changes that may have a material impact on the operations and funding of the AT&T systems. The historical and pro forma results from operations discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and under the heading "Unaudited Pro Forma Financial Statements" do not reflect certain cost savings that we believe we can achieve in the near future. For example, the historical combined costs and expenses of the AT&T systems were based on the cost structure existing under AT&T Broadband's ownership and management. However, certain costs and expenses are different under our ownership and management. For example, our manager replaced AT&T Broadband as the manager of the AT&T systems, and AT&T Broadband is no longer entitled to receive management fees from the AT&T systems. For the year ended December 31, 2000 and the six months ended June 30, 2001, combined management fees for the AT&T systems represented 5.1% and 6.9%, respectively, of the AT&T systems' combined revenue. By comparison, for the same periods, our manager's corporate expenses represented 1.8% and 1.9%, respectively, of its revenues, and our manager charged management fees to Mediacom LLC's operating subsidiaries in an amount equal to the same percentages of its operating subsidiaries' aggregate revenues. Upon completion of the AT&T acquisitions, the number of our manager's basic subscribers served more than doubled, and our manager believes that its corporate expenses will not increase by the same relative amount. As a result, our manager expects to reduce its corporate expenses to approximately 1.5% of its revenues. Our manager has advised us that it currently intends to charge management fees to our operating subsidiaries in an amount equal to approximately 1.5% of our combined revenue.

     We believe that programming costs for our cable systems will initially increase by up to $7.8 million per annum because certain volume discounts historically received by such cable systems from AT&T Broadband are not available under our manager's existing arrangements with programming suppliers. However, we believe that we will be able to immediately achieve certain additional cost savings relating to plant operations, employee costs and billing expenses. We believe that these savings will substantially offset the increase to programming costs that we initially expect to incur. In addition, these cost savings do not include programming discounts our manager is negotiating as a result of the significant increase in the number of basic subscribers it serves following the completion of the AT&T acquisitions.

General

     Revenue. The AT&T systems' revenue has been, and our cable systems' revenue is, primarily attributable to monthly subscription fees charged to basic subscribers for our basic and premium cable television programming services.

     Basic revenue consists of monthly subscription fees for all services other than premium programming and high-speed data service and also includes monthly charges for customer equipment rental and installation fees.

     Premium revenue consists of monthly subscription fees for analog and digital programming provided on a per channel basis or as part of premium service packages.

     Other revenue represents pay-per-view charges, high-speed data revenue, late payment fees, advertising revenue and commissions related to the sale of goods by home shopping services. Pay-per-view is programming offered on a per program basis which a subscriber selects and pays a separate fee.

     Operating expenses. The AT&T systems' operating expenses have consisted of, and our cable systems' operating expenses consist of, fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel and plant operating costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses directly attributable to the AT&T systems included, and our cable systems' selling, general and administrative expenses include, wages and salaries for customer service and administrative personnel, franchise fees and expenses related to billing, marketing, bad debt, advertising sales and office administration.

     Management fees. Historically, certain subsidiaries of AT&T Broadband provided administrative services to the AT&T systems and had managerial responsibility of their cable television systems' operations and construction. As compensation for these services, the AT&T systems paid a monthly management fee calculated on a per-subscriber basis. Since we completed our acquisitions of the AT&T systems, our manager has provided such administrative services and we pay management fees for such services.

     Depreciation and amortization. Depreciation and amortization relates primarily to the allocation of acquisition costs and the capital expenditures associated with the upgrade of our cable systems. As a result of our plan to continue to upgrade our network, we expect to report higher levels of depreciation and amortization than are reflected in the historical combined financial statements of the AT&T systems.

     Interest expense. Historically, the AT&T systems had no material indebtedness and were not otherwise allocated any interest expense by AT&T Broadband. As a result of our acquisition of the AT&T systems and the financings related to such acquisitions, we have a substantial amount of indebtedness.

     Provision for income taxes. The AT&T systems are not separate taxable entities for federal and state income tax purposes and their results of operations have been included in the consolidated federal and state income tax returns of AT&T Corp. ("AT&T") and its affiliates. The provision for income taxes is based upon the AT&T systems' contribution to the overall income tax liability or benefit of AT&T and its affiliates. Under our ownership, the AT&T systems are organized as limited liability companies and are subject to minimum income taxes.

     EBITDA. EBITDA represents operating income (loss) before depreciation and amortization and restructuring charge. EBITDA:

     . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

     . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

     . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     EBITDA is included in this prospectus because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

     The table below sets forth for the periods indicated on a historical basis the percentage of the AT&T systems' total revenue attributable to the sources indicated and their EBITDA.

                                           Period from    Period from
                                            January 1,       March 1,
                             Year Ended      Through        Through        Year Ended            Six Months
                            December 31,   February 28,   December 31,     December 31,         Ended June 30,
                                                                                              ------------------
                                1998           1999            1999            2000           2000          2001
                                ----           ----            ----            ----           ----          ----
Basic revenue .............      73.2%          72.1%           70.1%          67.4%            69.3%       66.5%
Premium revenue ...........      16.2           16.8            17.4           17.5             18.1        16.9
Other revenue .............      10.6           11.1            12.5           15.1             12.6        16.6
                                 ----           ----            ----           ----             ----        ----
Total revenue .............     100.0%         100.0%          100.0%         100.0%           100.0%      100.0%
                                =====          =====           =====          =====            =====       =====
EBITDA margin .............      43.5%          38.4%           35.4%          35.0%            36.4%       29.6%

Results of Operations

     On March 9, 1999, AT&T acquired AT&T Broadband, LLC, formerly known as Tele-Communications, Inc., in a merger (the "AT&T Merger"). In the AT&T Merger, AT&T Broadband became a subsidiary of AT&T. For financial reporting purposes, the AT&T Merger was deemed to have occurred on March 1, 1999. The combined financial statements for periods prior to March 1, 1999 include the systems that were then owned by Tele-Communications, Inc. Due to the application of purchase accounting in connection with the AT&T Merger, the predecessor combined financial statements are not comparable to the successor combined financial statements. The following discussion and analysis is based on the aggregation of the historical combined financial statements of the AT&T systems.

     Six months ended June 30, 2001 compared to six months ended June 30, 2000

     The following discussion relates to the results of operations of the AT&T systems for the six months ended June 30, 2000 compared to the results of operations of the Georgia, Illinois and Iowa systems for the six months ended June 30, 2001 and the Missouri systems for the period from January 1, 2001 through June 29, 2001.

     Revenue. Revenue increased 8.3% to $230.0 million for the six months ended June 30, 2001, as compared to $212.5 million for the six months ended June 30, 2000, principally as a result of an increase in the average monthly basic service rate charged to subscribers, growth of cable modem customers and an increase in pay-per-view and advertising sales revenue, offset in part by a decrease in basic subscribers.

     Operating expenses. Operating expenses increased 18.0% to $124.4 million for the six months ended June 30, 2001, as compared to $105.4 million for the six months ended June 30, 2000. The increase was due principally to higher programming and cable modem service costs. Programming costs increased due to a combination of higher programming rates and additional programming offerings to customers served. Cable modem service costs increased due primarily to an increase in the number of cable modem customers. As a percentage of revenue, operating expenses were 54.1% for the six months ended June 30, 2001, as compared to 49.6% for the six months ended June 30, 2000.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 8.1% to $20.8 million for the six months ended June 30, 2001, as compared to $19.3 million for the six months ended June

30, 2000. As a percentage of revenues, selling, general and administrative expenses were 9.1% for the six months ended June 30, 2001 and June 30, 2000.

     Management fees. Management fees increased 76.7% to $15.8 million for the six months ended June 30, 2001, as compared to $9.0 million for the six months ended June 30, 2000. This increase was due to higher management fees charged by the manager of the AT&T systems on a per subscriber basis.

     Restructuring charge. Restructuring charge was $570,000 for the six months ended June 30, 2001. Restructuring charge was part of a cost reduction plan undertaken by AT&T Broadband in 2001, whereby certain employees of the Georgia systems were terminated resulting in a one-time charge.

     Depreciation and amortization. Depreciation and amortization associated with the AT&T systems increased 15.0% to $77.0 million for the six months ended June 30, 2001, as compared to $66.9 million for the six months ended June 30, 2000. This increase was substantially due to capital expenditures associated with the upgrade of the AT&T systems and the final purchase price allocation in connection with the AT&T Merger.

     Gain on disposition of assets. The financial statements for the six months ended June 30, 2001 included a gain of approximately $11.9 million on the sale of the Missouri systems to Mediacom Broadband LLC for approximately $308.1 million.

     Provision for income taxes. Provision for income taxes decreased for the six months ended June 30, 2001, as compared to the six months ended June 30, 2000, due to lower taxable income. This decrease was partially offset by deferred taxes incurred from the sale of the Missouri systems.

     Net income. Due to the factors described above, the AT&T systems had net income of $2.3 million for the six months ended June 30, 2001, as compared to net income of $7.2 million for the six months ended June 30, 2000.

     EBITDA. EBITDA decreased 12.6% to $68.9 million for the six months ended June 30, 2001, as compared to $78.8 million for the six months ended June 30, 2000. This decrease was substantially due to the increases in programming costs, cable modem service costs and management fees as noted above.

     Year Ended December 31, 2000 Compared to the Period from March 1, 1999 through December 31, 1999

     Revenue. Revenue increased to $439.5 million for the year ended December 31, 2000, as compared to $336.6 million for the period from March 1, 1999 through December 31, 1999. The increase was principally a result of:

     . the full year of operating results for the year ended December 31, 2000 versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999;

     . an increase in the average monthly basic service rate charged to subscribers; and

     .    growth in cable modem customers.

     Operating expenses. Operating expenses increased to $223.5 million for the year ended December 31, 2000, as compared to $168.6 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the full year of operating results for the year ended December 31, 2000 versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999 and higher programming and cable modem service costs. As a percentage of revenue, operating expenses were 50.9% in 2000, as compared to 50.1% for the period from March 1, 1999 through December 31, 1999.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $39.9 million for the year ended December 31, 2000, as compared to $35.5 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the full year of operating results for the year ended December 31, 2000 versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999. As a percentage of revenue, selling, general and administrative expenses were 9.1% in 2000, as compared to 10.5% for the period from March 1, 1999 through December 31, 1999.

     Management fees. Management fees increased to $22.3 million for the year ended December 31, 2000, as compared to $13.4 million for the period from March 1, 1999 through December 31, 1999. The increase was due to the full year of operating results for the year ended December 31, 2000 versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999 and higher management fees charged by the manager of the AT&T systems on a per subscriber basis for the year ended December 31, 2000.

     Depreciation and amortization. Depreciation and amortization associated with the AT&T systems increased to $137.2 million for the year ended December 31, 2000, as compared to $90.2 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the capital expenditures associated with the upgrade of the AT&T systems and the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999.

     Provision for income taxes. Provision for income taxes decreased for the year ended December 31, 2000, compared to the period from March 1, 1999 through December 31, 1999, due to lower taxable income.

     Net income. Due to the factors described above, the AT&T systems had net income of $10.0 million for the year ended December 31, 2000, as compared to net income of $17.3 million for the period from March 1, 1999 through December 31, 1999.

     EBITDA. EBITDA increased to $153.9 million for the year ended December 31, 2000, as compared to $119.1 million for the period from March 1, 1999 through December 31, 1999. This increase was substantially due to the full year of operating results for the year ended December 31, 2000 versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999, higher average monthly basic service rate charged to basic subscribers and the growth in cable modem customers.

     Period from January 1, 1999 to February 28, 1999

     Revenue. Revenue was $63.3 million for the two months ended February 28, 1999.

     Operating expenses. Operating expenses were $31.5 million for the two months ended February 28, 1999. As a percentage of revenue, operating expenses were 49.7% of revenue for this period.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $5.6 million for the two months ended February 28, 1999. As a percentage of revenue, selling, general and administrative expenses were 8.8% of revenue for this period.

     Management fees. Management fees were $1.9 million for the two months ended February 28, 1999.

     Depreciation and amortization. Depreciation and amortization associated with the AT&T systems was $10.8 million for the two months ended February 28, 1999.

     Provision for income taxes. Provision for income taxes was $5.4 million for the two months ended February 28, 1999.

     Net income. Due to the factors described above, net income was $8.1 million for the two months ended February 28, 1999.

     Year Ended December 31, 1998

     Revenue. Revenue was $368.3 million for the year ended December 31, 1998.

     Operating expenses. Operating expenses were $165.5 million for the year ended December 31, 1998. As a percentage of revenue, operating expenses were 44.9% of revenues for this period.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $30.0 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses were 8.1% of revenue for this period.

     Management fees. Management fees were $12.8 million for the year ended December 31, 1998.

     Depreciation and amortization. Depreciation and amortization associated with the AT&T systems was $63.8 million for the year ended December 31, 1998.

     Provision for income taxes. Provision for income taxes was $38.9 million for the year ended December 31, 1998.

     Net income. Due to the factors described above, net income was $57.3 million for the year ended December 31, 1998.

Liquidity and Capital Resources

     The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of plant. Expenditures are primarily made to rebuild and upgrade existing plant and to consolidate headends. We also anticipate spending capital on plant extensions, new services, converters and system maintenance.

     Investing Activities. As part of our commitment to maximize customer satisfaction, to improve our competitive position and to introduce new and advanced broadband products and services to our customers, we plan to make significant investments to upgrade our cable network. The objectives of our cable network upgrade program are to:

     .    increase the bandwidth capacity of our cable network to 870MHz;

     .    further expand our cable network's two-way communications capability;

     . consolidate our headends through the extensive deployment of fiber-optic networks; and

     . allow us to provide digital cable television, high-speed Internet access, interactive video and other telecommunications services.

     As of June 30, 2001, approximately 50% of the AT&T systems' cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 46% of the homes passed were activated with two-way communications capability. Upon completion of our cable network upgrade program, we expect that 100% of our cable systems will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability. Additionally, we expect that the number of headends serving our cable systems will be reduced from 162 to 18, increasing the average number of basic subscribers per headend from approximately 4,900 to approximately 44,400. We anticipate that our cable network upgrade program for our cable systems will be substantially completed by December 2003. We expect to spend approximately $60 million in the second half of 2001, and $150 million and $145 million in 2002 and 2003, respectively, to fund our capital expenditures for our cable systems, including our cable network upgrade program and network maintenance. We plan to fund these expenditures through net cash flows from operations and additional borrowings under our subsidiary credit facility.

     Financing Activities. We financed the aggregate purchase price of the AT&T systems of approximately $2.1 billion, together with related fees and expenses and working capital, through a combination of:

     .    borrowings under our subsidiary credit facility;

     .    an equity contribution by Mediacom Communications;

     . a preferred equity investment by operating subsidiaries of Mediacom LLC; and

     .    the gross proceeds from the sale of the initial notes.

     The table below sets forth the sources and uses of funds in connection with the AT&T acquisitions.

                                                                  Amount
                                                                  ------
                                                                (dollars in
Sources of Funds:                                                thousands)
Subsidiary credit facility:
     Revolving credit facility ..............................  $      55,000
     Tranche A term loan facility ...........................        300,000
     Tranche B term loan facility ...........................        500,000
From Mediacom Communications(a) .............................        752,600
Preferred equity investment .................................        150,000
Sale of the initial notes ...................................        400,000
                                                               --------------
         Total sources ......................................  $   2,157,600
                                                               ==============
Uses of Funds:
Acquisitions of the AT&T systems:
     Iowa ...................................................  $   1,373,800
     Missouri ...............................................        308,100
     Georgia ................................................        294,600
     Illinois ...............................................        125,000
Working capital .............................................          6,800
Fees and expenses ...........................................         49,300
                                                               --------------
              Total uses ....................................  $   2,157,600
                                                               ==============
--------------
(a) Consists of (i) approximately $627.6 million of gross proceeds from the June 2001 offerings by Mediacom Communications of Class A common stock and convertible notes and (ii) $125.0 million borrowed under Mediacom LLC's subsidiary credit facilities. Of such amounts, $725.0 million was contributed to the member's equity of Mediacom Broadband LLC, net of $27.6 million of underwriting commissions and other fees and expenses incurred by Mediacom Communications.

     Our subsidiary credit facility is a $1.4 billion credit facility, consisting of a $600.0 million revolving credit facility, a $300.0 million tranche A term loan and a $500.0 million tranche B term loan. Our subsidiaries borrowed $855.0 million under the revolving credit facility to fund a portion of the purchase price of the AT&T systems, and has approximately $545.0 million of unused credit commitments under such revolving credit facility. Commitments under the revolving credit facility will be reduced in quarterly installments commencing on December 31, 2004 and the revolving credit facility will expire on March 31, 2010. Our subsidiaries are able to prepay revolving credit loans and reborrow any amounts that are repaid, up to the amount of the revolving credit commitment then in effect, subject to customary conditions.

     The borrowings under our operating subsidiaries' tranche A and tranche B term loans will mature on March 31 and September 30, 2010, respectively. These term loans are payable in quarterly installments commencing on September 30, 2004. For the fiscal years 2004, 2005 and 2006, our scheduled repayment obligations under the term loans will equal $8.5 million, $35.0 million and $42.5 million, respectively.

     We are a holding company with no source of operating income. We are therefore dependent on our capital raising abilities and distributions from our operating subsidiaries to meet our financial obligations. Our subsidiary credit facility permits our operating subsidiaries to make distributions to us but prohibits such distributions upon the occurrence of certain events of default under our subsidiary credit facility.

     We believe that the cash generated from operations and borrowings expected to be available under our subsidiary credit facility will be sufficient to meet our debt service, capital expenditures and working capital requirements for the foreseeable future. We may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all.

Recent Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized but reviewed annually for impairment (or more frequently if impairment indicators arise). Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we are required to adopt SFAS 142 effective January 1, 2002. Management is currently evaluating the effect that SFAS 141 and SFAS 142 will have on our results of operations and financial position.

     In August 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS 144 is effective for fiscal years beginning after December 15, 2001. We do not expect that adoption of SFAS 144 will have a material effect on our financial position or results operations.

Inflation and Changing Prices

     Our cable systems' costs and expenses are subject to inflation and price fluctuations. Since changes in costs can be passed through to subscribers, such changes are not expected to have a material effect on our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to some market risk due to the floating interest rate under our subsidiary credit facility. Our subsidiary credit facility has interest payments based on a floating rate (a base rate or LIBOR, at our option) plus a variable amount based on operating results. Three month LIBOR at June 30, 2001 was 3.88%. A 1.0% increase in LIBOR would result in a $8.6 million pro forma annual increase in interest expense. We expect any new financing arrangements to expose us to similar risks.

     Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will be implemented, or if implemented will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.

                                    BUSINESS

Our Manager

     Mediacom Communications Corporation, our parent and manager, is the eighth largest cable television company in the United States based on customers served. Mediacom Communications provides its customers with a wide array of broadband products and services, including traditional video services, digital television and high-speed Internet access. Mediacom Communications was founded in July 1995 by Rocco B. Commisso, its Chairman and Chief Executive Officer, to acquire and operate cable television systems serving principally non-metropolitan markets in the United States. As of September 30, 2001, our manager's cable systems, which are owned and operated through its operating subsidiaries, passed approximately
2.6 million homes and served approximately 1.6 million basic subscribers in 23 states. A basic subscriber is a customer that subscribes to a package of basic cable television services.

     Our manager's senior management team has significant cable television industry expertise in all aspects of acquiring, operating and financing cable systems. Mr. Commisso has 23 years of experience, and the other senior managers have an average of 18 years of experience, with the cable television industry.

     Our manager's Class A common stock is traded on The Nasdaq National Market under the symbol "MCCC." As of September 30, 2001, Mr. Commisso and the senior management team owned in the aggregate approximately 24.7% of Mediacom Communications' common stock outstanding.

Mediacom Broadband

     We are a wholly-owned subsidiary of our manager. Prior to June 29, 2001, we had no operations or significant assets. On June 29, 2001, we completed the acquisition of cable systems in Missouri from affiliates of AT&T Broadband, LLC for a purchase price of approximately $308.1 million in cash, or approximately $3,278 per basic subscriber. On July 18, 2001, we completed the acquisition of cable systems in Georgia, Illinois and Iowa from affiliates of AT&T Broadband for an aggregate purchase price of approximately $1.8 billion in cash, or approximately $2,550 per basic subscriber. As of June 30, 2001, the AT&T systems passed approximately 1.4 million homes and served approximately 800,000 basic subscribers in Georgia, Illinois, Iowa and Missouri. These cable systems are located in markets that are contiguous with, or in close proximity to, cable systems owned and operated by Mediacom LLC, a wholly-owned subsidiary of our manager.

     We believe that our acquisitions of the AT&T systems are consistent with our manager's business strategy of acquiring underperforming cable systems in markets with favorable demographic profiles. We believe that our cable systems have numerous favorable characteristics, including:

     .    a presence in several significant designated market areas, or DMAs;

     .    strong penetration of advanced broadband products and services;

     .    a technologically advanced cable network;

     .    attractive density, or number of homes passed per mile; and

     . a high percentage of customers served by a relatively small number of signal processing and distribution facilities, or headends.

     Our cable systems operate in the following top 50 to 100 DMAs in the United
     States:

     .    Des Moines--Ames, Iowa, the 70th largest DMA;

     .    Springfield, Missouri, the 78th largest DMA;

     .    Cedar Rapids--Waterloo--Dubuque, Iowa, the 89th largest DMA; and

     .    Quad Cities, Iowa and Illinois, the 90th largest DMA.

     As of June 30, 2001, the Iowa systems served approximately 515,000 basic subscribers, or approximately 64% of the total number of basic subscribers served by the AT&T systems. We are the leading provider of broadband products and services in Iowa, serving an estimated 80% of the state's total number of basic subscribers of cable television services.

     As of June 30, 2001, the AT&T systems' digital cable service was available to approximately 770,000 basic subscribers, with approximately 210,000 digital customers for a penetration of 27.3%. As of the same date, the AT&T systems' cable modem service was launched in cable systems passing approximately 580,000 homes, with approximately 62,000 cable modem customers for a penetration of 10.7%. Based on penetration levels recently reported by publicly-traded cable television companies, we believe that the AT&T systems' digital and cable modem penetration levels were each the second highest in the U.S. cable industry as of June 30, 2001.

     As of June 30, 2001, the AT&T systems comprised approximately 19,000 miles of plant passing approximately 1.4 million homes, resulting in an average density of approximately 74 homes per mile. As of the same date, approximately 50% of the AT&T systems' cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 46% of the homes passed were activated with two-way communications capability. As of June 30, 2001, the AT&T systems were operated from a total of 162 headends, with the ten largest headends serving approximately 404,000 basic subscribers, or approximately 51% of the AT&T systems' total basic subscribers.

     Our manager has formulated a plan to upgrade our cable systems and consolidate the headends serving our cable systems. Upon completion of our cable network upgrade program, we expect that 100% of our cable systems will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability. In addition, we expect that the number of headends serving our cable systems will be reduced from 162 to 18, increasing the average number of basic subscribers per headend from approximately 4,900 to approximately 44,400. We anticipate that our cable network upgrade program will be substantially completed by December 2003. We expect to spend approximately $60 million in the second half of 2001, and $150 million and $145 million in 2002 and 2003, respectively, to fund our capital expenditures for our cable systems, including our cable network upgrade program and network maintenance.

Business Strategy

     Our business strategy is to focus on providing entertainment, information and telecommunications services in non-metropolitan markets in the United States. We believe non-metropolitan markets are attractive because customers in these markets generally require cable television services to clearly receive a full complement of off-air broadcast stations, including local network affiliates, and have limited entertainment and high-speed Internet access alternatives. In addition, we believe customers in non-metropolitan markets generally have been underserved by other cable television operators and have demonstrated strong demand for advanced broadband products and services such as digital cable and high-speed Internet access once they are offered. We also believe non-metropolitan markets are subject to lower operating costs and fewer competitive threats than urban markets.

     The key elements of our business strategy are to:

     Improve the Operating and Financial Performance of Our Cable Systems

     Since inception, our manager has consistently demonstrated the ability to effectively integrate acquisitions and improve their operating and financial performance. Our manager has formulated a plan for customer care and billing improvements, network upgrades, headend consolidation, new product and service launches, competitive positioning and human resource requirements of our cable systems. We expect that the use of common platforms of our cable systems and Mediacom LLC's cable systems in billing, high-speed data and digital cable delivery will assist our manager in implementing its plan. We believe that our cable systems will be operated more efficiently now that our manager is implementing its operating practices and capital investment program.

     Develop Efficient Operating Clusters

     By operating geographically clustered cable systems, our manager expects to generate operating efficiencies through the consolidation of many managerial, customer service, marketing, administrative and technical functions. Our cable systems are located in markets which are contiguous with, or in close proximity to, Mediacom LLC's cable systems. Mediacom LLC's operations in Iowa, serving approximately 40,000 basic subscribers, are now being integrated into our cable systems in that state. In addition, our cable systems in Springfield, Missouri are surrounded by Mediacom LLC's cable systems, the Georgia systems are in close proximity with Mediacom LLC's cable systems in Florida and the Illinois systems are contiguous with Mediacom LLC's cable systems in that state. We believe this will enable us to generate additional operating efficiencies as we further consolidate our operations.

     Rapidly Upgrade Our Cable Network

     We plan to complete the upgrade of our cable systems to provide new and advanced broadband products and services, improve our competitive position and increase overall customer satisfaction. As of June 30, 2001, approximately 50% of the AT&T systems' cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 46% of the homes passed were activated with two-way communications capability. Upon completion of our cable network upgrade program, we expect that 100% of our cable systems will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability. In addition, we expect that the number of headends serving our cable systems will be reduced from 162 to 18, increasing the average number of basic subscribers per headend from approximately 4,900 to approximately 44,400. Headend consolidation facilitates the launch of new and advanced broadband products and services by allowing our manager to spread the capital and operating costs associated with these services over a larger subscriber base. We anticipate that our cable network upgrade program for our cable systems will be substantially completed by December 2003. As part of our cable network upgrade program, we plan to deploy approximately 5,000 route miles of fiber-optic cable to create large regional fiber-optic networks with the potential to provide advanced telecommunications services. Our upgrade plans will allow us to:

     . offer digital cable television, high-speed Internet access and interactive video services to substantially all of our customers;

     . activate the two-way communications capability of all of our cable systems, which will give our customers the ability to send and receive signals over our cable network;

     . eliminate 144 headend facilities, lowering our fixed capital costs on a per home basis as we introduce new products and services; and

     . utilize our regional fiber-optic networks to offer advanced telecommunications services.

     Introduce New and Advanced Broadband Products and Services

     We believe that significant opportunities exist to increase the revenue of our cable systems by expanding the array of products and services we offer. We use the expanded channel capacity of our upgraded systems to introduce new basic programming services, additional premium services and numerous pay-per-view channels.

     Utilizing digital video technology, we offer multiple packages of premium services, several pay-per-view channels on a near video-on-demand basis, digital music services and interactive program guides. As of June 30, 2001, the AT&T systems' digital cable service was available to approximately 770,000 basic subscribers, with approximately 210,000 digital customers for a penetration of 27.3%. We also offer high-speed Internet access, or cable modem service, at speeds up to 100 times faster than a conventional telephone modem. As of June 30, 2001, the AT&T systems' cable modem service was launched in cable systems passing approximately 580,000 homes, with approximately 62,000 cable modem customers for a penetration of 10.7%. We expect to continue to roll-out these advanced broadband products and services to our customers. In addition, our cable systems offer Internet over the television through a trial with WorldGate Service Inc. in the Waterloo, Iowa cable system.

     Maximize Customer Satisfaction to Build Customer Loyalty

     We seek a high level of customer satisfaction by providing superior customer service and attractively priced product and service offerings. We believe our investments in the cable network increase customer satisfaction as a result of a wide array of new product and service introductions, greater technical reliability and improved quality of service. We implement stringent internal customer service standards, which we believe meet or exceed those established by the National Cable Television Association. We believe that our focus on customer service enhances our reputation in the communities we serve, increasing customer loyalty and the potential demand for our new and enhanced products and services.

The AT&T Systems

     As of June 30, 2001, the AT&T systems passed approximately 1.4 million homes and served approximately 800,000 basic subscribers in Georgia, Illinois, Iowa and Missouri. The 15 largest markets of the AT&T systems consisted of approximately 559,200 basic subscribers as of June 30, 2001 and were served by 42 headends. These markets represented approximately 70% of the AT&T systems' total basic subscriber base. The table below summarizes subscriber data for these markets as of June 30, 2001.

                                                                                 Basic         % of Total
               Market                                                         Subscribers     AT&T Systems
               ------                                                         -----------     ------------
         (1)   Des Moines, IA ............................................       102,100         12.8%
         (2)   Quad Cities, IA and IL ....................................        61,500          7.7%
         (3)   Springfield, MO ...........................................        51,700          6.5%
         (4)   Albany, GA ................................................        49,300          6.2%
         (5)   Columbia/Jefferson City, MO ...............................        41,400          5.2%
         (6)   Cedar Rapids, IA ..........................................        41,300          5.2%
         (7)   Waterloo, IA ..............................................        30,500          3.8%
         (8)   Dubuque, IA ...............................................        25,900          3.2%
         (9)   Clinton, IA ...............................................        24,200          3.0%
         (10)  Columbus, GA ..............................................        24,000          3.0%
         (11)  Ames, IA ..................................................        23,700          3.0%
         (12)  Iowa City, IA .............................................        23,600          3.0%
         (13)  Valdosta, GA ..............................................        20,600          2.6%
         (14)  Mason City, IA ............................................        19,900          2.5%
         (15)  Fort Dodge, IA ............................................        19,500          2.4%
                                                                              -----------     ------------
                   Total .................................................       559,200         69.9%
                                                                              ===========     ============

     The table below provides an overview of selected operating and technical data for the AT&T systems as of June 30, 2001.

                                                        Iowa        Georgia     Missouri     Illinois      Combined
                                                        ----        -------     --------     --------      --------
Operating Data:
     Homes passed(a) ...............................  914,500      247,250      164,350       80,900      1,407,000
     Basic subscribers(b) ..........................  515,000      140,000       94,000       51,000        800,000
     Basic penetration(c) ..........................     56.3%        56.6%        57.2%        63.0%          56.9%
     Premium service units(d) ......................  584,000      221,000      102,000       52,500        959,500
     Premium penetration(e) ........................    113.4%       157.9%       108.5%       102.9%         119.9%
     Average monthly revenues per basic
         subscriber(f) .............................   $48.04       $45.53       $51.26       $42.96         $47.64
Digital Cable:
     Digital-ready basic subscribers(g) ............  500,000      130,000       95,000       45,000        770,000
     Digital customers .............................  145,000       35,000       20,000       10,000        210,000
     Digital penetration(h) ........................     29.0%        26.9%        21.1%        22.2%          27.3%
Data:
     Data-ready homes passed(i) ....................  497,000       42,000      110,000        1,000        650,000
     Data-ready homes marketed(j) ..................  444,000       37,000       98,000        1,000        580,000
     Cable modem customers .........................   50,000        2,000       10,000           --         62,000
     Data penetration(k) ...........................     11.3%         5.4%        10.2%         --            10.7%
Cable Network Data:
     Miles of plant ................................   10,600        5,070        2,010        1,320         19,000
     Density(l) ....................................       86           49           82           61             74
     Number of headends ............................      114           23            4           21            162
     Number of headends upon completion of
         upgrades(m) ...............................       11            3            2            2             18
     Percentage of cable network at 550MHz to
         870MHz ....................................       58%          19%         100%          11%            50%

----------
(a) Represents the number of single residence homes, apartments and condominium units passed by the cable distribution network in a cable system's service area.
(b) Represents subscribers of a cable television system who generally receive a basic cable television service package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television programming services and who are usually charged a flat monthly rate for a number of channels.
(c) Represents basic subscribers as a percentage of total number of homes passed.
(d) Represents the number of subscriptions to premium services, including those subscriptions by digital customers. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit.
(e) Represents premium service units as a percentage of the total number of basic subscribers. This ratio may be greater than 100% if the average basic subscriber subscribes to more than one premium service unit.
(f) Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.
(g) A subscriber is digital-ready if the subscriber is in a cable system where digital cable service is available.
(h) Represents digital customers as a percentage of digital-ready basic subscribers.
(i) A home passed is data-ready if it is in a cable system with two-way communications capability.
(j)  Represents data-ready homes passed where cable modem service is available.
(k) Represents the number of total data customers as a percentage of total data-ready homes marketed.
(l)  Represents homes passed divided by miles of plant.
(m) Represents an estimate based on our current cable network upgrade program, which we expect to substantially complete by December 2003.

     Iowa

     As of June 30, 2001, the Iowa systems passed approximately 914,500 homes, and served approximately 515,000 basic subscribers. The largest markets served by these systems are Des Moines, Quad Cities, Cedar Rapids, Waterloo, Dubuque, Clinton, Ames, Iowa City, Mason City and Fort Dodge. These markets, in the aggregate, represent approximately 72% of the subscriber base in the Iowa systems.

     Des Moines. As of June 30, 2001, the systems in the Des Moines market served approximately 102,100 basic subscribers, of which approximately 100,600 basic subscribers are served from a single headend. Des Moines, which is the state capital, has a population of approximately 191,000 people and, together with Ames, Iowa, ranks as the 70th largest DMA in the country. Des Moines' major employers include Central Iowa Hospital Corporation, Iowa Health System and Mercy Hospital Medical Center-Des Moines.

     Quad Cities. As of June 30, 2001, the system in the Quad Cities market, which consists of Davenport and Bettendorf in Iowa and Rock Island and Moline in Illinois, served approximately 61,500 basic subscribers from a single headend. The Quad Cities area has a population of approximately 211,000 people and is the 90th largest DMA in the country. It is home to Moline's Black Hawk College and Davenport's Eastern Iowa Community College with student populations of 6,500 and 6,300, respectively. Quad Cities' major employers include Ralston Purina, Trinity Medical Center and Deere & Company.

     Cedar Rapids. As of June 30, 2001, the system in the Cedar Rapids market served approximately 41,300 basic subscribers from a single headend. The city of Cedar Rapids has a population of approximately 115,800 people and, together with Waterloo and Dubuque, ranks as the 89th largest DMA in the country. It is also home to Kirkwood Community College with a student population of 11,300. Cedar Rapids' major employers include Aegon USA, Inc., Arvinmeritor, Inc. and McLeodUSA Incorporated.

     McLeodUSA has obtained franchises to provide cable television service in the Cedar Rapids market and commenced service in June 1998. We believe McLeodUSA currently offers video, telephony and data services in approximately 40% of the Cedar Rapids system's service area and serves approximately 9,000 basic subscribers. Our Cedar Rapids system has been upgraded to 750MHz bandwidth capacity with two-way communications capability and offers a full complement of broadband products and services, including digital cable and high-speed Internet access.

     Waterloo. As of June 30, 2001, the systems in the Waterloo market served approximately 30,500 basic subscribers from four headends. The city of Waterloo has a population of approximately 62,800 people and, together with Cedar Rapids and Dubuque, ranks as the 89th largest DMA in the country. Waterloo's major employers include Allen Memorial Hospital Corporation, Apac Customer Services Inc. and Covenant Health System Inc.

     Dubuque. As of June 30, 2001, the systems in the Dubuque market served approximately 25,900 basic subscribers from four headends. The city of Dubuque has a population of approximately 56,700 people and, together with Waterloo and Cedar Rapids, ranks as the 89th largest DMA in the country. Dubuque's major employers include Advanced Data Communications Inc., Alliant/IES and Deere & Company.

     Clinton. As of June 30, 2001, the systems in the Clinton market served approximately 24,200 basic subscribers from three headends. The city of Clinton has a population of approximately 27,800 people. Clinton's major employers include Archer Daniels Midland Corporation, Custom Pak Inc. and International Paper Company.

     Ames. As of June 30, 2001, the systems in the Ames market served approximately 23,700 basic subscribers from four headends. The city of Ames has a population of approximately 48,800 people and, together with Des Moines, ranks as the 70th largest DMA in the country. It is home to Iowa State University with a student population of 26,100. Ames' major employers include the city of Ames, Engineering Animation Inc. and I.S.U. Research Park Corporation.

     Iowa City. As of June 30, 2001, the system in the Iowa City market served approximately 23,600 basic subscribers from a single headend. Iowa City has a population of approximately 61,300 people and is the home of the University of Iowa with a student population of 28,800. Iowa City's major employers include Act Inc., the municipal government and Heartland Express Inc. of Iowa.

     Mason City. As of June 30, 2001, the systems in the Mason City market served approximately 19,900 basic subscribers from six headends. Mason City has a population of approximately 28,700 people. Mason City's major employers include Curries Company, Mercy Medical Center-North Iowa and Principal Life Insurance Company.

     Fort Dodge. As of June 30, 2001, the systems in the Fort Dodge market served approximately 19,500 basic subscribers from four headends. The city of Fort Dodge has a population of approximately 25,600 people. Fort Dodge's major employers include American Home Products Corporation, Friendship Haven, Inc. and Trinity Building Corporation.

     Georgia

     As of June 30, 2001, the Georgia systems passed approximately 247,250 homes and served approximately 140,000 basic subscribers. The largest three markets served by the Georgia systems are Albany, Columbus and Valdosta. These markets, in the aggregate, represent approximately 67% of the subscriber base in the Georgia systems.

     Albany. As of June 30, 2001, the systems in the Albany market served approximately 49,300 basic subscribers from five headends, of which 34,500 basic subscribers are served from a single headend. The city of Albany has a population of approximately 75,900 people. Albany's major employers include Phoebe Putney Memorial Hospital, Cooper Tire & Rubber Company and Miller Brewing Company.

     Columbus. As of June 30, 2001, the systems in the Columbus market served approximately 24,000 basic subscribers from two headends. The city of Columbus has a population of approximately 181,500 people. Columbus' major employers include Fieldcrest Cannon Inc., the United States Army and American Family Life Assurance.

     We believe Knology Inc. offers video, telephony and data services to the entire Columbus market and serves approximately 19,000 basic subscribers. Knology purchased its Columbus cable television systems in 1995. The former owner commenced operations in Columbus in 1989. Our Columbus systems have been upgraded to 625MHz bandwidth capacity with two-way communications capability and offers a full complement of broadband products and services, including digital cable and high-speed Internet access.

     Valdosta. As of June 30, 2001, the system in the Valdosta market served approximately 20,600 basic subscribers from a single headend. Valdosta has a population of approximately 42,500 people. It is home to Valdosta State University with a student population of 8,700. Valdosta's major employers include Osborne Construction Company, the Hospital Authority of Valdosta and Griffin LLC.

     Missouri

     As of June 30, 2001, the Missouri systems passed approximately 164,350 homes, and served approximately 94,000 basic subscribers. These systems serve the Springfield and Columbia/Jefferson City markets.

     Springfield. As of June 30, 2001, the system in the Springfield market served approximately 51,700 basic subscribers from a single headend. Springfield has a population of approximately 142,700 people and is the 78th largest DMA in the country. It is home to Southwest Missouri State University and Ozarks Technical Community College with student populations of 17,400 and 6,000, respectively. Springfield's major employers include St. Johns Regional Health Center, St. John's Health System Inc. and New Prime Inc.

     Columbia/Jefferson City. As of June 30, 2001, the systems in the Columbia/Jefferson City market served approximately 41,400 basic subscribers from three headends. The cities of Columbia and Jefferson City, which is the state capital, have a combined population of approximately 80,500 people. They are home to the University of Missouri and Columbia College with student populations of 22,900 and 8,000, respectively. Columbia/Jefferson City markets' major employers include CH Allied Services Inc., University Physicians and International Management Services Company.

     Illinois

     As of June 30, 2001, the Illinois systems passed approximately 80,900 homes and served approximately 51,000 basic subscribers. The largest markets served by the systems include Marion, Charleston and Carbondale. These markets, in the aggregate, represent approximately 78% of the subscriber base in the Illinois systems.

     Marion. As of June 30, 2001, the systems in the Marion market, which encompasses the city and its surrounding area, served approximately 17,400 basic subscribers from three headends. Marion has a population of approximately 16,000 people. The area's major employers include U.S. Veterans Hospital, Marion Pepsi Cola and Primex Corporation.

     Charleston. As of June 30, 2001, the systems in the Charleston market served approximately 13,100 basic subscribers from two headends. The city of Charleston has a population of approximately 21,000 people and is home to Eastern Illinois University with a student population of 11,200. The area's major employers include Eastern Illinois University, the Sarah Bush Lincoln Health Center and Trailmobile.

     Carbondale. As of June 30, 2001, the systems in the Carbondale market served approximately 9,400 basic subscribers from three headends. The city of Carbondale has a population of approximately 20,700 people and is home to Southern Illinois University with a student population of 22,500. The area's major employers include Southern Illinois University, Carbondale Memorial Hospital and Carbondale Clinic.

Products and Services

     We provide our customers with the ability to tailor their product selection from a full array of core cable television services. In addition, we offer most of our customers advanced broadband products and services such as digital cable television and high-speed Internet access. We plan to continue the roll-out of digital cable and high-speed Internet access across our cable systems and to aggressively market these services to our customer base.

     Core Cable Television Services

     Our cable systems' basic channel line-up and their additional channel offerings for each system are designed according to demographics, programming preferences, channel capacity, competition, price sensitivity and local regulation. Most of our cable systems' core cable television service offerings include the following:

     Limited Basic Service. Our cable systems' limited basic service generally includes, for a monthly fee, local broadcast channels, network and independent stations, limited satellite-delivered programming, and local public, government, home-shopping and leased access channels.

     Expanded Basic Service. Our cable systems' expanded basic service generally includes, for an additional monthly fee, various satellite-delivered networks such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.

     Premium Service. Our cable systems' premium services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. HBO, Cinemax, Showtime, The Movie Channel and Starz are typical examples. Such premium programming services are offered by our cable systems both on a per-channel basis and as part of premium service packages designed to enhance customer value.

     The significant expansion of bandwidth capacity resulting from our capital improvement program allows us to expand the use of tiered and multichannel packaging strategies for marketing and promoting premium and niche programming services. We believe that these packaging strategies will increase basic and premium penetration as well as revenue per basic subscriber.

     Pay-Per-View Service. Our cable systems' pay-per-view services allow customers to pay to view a single showing of a feature film, live sporting event, concert and other special event, on an unedited, commercial-free basis. Such pay-per-view services are offered on a per-viewing basis, with subscribers only paying for programs which they select for viewing.

     Digital Cable Services

     Digital video technology offers significant advantages. Most importantly, this technology allows us to greatly increase our channel offerings through the use of compression, which converts one analog channel into eight to 12 digital channels. The implementation of digital technology has significantly enhanced and expanded the video and other service offerings we provide to our customers.

     Our cable systems' customers currently have available several digital cable programming packages that include:

     .    up to 42 multichannel premium services;

     .    up to 50 pay-per-view movie and sports channels;

     .    up to 45 channels of digital music; and

     . an interactive on-screen program guide to help them navigate the new digital choices.

     As of June 30, 2001, digital cable services, including the limited digital cable service discussed below, have been launched in the AT&T systems representing more than 96.3% of the total subscriber base. As of the same date, the AT&T systems had approximately 210,000 digital customers, with penetration by state ranging from 21.1% in Missouri to 29.0% in Iowa, for an overall penetration of 27.3%. A limited digital cable service has been launched in substantially all of our cable systems with less than 550MHz bandwidth capacity to make them more competitive with direct broadcast satellite video providers. This limited digital cable service generally offers up to 12 multichannel premium services, 7 pay-per-view movie and sports channels and 30 channels of digital music. As of June 30, 2001, approximately 41% of the AT&T systems' digital customers subscribed to this service. As we upgrade these systems to 870MHz bandwidth capacity, these customers will have access to our full-featured digital offering, as described above, creating an opportunity to increase monthly digital revenue per digital subscriber.

     High-Speed Internet Access

     Our cable systems' broadband cable network enables data to be transmitted up to 100 times faster than traditional telephone modem technologies. This high-speed capability allows cable modem customers to receive and transmit large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, the cable modem service eliminates the need for a telephone line, is always activated and does not require a customer to dial into the Internet service provider and await authorization.

         As of June 30, 2001, the AT&T systems' cable modem service was launched in cable systems passing approximately 580,000 homes, with approximately 62,000 cable modem customers for a penetration of 10.7%. The Iowa systems have a significant share of the AT&T systems' total cable modem customers largely because of their advanced two-way communications capability. As of June 30, 2001, the Iowa systems offered cable modem service in systems passing approximately 444,000 homes, with approximately 50,000 cable modem customers for a penetration of 11.3%. We intend to pursue an aggressive strategy to activate our cable systems' remaining cable network with two-way communications capability, which will allow for widespread launches of cable modem service throughout our cable systems.

         We utilize Excite@Home to provide our customers with high-speed Internet service. On September 28, 2001, Excite@Home filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court in San Francisco. At the same time,Excite@Home announced the sale of essentially all of its broadband Internet access business assets and related services to AT&T Corp., subject to court approval. On October 10, 2001, we were informed by Excite@Home that it would no longer add new customers to its broadband Internet access system. In addition, Excite@Home filed a motion to reject or terminate its agreements with all cable companies, including Excite@Home's understanding with us. On October 17, 2001, our manager entered into a letter agreement with Excite@Home under which Excite@Home agreed to add new customers and provide service to new and existing customers through November 30, 2001. Excite@Home announced that it would temporarily withdraw its motion to reject or terminate agreements with respect to any cable company that signed a letter agreement. On October 19, 2001, a committee composed of the bondholders of Excite@Home filed a motion with the bankruptcy court to compel Excite@Home to stop providing services to its cable customers unless the cable companies agree to better terms or buy the company at a price acceptable to the creditors. Furthermore, Excite@Home recently filed a similar motion with the bankruptcy court seeking to stop providing services to its cable customers. These motions are scheduled to be heard on November 30, 2001. We intend to vigorously oppose these motions.


Our manager is currently exploring options that will enable us to continue to

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

provide high-speed Internet service. These options include extending our agreement with Excite@Home, establishing a relationship with other providers of high-speed Internet service or developing the infrastructure and expertise necessary to provide the service ourselves. There can be no assurance that we will be able to continue to provide high-speed Internet service to our customers without disruptions.

     Advertising

     Our cable systems receive revenue from the sale of local advertising on satellite-delivered channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT. Our cable systems have several-in-house production facilities, 90 administration and production employees and a 90 member sales force covering 11 of our largest 15 markets. Advertising sales accounted for 6.5% and 6.3% of the AT&T systems' combined revenue for the year ended December 31, 2000 and period ended June 30, 2001, respectively.

     Future Services

     Interactive Services. Our upgraded cable network has the capacity to deliver various interactive television services. Interactive television can be divided among three general service categories: enhanced television; Internet access over the television and video-on-demand.

     Enhanced television includes such services as ancillary programming information, interactive advertising and impulse sales and purchases. These services enable Internet access over the television set by using a conventional remote television control or a computer keyboard to either buy a product or service or request information on a product or service. Companies delivering enhanced television services include Gemstar, Wink Communications, Liberate Technologies and OpenTV. Internet access and e-mail over the television are delivered using a set-top box with the customer using a wireless keyboard. Companies providing Internet access over the television include WebTV and WorldGate Service Inc. Our cable systems offer Internet over the television through a trial with WorldGate in the Waterloo, Iowa cable system. The provision of video-on-demand services requires the use of servers at the headend facility of a cable system to provide hundreds of movies or special events on demand with video cassette recorder functionality, or the ability to fast forward, pause and rewind a program at will. Companies providing video-on-demand services include Concurrent Computer Corporation, DIVA Systems Corporation, Intertainer Inc., N-Cube, Sea Change International and others.

     Telecommunications Services. Our manager is exploring technologies using Internet protocol telephony as well as traditional switching technologies that are currently available to transmit telephony signals over our cable network. Our cable network upgrade program includes the installation of approximately 5,000 route miles of fiber-optic cable resulting in the creation of large, high-capacity regional networks. We expect to construct our network with excess fiber-optic capacity, thereby affording us the flexibility to pursue new data and telecommunications opportunities.

Technology Overview

     As part of our commitment to maximize customer satisfaction, improve our competitive position and introduce new and advanced broadband products and services to our customers, we plan to continue to make significant investments to upgrade our cable network. The objectives of our cable network upgrade program are to:

     o    increase the bandwidth capacity of our cable network to 870MHz;

     o    activate two-way communications capability;

     o consolidate headends through the extensive deployment of fiber-optic networks; and

     o provide digital cable television, high-speed Internet access, interactive video and telecommunications services.

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
     The following table describes the historical and projected technological state of the AT&T systems, from December 31, 2000 to December 31, 2003, based on our current cable network upgrade program:

                                           Percentage of Cable Network
                                       -----------------------------------
                                       Less than    550 MHz-     Two-Way
As of December 31,                      550 MHz      870 MHz     Capable
------------------                     ---------  -------------  --------
     2000 ............................    51%          49%          46%
     2001 ............................    46%          54%          54%
     2002 ............................    25%          75%          75%
     2003 ............................     4%          96%          96%

     A central feature of our cable network upgrade program is the deployment of high capacity, hybrid fiber-optic coaxial architecture. The hybrid fiber-optic coaxial architecture combines the use of fiber-optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired levels for delivering channels. In most of our cable systems, we design our network so that our fiber-optic cable is connected to individual nodes serving an average of 400 homes or commercial buildings. A node is a single connection to a cable system's main, high-capacity fiber-optic cable that is shared by a number of customers. Coaxial cable is then connected from each node to each customer's home or buildings. Our cable network design provides for six strands of fiber to each node, with two strands active and four strands reserved for future services. We believe hybrid fiber-optic coaxial architecture provides higher capacity, superior signal quality, greater network reliability, reduced operating costs and more reserve capacity for the addition of future services than traditional coaxial network design.

     Two-way communications capability permits customers to send and receive signals over the cable network so that interactive services, such as video-on-demand, are accessible and high-speed Internet access does not require a separate telephone line. This capability also positions us to offer cable telephony, using either Internet protocol telephony as it becomes commercially feasible, or the traditional switching technologies that are currently available. We believe two-way communications capability, together with hybrid fiber-optic coaxial architecture, enhances a cable network's ability to provide advanced telecommunications services.

     The AT&T systems were served by 162 headends as of June 30, 2001. We believe that fiber-optics and advanced transmission technologies make it cost effective to consolidate headends, allowing us to realize operating efficiencies and resulting in lower fixed capital costs on a per home basis as we introduce new products and services. We intend to eliminate 144 headends so that all of our customers will be served by 18 headends, or an average of approximately 44,400 basic subscribers per headend.

     As part of our cable network upgrade program, we plan to deploy approximately 5,000 route miles of fiber-optic cable to create large regional fiber-optic networks with the potential to provide advanced telecommunications services. We expect to construct our regional cable networks with excess fiber-optic capacity to accommodate new and expanded products and services.

     We expect to spend approximately $60 million in the second half of 2001, and $150 million and $145 million in 2002 and 2003, respectively, to fund our capital expenditures for our cable systems, including our cable network upgrade program and network maintenance.

Marketing, Programming and Customer Rates

     Sales and Marketing

     We seek to be the premier provider of entertainment, information and telecommunications services in the markets we serve. Our marketing programs and campaigns offer a variety of cable services creatively packaged and tailored to appeal to each of our local markets and to segments within each market. We survey our customers to ensure that we are meeting their demands and our customer surveys keep us abreast of our competition so that we can effectively counter competitors' service offerings and promotional campaigns.

     We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising,

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

local promotional events, typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.

     We build awareness of our brand through a variety of promotional campaigns. As a result of our branding efforts, our emphasis on customer service and our investments in the cable network, we believe we develop a reputation for quality, reliability and timely introduction of new products and services.

     We invest a significant amount of time, effort and financial resources in the training and evaluation of our marketing professionals and customer sales representatives. Our customer sales representatives customize their sales presentation to fit each of our customers' specific needs by conducting focused consumer research and are given the incentive to use their frequent contact with our customers as opportunities to sell our new products and services. As a result, we believe we can accelerate the introduction of new products and services to our customers and achieve high success rates in attracting and retaining customers.

     Programming Supply

     We obtain basic and premium programming for our cable systems from program suppliers whose compensation is typically based on a fixed fee per customer. Programming contracts are generally for fixed periods and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support. Upon our acquisitions of the AT&T systems, all of their existing programming contracts terminated. Our manager, through a wholly-owned subsidiary, is a member of the National Cable Television Cooperative, Inc. ("NCTC"), a programming consortium consisting of small to medium-sized multiple system operators serving, in the aggregate, over twelve million cable subscribers. The consortium helps create efficiencies in the areas of obtaining and administering programming contracts, as well as securing more favorable programming rates and contract terms for small to medium-sized cable operators. We may join the NCTC to secure certain programming for our cable systems. Our manager is in the process of negotiating contracts that will enable us to secure other programming on a direct basis with programming suppliers or indirectly through our manager. We believe such arrangements would enable us to obtain such programming at more favorable rates than we would be able to obtain on our own.

     We expect our programming costs to increase in the future due to additional programming being provided to our customers, increased costs to purchase programming, inflationary increases and other factors affecting the cable television industry. Although we will legally be able to pass through expected increases in our programming costs to customers, there can be no assurance that the marketplace will allow us to do so.

     Our manager has retransmission consent agreements with many of the broadcast stations carried on our cable systems. Some of those agreements permit the inclusion of subsequently acquired systems. In other cases, we may be required to obtain the consent of the broadcast station for continued carriage or we may have to obtain a new retransmission consent agreement.

     Currently, there are over 200 cable programming networks carried or seeking to be carried on our cable systems. We expect to use the analog and digital channel capacity resulting from our capital improvement program to negotiate favorable long-term contracts with our programming suppliers and utilize other financial arrangements to offset programming cost increases.

     Customer Rates

     Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided. As of June 30, 2001, the AT&T systems' monthly basic service rates for residential customers ranged from $6.35 to $33.13; the combined monthly basic and expanded basic service rates for residential customers ranged from $18.05 to $37.76; and per-channel premium service rates, not including special promotions, ranged from $1.45 to $14.30 per service.

     A one-time installation fee, which may be wholly or partially waived during a promotional period, is usually charged to new customers. Monthly fees for converters and remote control tuning devices, and administrative fees for delinquent payments for service, are also charged. Customers are typically free to discontinue service at any time without additional charge and may be charged a reconnection fee to resume service. Commercial

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

customers, such as hotels, motels and hospitals, are charged negotiated monthly fees and a non-recurring fee for the installation of service. Multiple dwelling units, which include commercial customers as well as condominiums and apartment complexes, may be offered a bulk rate in exchange for single-point billing and basic service to all units.

Franchises

     Cable systems are generally operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain many conditions, such as: time limitations on commencement and completion of construction; conditions of service, including number of channels, types of programming and the provision of free service to schools and other public institutions; and the granting of insurance and indemnity bonds by the cable operator. Many of the provisions of local franchises are subject to federal regulation under the Communications Act of 1934, as amended.

     Our cable systems are subject to 373 franchises. These franchises, which are non-exclusive, provide for the payment of fees to the issuing authority. In most of the cable systems, such franchise fees are passed through directly to the customers. The Cable Communications Policy Act of 1984 prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues and also permits the cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

     Substantially all of the basic subscribers of our cable systems are in service areas that require a franchise. The table below groups the franchises of the AT&T systems by year of expiration and presents the approximate number and percentage of basic subscribers for each group as of June 30, 2001.

                                                                                       Number of       Percentage of
                                                    Number of      Percentage of         Basic          Total Basic
Year of Franchise Expiration                       Franchises     Total Franchises    Subscribers       Subscribers
----------------------------                       ----------     ----------------    -----------       -----------
2001 through 2004 ...............................       119              32%             216,000             27%
2005 and thereafter .............................       254              68%             584,000             73%
                                                   ----------     ----------------    -----------       -----------
                  Total .........................       373             100%             800,000            100%
                                                   ==========     ================    ===========       ===========

Competition

     We, like most cable systems, compete on the basis of several factors, including price and the quality and variety of services offered. We face competition from various communications and entertainment providers, the number and type of which we expect to increase as we expand the products and services offered over our broadband network. We believe our ability to package multiple services, such as digital television and high-speed Internet access, is an advantage in our competitive business environment.

     Providers of Broadcast Television and Other Entertainment

     The extent to which a cable system competes with over-the-air broadcasting, which provides signals that a viewer is able to receive directly, depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and videodisc players. In recent years, the FCC has adopted policies authorizing new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable systems. The extent to which a cable television service is competitive depends in significant part upon the cable system's ability to provide a greater variety of programming, superior technical performance and superior customer service than are available over the air or through competitive alternative delivery sources.

     Direct Broadcast Satellite Providers

     Individuals can purchase home satellite dishes, which allow them to receive satellite-delivered broadcast and nonbroadcast program services, commonly known as DBS, that formerly were available only to cable television subscribers. According to recent government and industry reports, conventional, medium and high-power satellites

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

currently provide video programming services to approximately 16.0 million individual households, condominiums, apartments and office complexes in the United States.

     DBS service can be received virtually anywhere in the continental United States through the installation of a small roof top or side-mounted antenna, and it is particularly attractive in areas where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS systems use video compression technology to increase channel capacity and digital technology to improve the quality of the signals transmitted to their customers. DBS service is being heavily marketed on a nationwide basis by several service operators. We believe our digital cable service is competitive with the programming, channel capacity and the digital quality of signals delivered to customers by DBS systems.

     Two major companies, DirecTV and Echostar, are currently providing nationwide high-power DBS services, which typically offer to their customers more than 300 channels of programming, including programming similar to that provided by cable systems. Pursuant to legislation enacted in November 1999, DBS operators have begun to deliver local broadcast signals. This change in law eliminated a significant competitive advantage which cable system operators had over DBS operators, as previously DBS operators were not permitted to retransmit local broadcast signals. DirecTV and Echostar now deliver local broadcast signals in a number of the largest markets and we believe they plan to expand such carriage to many more markets. The FCC has adopted rules effective January 2002 which place a must-carry requirement on DBS operators in any market where they retransmit one or more local signals. The current capacity limitations of satellite technology may limit the DBS operators' ability to comply with these must-carry requirements. A judicial challenge to the January 2002 requirement on the grounds that it is unconstitutional is pending. These companies and others are also developing ways to bring advanced communications services to their customers. They are currently offering satellite-delivered high-speed Internet access services with a telephone return path and are beginning to provide true two-way interactivity. We are unable to predict the effects these competitive developments might have on our business and operations.

     Multichannel Multipoint Distribution Systems

     Multichannel multipoint distribution systems deliver programming services over microwave channels licensed by the FCC and received by subscribers with special antennas. These wireless cable systems are less capital intensive and subject to fewer regulatory requirements than cable television systems, and are not required to obtain local franchises or pay franchise fees. To date, the ability of wireless cable services to compete with cable systems has been limited by a channel capacity of up to 35 channels and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few wireless cable systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The use of digital compression technology, and the FCC's recent amendment to its rules to permit reverse path or two-way transmission over wireless facilities, may enable multichannel multipoint distribution systems to deliver more channels and additional services, including Internet related services. Digital compression technology refers to the conversion of the standard video signal into a digital signal and the compression of that signal to facilitate multiple channel transmissions through a single channel's signal.

     Private Cable Television Systems

     Private cable television systems compete with conventional cable television systems for the right to service condominiums, apartment complexes and other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television (SMATV) systems, provide improved reception of local television stations and several of the same satellite-delivered programming services offered by franchised cable systems. SMATV system operators often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude franchised cable television operators from serving residents of such private complexes and typically are not subject to regulation like local franchised cable operators. However, the Cable Communications Policy Act of 1984 gives franchised cable operators the right to use existing compatible easements within their franchise areas on nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to access to the premises served by those easements. Conflicting judicial decisions have been issued interpreting the scope of the access right granted by the Cable Communications Policy Act of 1984, particularly with respect to easements located entirely on private property. Under the Telecommunications Act of 1996, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with local, state and federal

                                     - 62 -

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regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights of way. The FCC has held that the latter provision is not violated so long as interconnection across public rights of way is provided by a third party.

     Traditional Overbuilds

     Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Franchising authorities have from time to time granted additional franchises to other companies, including other cable operators or telephone companies, and these additional franchises might contain terms and conditions more favorable than those afforded to the incumbent cable operator. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system, may be able to avoid significant local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities which already possess or are developing fiber-optic and other transmission facilities in the areas they serve, may over time become competitors. We believe that various entities are currently offering cable service to an estimated 10% of the homes passed in the service areas of our cable systems' franchises.

     Internet Access

     We offer high-speed Internet access in many of our cable systems. These cable systems will compete with a number of other companies, many of which have substantial resources, such as existing Internet service providers, commonly known as ISP's, and local and long distance telephone companies.

     Recently, a number of ISP's have asked local authorities and the FCC to give them rights of access to cable systems' broadband infrastructure so that they can deliver their services directly to cable systems' customers. Many local franchising authorities have been examining the issue and a few have required cable operators to provide such access. Several Federal courts have ruled that localities are not authorized to require such access. The FCC has initiated an inquiry into the appropriate regulatory treatment of Internet offered on cable systems.

     The deployment of digital subscriber line technology, known as DSL, allows Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines, putting it in direct competition with cable modem service. Numerous companies, including telephone companies, have introduced DSL service and certain telephone companies are seeking to provide high-speed broadband services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. We are unable to predict the likelihood of success of competing online services or what impact these competitive ventures may have on our business operations.

     Other Competition

     The FCC has authorized a new interactive television service which permits non-video transmission of information between an individual's home and entertainment and information service providers. This service, which can be used by direct broadcast satellite systems, television stations and other video programming distributors, including cable television systems, is an alternative technology for the delivery of interactive video services. It does not appear at the present time that this service will have a material impact on the operations of cable television systems.

     The FCC has allocated spectrum in the 28GHz range for a new multichannel wireless service that can be used to provide video and telecommunications services. The FCC completed the process of awarding licenses to use this spectrum via a market-by-market auction. We do not know whether such a service would have a material impact on the operations of cable television systems.


     The 1996 Telecom Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television to incumbent television broadcast licensees. Digital television can deliver high definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer or subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information that may be useful to both consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmission.

     Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the competitive effect that ongoing or future developments might have on the cable industry.

Employees

     As of June 30, 2001, the AT&T systems employed 1,589 full-time employees and 32 part-time employees. Approximately 6.9% of our cable systems' employees are represented by unions but are not covered by any collective bargaining agreements. Under the asset purchase agreements relating to our acquisitions of the AT&T systems, we were not required to assume any obligations under any collective bargaining agreements existing prior to such acquisitions. However, we are required to negotiate in good faith with the labor unions regarding a new labor contract.

Properties

     We own real property housing our regional call centers in the states of Georgia, Iowa and Missouri, as well as numerous locations for business offices and warehouses throughout the operating regions of our cable systems. We currently lease space for their other regional call centers in the states of Georgia, Illinois, Iowa and Missouri. We also lease additional locations for business offices and warehouses throughout the operating regions. Our headends, signal reception sites and microwave facilities are located on owned and leased parcels of land, and we generally own the towers on which certain of our equipment is located. We own most of our service vehicles. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our existing and future operations based on our current business plan.

     Our cable television plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the cable systems require maintenance and periodic upgrading to improve system performance and capacity.

Legal Matters

     We are not currently a party to any material legal proceedings. The sellers of the AT&T systems have from time to time been subject to various legal proceedings. We did not assume liability for any pending legal proceeding that involves the AT&T systems and we have been indemnified by the sellers of the AT&T systems against liabilities arising from or relating to the operation of the AT&T systems prior to the dates that we completed the acquisitions of the AT&T systems. If any pending legal proceeding known to us to which the sellers of the AT&T systems are a party is determined adversely to the sellers or to us, and our indemnification rights are unavailable for any reason, we believe that none of such proceedings would have a material adverse effect on our consolidated financial condition or results of operations.

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

                           LEGISLATION AND REGULATION

General

     A federal law known as the Communications Act of 1934, as amended (the "Communications Act"), establishes a national policy to guide the regulation, development and operation of cable communications systems. In 1996, a comprehensive amendment to the Communications Act became effective and is expected to promote competition and decrease governmental regulation of various communications industries, including the cable television industry. However, until the desired competition develops, various federal, state and local governmental units will have broad regulatory authority and responsibilities over telecommunications and cable television matters. The courts, especially the federal courts, will continue to play an important oversight role as the statutory and regulatory provisions are interpreted and enforced by the various federal, state and local governmental units.

     The Communications Act allocates principal responsibility for enforcing the federal policies between the Federal Communications Commission (the "FCC"), state and local governmental authorities. The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Communications Act. At various times, interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under the Communications Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations. In the following paragraphs, we summarize the federal laws and regulations materially affecting the growth and operation of the cable industry. We also provide a brief description of certain state and local laws.

Federal Regulation

     The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

     .    subscriber rates;

     . the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;

     . the use of our cable systems by the local franchising authorities, the public and other unrelated companies;

     .    our franchise agreements with local governmental authorities;

     .    cable system ownership limitations and prohibitions; and

     .    our use of utility poles and conduit.

Subscriber Rates

     The Communications Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and equipment. No other rates can be regulated. Federal law exempts cable systems from rate regulation of cable services and customer equipment in communities that are subject to effective competition, as defined by federal law.

     Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the right to regulate the rates charged by the operator for:

     . the lowest level of programming service offered by cable operator, typically called basic service, which includes the local broadcast channels and any public access or governmental channels that are required by the operator's franchise;

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

     .    the installation of cable service and related service calls; and

     . the sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

     Local franchising authorities who wish to regulate basic service rates and related installation and equipment rates must first obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the operator's rates.

     Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that a cable system operator and the local franchising authority must use in connection with the regulation of basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, the operator may also justify rates using a detailed cost-of-service methodology. The FCC's rules also require franchising authorities to regulate installation and equipment rates on the basis of actual cost plus a reasonable profit, as defined by the FCC.

     If the local franchising authority concludes that an operator's rates are too high under the FCC's rate rules, the local franchising authority may require the operator to reduce rates and to refund overcharges to subscribers, with interest. The operator may appeal adverse local rate decisions to the FCC.

     The FCC's regulations allow an operator to modify regulated rates on a quarterly or annual basis to account for changes in:

     .    the number of regulated channels;

     .    inflation; and

     . certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations.

     The FCC's regulations also allow an operator to modify regulated rates to reflect the costs of a significant system upgrade.

     The Communications Act and the FCC's regulations also:

     . require operators to charge uniform rates throughout each franchise area that is not subject to effective competition;

     . prohibit regulation of non-predatory bulk discount rates offered by operators to subscribers in commercial and residential developments; and

     . permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

Content Requirements

     The Communications Act and the FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations:

     . to elect once every three years to require a cable system to carry the station, subject to certain exceptions; or

     . to negotiate with us on the terms pursuant to which we carry the station on our cable system, commonly called retransmission consent.

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

     The Communications Act requires a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act also gives local non-commercial television stations mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for:

     . all distant commercial television stations, except for commercial satellite-delivered independent superstations such as WGN;

     .    commercial radio stations; and

     .    certain low-power television stations.

     The FCC has recently completed an administrative proceeding to consider the requirements for mandatory carriage of digital television signals offered by local television broadcasters. Under the new regulations, local television broadcast stations transmitting solely in a digital format are entitled to request carriage in their choice of digital or converted analog format. Stations transmitting in both digital and analog formats, which is permitted during the current several-year transition period, have no carriage rights for the digital format during the transition unless and until they turn in their analog channel. The FCC is continuing to examine this issue. We are unable to predict the impact of these new carriage requirements on the operations of our cable systems.

     The Communications Act requires our cable systems, other than those systems which are subject to effective competition, to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service other than the basic cable service tier. However, we are not required to comply with this requirement until October 2002 for any of our cable systems that do not have addressable converter boxes or that have other substantial technological limitations. Many of our cable systems do not have the technological capability to offer programming in the manner required by the statute and thus currently are exempt from complying with the requirement. We anticipate having significant capital expenditures in order for us to meet this requirement. We are unable to predict whether the full implementation of this statutory provision in October 2002 will have a material impact on the operation of our cable systems.

     To increase competition between cable operators and other video program distributors, the Communications Act and the FCC's regulations:

     . preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;

     . require such programmers to sell their programming to other unaffiliated video program distributors; and

     . limit the ability of such programmers to offer exclusive programming arrangements to their related parties.

     The Communications Act and the FCC's regulations contain restrictions on the transmission by cable operators of obscene or indecent programming. Transmission of obscene programming is prohibited. Cable operators must, upon request, fully block both the video and audio portion of indecent programming. Rules allowing cable operators, alternatively, to carry such programming "unblocked" during late-night safe harbor periods were struck down by a three-judge federal district court as unconstitutional. The United States Supreme Court recently affirmed the lower court's decision.

     The FCC actively regulates other aspects of our programming, involving such areas as:

     . our use of syndicated and network programs and local sports broadcast programming;

     .    advertising in children's programming;

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     .    political advertising;

     .    origination cablecasting;

     .    sponsorship identification; and

     .    closed captioning of video programming.

Use of Our Cable Systems by the Government and Unrelated Third Parties

     The Communications Act allows local franchising authorities and unrelated third parties to have access to our cable systems' channel capacity for their own use. For example, it:

     . permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming; and

     . requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

     The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

     . the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;

     .    the terms and conditions for commercial use of such channels; and

     . the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

     The FCC has from time to time received petitions from Internet service providers to require access to our cable systems. We cannot predict if these or other similar proposals will be adopted, or, if adopted, whether they will have an adverse impact on our business and operations.

Franchise Matters

     We have non-exclusive franchises in virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Although franchising matters are normally regulated at the local level through a franchise agreement or a local ordinance, the Communications Act provides oversight and guidelines to govern our relationship with local franchising authorities.

     For example, the Communications Act:

     . affirms the right of franchising authorities, which may be state or local, depending on the practice in individual states, to award one or more franchises within their jurisdictions;

     . generally prohibits us from operating in communities without a franchise;

     .    encourages competition with existing cable systems by:

          . allowing municipalities to operate their own cable systems without franchises, and

          . preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area;


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

     . permits local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibits franchising authorities from establishing requirements for specific video programming or information services other than in broad categories;

     . permits us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by commercial impracticability; and

     .    generally prohibits franchising authorities from:

          . imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services,

          . imposing franchise fees on revenues we derive from providing telecommunications services over our cable systems,

          . restricting our use of any type of subscriber equipment or transmission technology, and

          . limits our payment of franchise fees to the local franchising authority to 5.0% of our gross revenues derived from providing cable services over our cable system.

     The Communications Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises although, under certain circumstances, the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements, such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on us in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have almost always obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipate that our future franchise renewal prospects generally will be favorable.

     Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose substantive franchise requirements. These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

Ownership Limitations

     The Communications Act generally prohibits us from owning or operating a satellite master antenna television system or multichannel multipoint distribution system in any area where we provide franchised cable service and do not have effective competition, as defined by federal law. We may, however, acquire and operate a satellite master antenna television system in our existing franchise service areas if the programming and other services provided to the satellite master antenna television system subscribers are offered according to the terms and conditions of our local franchise agreement.

     The Communications Act also authorizes the FCC to adopt nationwide limits on the number of subscribers under the control of a cable operator. The FCC recently reconsidered its cable ownership regulations and:

     . changed its subscriber ownership limit to 30% of subscribers to multi-channel video programming distributors nationwide, but maintained its voluntary stay on enforcement of that limitation pending further action;

     . reaffirmed its subscriber ownership information reporting rules that require any person holding an attributable interest, as defined by FCC rules, in cable systems reaching 20% or more of homes passed

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

          by cable plant nationwide to notify the FCC of any incremental change in that person's cable ownership interests;

     .    retained its 5% voting stock attribution benchmark;

     .    raised the passive investor voting stock benchmark from 10% to 20%;
          and

     . adopted a new equity/debt rule that will attribute any interest of over 33% of the total assets, i.e., debt plus equity, voting or nonvoting, of an entity.

     The Communications Act and FCC regulations also impose limits on the number of channels that can be occupied on a cable system by a video programmer in which a cable operator has an interest. A federal appellate court affirmed the statutory ownership restrictions, but overturned the FCC's revised 30% subscriber ownership limitation and the rule regarding the number of channels on a cable system which can be occupied by programming affiliated with the cable operator on the basis that they do not pass constitutional muster. These matters have been sent back to the FCC for further proceedings.

     The 1996 amendments to the Communications Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. The identical FCC regulation remains in place although the FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks.

     The 1996 amendments to the Communications Act also made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

     . eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;

     . preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;

     . set basic standards for relationships between telecommunications providers; and

     . generally limited acquisitions and prohibited joint ventures between local telephone companies and cable operators in the same market.

     Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over open video systems, subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. The decision as to whether an operator of an open video system must obtain a local franchise is left to each community.

Pole Attachment Regulation

     The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities, other than municipally- or cooperatively-owned utilities, for cable systems' use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC's current rate formula governs the maximum rate utilities may charge for attachments to their poles and conduit by cable operators providing only cable services. The FCC also adopted a second rate formula that governs the maximum rate utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators which provide such services.


     Any resulting increase in attachment rates due to the FCC's new rate formula will be phased in over a five-year period in equal annual increments, beginning in February 2001. A federal appellate court generally rejected


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challenges to these new rules. However, there was one significant exception,
i.e., the court found that the provision of Internet access by a cable system was neither a cable service or a telecommunications service, thus the FCC lacked authority to regulate pole attachment rates for cable systems which offer Internet access. The Supreme Court is reviewing this decision. We are unable to predict the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on our business and operations.

Other Regulatory Requirements of the Communications Act and the FCC

     The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators.

     The Communications Act includes provisions, among others, regulating and the FCC actively regulates other parts of our cable operations, involving such areas as:

     .    equal employment opportunity;

     .    consumer protection and customer service;

     .    technical standards and testing of cable facilities;

     .    consumer electronics equipment compatibility;

     .    registration of cable systems;

     .    maintenance of various records and public inspection files;

     .    microwave frequency usage; and

     .    antenna structure notification, marking and lighting.

     The FCC may enforce its regulations through the imposition of fines, the issuance of cease and desist orders or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities often used in connection with cable operations. The FCC has ongoing rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

     Other bills and administrative proposals pertaining to cable communications have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that Congress and other governmental bodies will make further attempts relating to the regulation of cable communications services.

Copyright

     Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

     In a report to Congress, the U.S. Copyright Office recommended that Congress make major revisions to both the cable television and satellite compulsory licenses. Congress recently modified the satellite compulsory license in a manner that permits DBS providers to become more competitive with cable operators like us. The possible simplification, modification or elimination of the cable communications compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We are unable to predict the outcome of this legislative activity.

     Copyrighted music performed in programming supplied to cable television systems by pay cable networks and basic cable networks is licensed by the networks through private agreements with the major performing rights organizations in the United States. These organizations offer through to the viewer licenses to the cable networks which cover the retransmission of the cable networks' programming by cable television systems to their customers.

     Our cable systems also utilize music in other programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations from which performance licenses must be obtained. Although we cannot predict the amount of any license fees we may be required to pay for future use of music, we do not believe such license fees will be significant to our financial position, results of operations or liquidity.

State and Local Regulation

     Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. Our cable systems generally are operated in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

     .    franchise fees;

     .    franchise term;

     .    system construction and maintenance obligations;

     .    system channel capacity;

     .    design and technical performance;

     .    customer service standards;

     .    sale or transfer of the franchise;

     .    territory of the franchise;

     .    indemnification of the franchising authority;

     .    use and occupancy of public streets; and

     .    types of cable services provided.

     A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, other than Delaware, no state in which we operate has enacted such state-level regulation. State and local franchising jurisdiction is not unlimited; however, it must be exercised consistently with federal law. The Communications Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

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     The foregoing describes all material present and proposed federal, state and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our cable operations can be predicted at this time. We may be subject to additional federal, state and local statutes and regulations if and when we begin to offer telecommunications services.

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

                                   MANAGEMENT

         Mediacom Communications is our sole voting member. Mediacom Communications serves as manager of our operating subsidiaries. The executive officers of Mediacom Broadband LLC and the executive officers and directors of Mediacom Communications and Mediacom Broadband Corporation are:

    Name                                        Age    Position
    ----                                        ---    --------
    Rocco B. Commisso ........................   51    Chairman and Chief Executive Officer of
                                                       Mediacom Broadband LLC and Mediacom
                                                       Communications and President, Chief
                                                       Executive Officer and Director of
                                                       Mediacom Broadband Corporation
    Mark E. Stephan ..........................   45    Senior Vice President, Chief Financial
                                                       Officer and Treasurer of Mediacom
                                                       Broadband LLC; Senior Vice President,
                                                       Chief Financial Officer, Treasurer and
                                                       Director of Mediacom Communications; and
                                                       Treasurer and Secretary of Mediacom
                                                       Broadband Corporation
    James M. Carey ...........................   50    Senior Vice President, Operations of
                                                       Mediacom Communications
    John G. Pascarelli .......................   40    Senior Vice President, Marketing and
                                                       Consumer Services of Mediacom
                                                       Communications
    Joseph Van Loan ..........................   59    Senior Vice President, Technology of
                                                       Mediacom Communications
    Italia Commisso Weinand ..................   48    Senior Vice President, Programming and
                                                       Human Resources and Secretary of Mediacom
                                                       Communications
    Charles J. Bartolotta ....................   46    Senior Vice President, Field Operations
                                                       of Mediacom Communications
    Calvin G. Craib ..........................   47    Senior Vice President, Business
                                                       Development of Mediacom Communications
    William I. Lees, Jr. .....................   43    Senior Vice President, Corporate
                                                       Controller of Mediacom Communications
    Craig S. Mitchell ........................   42    Director of Mediacom Communications
    William S. Morris III ....................   67    Director of Mediacom Communications
    Thomas V. Reifenheiser ...................   66    Director of Mediacom Communications
    Natale S. Ricciardi ......................   52    Director of Mediacom Communications
    Robert L. Winikoff .......................   55    Director of Mediacom Communications

     Rocco B. Commisso has 23 years of experience with the cable television industry and has served as our Chairman and Chief Executive Officer since our inception in April 2001 and our manager's Chairman and Chief Executive Officer since founding its predecessor company in July 1995. Mr. Commisso has served as President, Chief Executive Officer and Director of Mediacom Broadband Corporation since its inception in May 2001. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada's affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he was assigned to manage the bank's lending activities to communications firms including the cable industry. He serves on the boards of the National Cable Television Association, Cable Television Laboratories, Inc. and C-SPAN. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.

     Mark E. Stephan has 14 years of experience with the cable television industry and has served as our Senior Vice President, Chief Financial Officer and Treasurer since our inception in April 2001 and our manager's Senior Vice President, Chief Financial Officer and Treasurer since the commencement of its operations in March 1996. Mr. Stephan has served as Director of our manager since its incorporation in November 1999 and as Treasurer and Secretary of Mediacom Broadband since its inception in May 2001. From 1993 to February 1996, Mr. Stephan served as Vice President of Finance for Cablevision Industries. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada from 1987 to 1992.

     James M. Carey has 20 years of experience in the cable television industry. Before joining our manager in September 1997, Mr. Carey was founder and President of Infinet Results, a telecommunications consulting firm, from December 1996. Mr. Carey served as Executive Vice President, Operations at MediaOne Group from August 1995 to November 1996, where he was responsible for MediaOne's Atlanta cable operations. Prior to that time, he served as Regional Vice President of Cablevision Industries' Southern region. Mr. Carey is a member of the board of directors of the American Cable Association.

     John G. Pascarelli has 21 years of experience in the cable television industry. Before joining our manager in March 1998, Mr. Pascarelli served as Vice President, Marketing for Helicon Communications Corporation from January 1996 to February 1998 and as Corporate Director of Marketing for Cablevision Industries from 1988 to 1995. Prior to that time, Mr. Pascarelli served in various marketing and system management capacities for Continental Cablevision, Inc., Cablevision Systems and Storer Communications. Mr. Pascarelli is a member of the board of directors of the Cable Television Administration and Marketing Association.

     Joseph Van Loan has 29 years of experience in the cable television industry. Before joining our manager in November 1996, Mr. Van Loan served as Senior Vice President, Engineering for Cablevision Industries from 1990. Prior to that time, he managed a private telecommunications consulting practice specializing in domestic and international cable television and broadcasting and served as Vice President, Engineering for Viacom Cable. Mr. Van Loan received the 1986 Vanguard Award for Science and Technology from the National Cable Television Association.

     Italia Commisso Weinand has 25 years of experience in the cable television industry. Before joining our manager in April 1996, Ms. Weinand served as Regional Manager for Comcast Corporation from July 1985. Prior to that time, Ms. Weinand held various management positions with Tele-Communications, Times Mirror Cable and Time Warner. She serves on the board of directors of the National Cable Television Cooperative, Inc., a programming consortium consisting of small to medium-sized multiple system operators. Ms. Weinand is the sister of Mr. Commisso.

     Charles J. Bartolotta has 19 years of experience in the cable television industry. Before joining our manager in October 2000, Mr. Bartolotta served as Division President for AT&T Broadband, LLC from July 1998, where he was responsible for managing an operating division serving nearly three million customers. He served as Regional Vice President of Tele-Communications, Inc. from January 1997 and as Vice President and General Manager for TKR Cable Company from 1989. Prior to that time, Mr. Bartolotta held various management positions with Cablevision Systems Corporation.

     Calvin G. Craib has 19 years of experience in the cable television industry. Before joining our manager in April 1999 as Vice President, Business Development, Mr. Craib served as Vice President, Finance and Administration for Interactive Marketing Group from June 1997 to December 1998 and as Senior Vice President, Operations, and Chief Financial Officer for Douglas Communications from January 1990 to May 1997. Prior to that time, Mr. Craib served in various financial management capacities at Warner Amex Cable and Tribune Cable.

     William I. Lees, Jr. joined our manager in October 2001 as Senior Vice President, Corporate Controller. Previously, Mr. Lees served as Executive Vice President and Chief Financial Officer for Regus Business Centre

Corp., a multinational real estate services company, from July 1999 to September 2001. Prior thereto, he served as Corporate Controller and Director for Formica Corporation from September 1998 to July 1999, and as Chief Financial Officer for Imperial Schrade Corporation from September 1993 to September 1998. He was previously employed for 13 years by Ernst & Young.

     Craig S. Mitchell has held various management positions with Morris Communications Corporation for more than the past five years. He currently serves as its Vice President of Finance and Treasurer and is also a member of its board of directors.

     William S. Morris III has served as the Chairman and Chief Executive Officer of Morris Communications for more than the past five years. He was the Chairman of the board of directors of the Newspapers Association of America for 1999-2000.

     Thomas V. Reifenheiser served for more than five years as a Managing Director and Group Executive of the Global Media and Telecom Group of Chase Securities Inc. until his retirement in September 2000. He joined Chase in 1963 and had been the Global Media and Telecom Group Executive since 1977. He also had been a director of the Management Committee of The Chase Manhattan Bank. Mr. Reifenheiser is a member of the board of directors of Lamar Advertising Company, a leading owner and operator of outdoor advertising and logo sign displays.

     Natale S. Ricciardi has held various management positions with Pfizer Inc. for more than the past five years. Mr. Ricciardi joined Pfizer in 1972 and currently serves as its Vice President, U.S. Manufacturing, with responsibility for all of Pfizer's U.S. manufacturing facilities.

     Robert L. Winikoff has been a partner of the law firm of Sonnenschein Nath & Rosenthal since August 2000. Prior thereto, he was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for more than five years. Sonnenschein Nath & Rosenthal currently serves as our manager's outside general counsel and prior to such representation Cooperman Levitt Winikoff Lester & Newman, P.C. served as our manager's outside general counsel since 1995.

     The table below sets forth our manager's other key employees:

Name                                           Age   Position
----                                           ---   --------
Bruce J. Gluckman .........................    48    Vice President, Legal and Regulatory
                                                     Affairs
Richard L. Hale ...........................    52    Vice President, Midwest Division
Charles F. King ...........................    54    Vice President, North Central Division
C. Christine Luther .......................    49    Vice President, Customer Service
Dale E. Ordoyne ...........................    50    Vice President, Southern Division
Brian M. Walsh ............................    35    Vice President, Finance and Assistant to
                                                     the Chairman of the Board

William D. Wegener ........................    39    Vice President, Network Development

     Bruce J. Gluckman has eight years of experience in the cable television industry. Before joining our manager as Director of Legal Affairs in February 1998, Mr. Gluckman was in private law practice from January 1996 to October 1997. From June 1993 to January 1996, he served as a Staff Attorney for Cablevision Industries. Mr. Gluckman has 20 years of experience in the practice of law.

     Richard L. Hale has 18 years of experience in the cable television industry. Before joining our manager as Regional Manager for the Central Region in January 1998, Mr. Hale served as Regional Manager of Cablevision Systems' Kentucky/Missouri region and as Sales and Marketing Director from 1988 to 1998. Mr. Hale began his career in the cable television industry in 1984 as Regional Sales and Marketing Director for Adams-Russell Cable.

     Charles F. King has 29 years of experience in the cable television industry. Before joining our manager in January 2001, Mr. King served as Senior Vice President of Operations for Insight Communications Company, Inc. from April 1999 to June 2000 and for Intermedia Partners from 1987 to March 1999, where he was responsible for the Louisville, Kentucky cable operations serving 290,000 customers. Previously, Mr. King held various management positions with Rollins Communications, Inc., Summit Cable Communications, Inc. and Cablevision Systems.

     C. Christine Luther has 25 years of experience in the cable television industry. Before joining our manager in February 1998, Ms. Luther served as Director of Customer Service to Alphastar Television Network from 1996 to September 1997. Prior to that time, Ms. Luther served as Corporate Director of Customer Service with Cablevision Industries where she was responsible for all customer service, sales and billing functions for cable systems serving 1.3 million subscribers.

     Dale E. Ordoyne has 21 years of experience in the cable television industry. Before joining our manager in October 1999, Mr. Ordoyne served as Vice President, Marketing for MediaOne from 1995, where he was responsible for all marketing activities for the Atlanta cluster comprised of 500,000 basic subscribers. Prior to that time, Mr. Ordoyne served in various marketing and system management capacities for Cablevision Industries and Cox Communications.

     Brian M. Walsh has 13 years of experience in the cable television industry. Mr. Walsh served as Vice President and Controller of our manager from January 1998 to October 2001. Before joining our manager in April 1996 as Director of Accounting, Mr. Walsh served as Financial Analyst for Helicon from January 1996 to March 1996. Prior to that time, Mr. Walsh served in various financial management capacities for Cablevision Industries, including Regional Business Manager from January 1992 to December 1995. Mr. Walsh began his career in the cable television industry in 1988 when he joined Cablevision Industries as a staff accountant.

     William D. Wegener has 20 years of experience in the cable television industry. Before joining our manager in February 1998, Mr. Wegener served as Senior Sales Engineer for C-Cor Electronics from October 1995 to October 1997. Prior to that time, Mr. Wegener served in various engineering capacities for Cablevision Industries. He is a member of the Society of Cable Telecommunications Engineers.

Compensation

     None of the executive officers of Mediacom Broadband LLC and Mediacom Broadband Corporation are compensated for their services as such officers. Rather, executive management of Mediacom Broadband LLC and Mediacom Broadband Corporation receive compensation from Mediacom Communications.

     The executive officers and directors of Mediacom Communications are compensated exclusively by Mediacom Communications and do not receive any separate compensation from Mediacom Broadband LLC or Mediacom Broadband Corporation. Mediacom Communications acts as our manager and in return receives a management fee. See "Description of Governing Documents--Management Agreements."

                              CERTAIN TRANSACTIONS

     J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BMO Nesbitt Burns Corp., Dresdner Kleinwort Wasserstein-- Grantchester, Inc., Scotia Capital (USA) Inc., SunTrust Equitable Securities Corporation, BNY Capital Markets, Inc. and Mizuho International plc were the initial purchasers of the initial notes. Certain of the initial purchasers or their affiliates have in the past engaged in transactions with and performed services for us and our affiliates in the ordinary course of business, including commercial banking, financial advisory and investment banking services. Furthermore, these initial purchasers or their affiliates may perform similar services for us and our affiliates in the future. Affiliates of certain of the initial purchasers are agents and lenders under our subsidiary credit facility. The Bank of New York, an affiliate of BNY Capital Markets, Inc., acts as trustee for the initial notes and will act as trustee for the exchange notes.

                             PRINCIPAL STOCKHOLDERS

     Mediacom Broadband Corporation is our wholly-owned subsidiary. Mediacom Communications is our sole voting member. The address of Mediacom Communications is 100 Crystal Run Road, Middletown, New York 10941.

                       DESCRIPTION OF GOVERNING DOCUMENTS

Mediacom Broadband Operating Agreement

     Mediacom Broadband was formed as a limited liability company on April 5, 2001, pursuant to the provisions of the Delaware Limited Liability Company Act. The following is a summary of the material provisions of the operating agreement of Mediacom Broadband.

     The operating agreement provides that the overall management, operation, and control of the business, activities, and affairs of Mediacom Broadband be vested exclusively in its managing member, Mediacom Communications. The managing member serves without compensation, but is entitled to reimbursement for all costs and expenses incurred by it in performing its duties under the operating agreement. The managing member may delegate any of the duties, powers, and authority vested in it under the operating agreement. Anyone to whom it delegates any duties is subject to removal at any time at the managing member's discretion and must report to and consult with the managing member.

     The operating agreement provides for the establishment of a three member executive committee. Pursuant to the operating agreement, Rocco B. Commisso, the Chairman and Chief Executive Officer of the managing member, serves as Chairman of the executive committee and is entitled to designate the other members, each of whom must be a member of senior management or a director of Mediacom Communications or its subsidiaries. The other current members of the executive committee are Mark E. Stephan and James M. Carey. Approval of the executive committee (acting by majority vote) is required for certain actions, including certain affiliate transactions. See "Description of the Notes." None of the members of the executive committee are compensated for their services as such members, but are entitled to reimbursement for travel expenses.

     As of the date of this prospectus, Mediacom Communications is our sole voting member. Upon the consummation of the AT&T acquisitions, (i) Mediacom Communications made capital contributions to us in an aggregate amount of $725.0 million and (ii) operating subsidiaries of Mediacom LLC purchased preferred membership interests in us aggregating $150.0 million. The preferred membership interests entitle the holders to receive, in preference to any distributions to be made to other holders of membership interests, dividends on the investment at a rate per annum equal to 12.0%, payable in cash in quarterly installments. The preferred membership interests are non-voting interests.

     No member has the right to withdraw its capital contribution or to demand and receive property of Mediacom Broadband or any distribution in return for its capital, prior to dissolution of Mediacom Broadband. The holders of the preferred membership interests have the right to have us redeem these interests at any time following the maturity of the notes offered hereby.

     Under the operating agreement, members may not transfer their interests without the consent of the managing member.

Management Agreements

     Mediacom Communications manages each of our operating subsidiaries pursuant to a management agreement with each operating subsidiary. Pursuant to the management agreements, Mediacom Communications has full and exclusive authority to manage the day to day operations and conduct the business of our operating subsidiaries. Our operating subsidiaries remain responsible for all expenses and liabilities relating to the construction, development, operation, maintenance, repair, and ownership of their systems.

     As compensation for the performance of its services, subject to certain restrictions contained in the notes and in our subsidiary credit facility, Mediacom Communications is entitled under each management agreement to receive management fees in an amount not to exceed 4.0% of the annual gross operating revenues of each of our operating subsidiaries. Mediacom Communications is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

     The management agreements will terminate upon the dissolution or liquidation of the respective operating subsidiary, and are also terminable by any operating subsidiary as follows:

     . if Mediacom Communications materially breaches the management agreement and fails to cure the breach within 20 days of receipt of written notice of the breach (or, if the breach is not susceptible to cure within 20 days, if Mediacom Communications fails to cure the breach as promptly as possible, but in any event, within 60 days of the written notice);

     . if Mediacom Communications engages in any act of gross negligence, dishonesty, willful malfeasance or gross misconduct that is materially injurious to the respective operating subsidiary;

     . if any lender consummates foreclosure proceedings following default under any loan agreement with respect to the equity interests or assets of the respective operating subsidiary; and

     . if Mediacom Communications is unable to pay its debts as such debts become due.

                    DESCRIPTION OF SUBSIDIARY CREDIT FACILITY

     Financing for a portion of the AT&T acquisitions was provided by and financing for the operations of our operating subsidiaries has been and will continue to be provided by a credit agreement that our operating subsidiaries entered into with the lenders party thereto and The Chase Manhattan Bank, as administrative agent.

     Our subsidiary credit facility is a $1.4 billion credit facility, consisting of a $600.0 million revolving credit facility, a $300.0 million tranche A term loan and a $500.0 million tranche B term loan. The following is a summary of the principal terms of our subsidiary credit facility.

     The revolving credit facility will expire on March 31, 2010. Commitments under the revolving credit facility will be reduced in quarterly installments beginning on December 31, 2004. A portion of the revolving credit facility is available for the issuance of letters of credit.

     The tranche A term loan will mature on March 31, 2010 and the tranche B term loan will mature on September 30, 2010. The term loans are payable in quarterly installments beginning on September 30, 2004.

     At any time prior to December 31, 2003, our operating subsidiaries may request that the lenders under our subsidiary credit facility provide additional term loans in an aggregate amount of up to $500.0 million.

     Our subsidiary credit facility provides us with two interest rate options, at our election, to which a margin is added: a base rate, the higher of the federal funds effective rate plus 1/2 of 1% and the prime commercial lending rate, and a eurodollar rate, based on the London interbank eurodollar interest rate. Interest rate margins for our subsidiary credit facility depend upon the performance of our operating subsidiaries measured by its leverage ratio, or the ratio of indebtedness to the immediately preceding quarter's system cash flow, multiplied by four. The interest rate margins for our subsidiary credit facility are as follows:

     . interest on outstanding revolving loans and the tranche A term loan is payable at either the eurodollar rate plus a floating percentage ranging from 1.00% to 2.50% depending on the leverage ratio or the base rate plus a floating percentage ranging from 0.25% to 1.50% depending on the leverage ratio; and

     . interest on tranche B term loan is payable at either the eurodollar rate plus a floating percentage tied to the leverage ratio ranging from 2.50% to 2.75% or the base rate plus a floating percentage tied to the leverage ratio ranging from 1.50% to 1.75%.

We may enter into interest rate swap agreements to hedge any underlying eurodollar rate exposure under our subsidiary credit facility.

     In general, our subsidiary credit facility requires our operating subsidiaries to use the proceeds from specified insurance condemnation awards, debt issuances and asset dispositions to prepay borrowings under our subsidiary credit facility and to reduce permanently commitments thereunder. Our subsidiary credit facility also requires mandatory prepayments of amounts outstanding and permanent reductions in the commitments thereunder, beginning in 2005, based on a percentage of excess cash flow for the prior year.

     Our subsidiary credit facility is secured by a pledge of our ownership interests in our operating subsidiaries, and will be guaranteed by us on a limited recourse basis to the extent of such ownership interests. In addition, the holders of certain intercompany indebtedness of Mediacom Broadband and our operating subsidiaries have pledged such intercompany indebtedness on a non-recourse basis to secure the proposed new subsidiary credit facility.

     Our subsidiary credit facility contains covenants, including:

     .    maintenance of specified financial ratios;

     .    limitations on incurrence of additional indebtedness;

     .    limitations on restricted payments;

     . limitations on mergers, consolidations, liquidations and dissolutions and sales of assets;

     .    limitations on acquisitions and investments;

     .    limitations on liens;

     .    limitations on other lines of business;

     .    limitations on transactions with affiliates;

     .    limitations on restrictive agreements; and

     .    limitations on modification of specified documents.

     In addition, our subsidiary credit facility contains customary events of default.

                            DESCRIPTION OF THE NOTES

General

     The initial notes were issued and the exchange notes (the "Notes") will be issued under an Indenture (the "Indenture") dated as of June 29, 2001, among Mediacom Broadband LLC and Mediacom Broadband Corporation, as joint and several obligors (the "Issuers"), and The Bank of New York, as Trustee (the "Trustee"). The Notes initially issued will not be guaranteed by any Subsidiary of Mediacom Broadband LLC, but Mediacom Broadband LLC agreed in the Indenture to cause a Restricted Subsidiary to guarantee payment of the Notes in certain limited circumstances specified therein. See "Covenants--Limitation on Guarantees of Certain Indebtedness" below. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more registered Notes in global form and in limited circumstances may be represented by Notes in certificated form. See "Book-Entry; Delivery and Form."

     The form and terms of the exchange notes are the same in all material respects as the form and terms of the initial notes, except that the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer. The initial notes have not been registered under the Securities Act and are subject to transfer restrictions.

     The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, including the terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the Indenture will be provided upon request without charge to each person to whom a copy of this prospectus is delivered. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the Indenture.

Principal, Maturity and Interest

     The Notes will be issued in an aggregate principal amount of up to $400.0 million and will mature on July 15, 2013. Interest on the Notes will accrue at the rate per annum shown on the front cover of this prospectus from June 29, 2001, or from the most recent date on which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the January 1 or July 1 (whether or not such day is a business day) immediately preceding the interest payment date on January 15 and July 15 of each year commencing January 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Indenture provides for the issuance thereunder of up to $400.0 million aggregate principal amount of additional Notes having substantially identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture (including "Covenants--Limitation on Indebtedness" as a new Incurrence of Indebtedness by the Issuers). Any Additional Notes will be part of the same issue as the Notes offered hereby (and accordingly will participate in purchase offers and partial redemptions) and will vote on all matters with the Notes offered hereby. Unless the context otherwise requires, for purposes of this "Description of the Notes," reference to the Notes includes Additional Notes.

     Principal of, premium, if any, and interest, including Additional Interest, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee at 20 Broad Street, One Lower Level, New York, New York 10005), except that, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the registered holders of the Notes at their registered addresses; provided that all payments with respect to global Notes and certificated Notes the holders of which have given written wire transfer instructions to the Trustee by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

Ranking

     The Notes will be unsecured, senior obligations of the Issuers, ranking pari passu in right of payment with all existing and future unsecured Indebtedness of the Issuers, other than any Subordinated Obligations. The Notes will be effectively subordinated to any secured Indebtedness of the Issuers. Since Mediacom Broadband LLC is an intermediate holding company and will conduct its business through its Subsidiaries, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of the Subsidiaries. Mediacom Communications is not and will not be an obligor or guarantor of the Notes.

     As of June 30, 2001, after giving pro forma effect to the consummation of the acquisitions of the Georgia, Illinois and Iowa systems, Mediacom Broadband LLC would have had approximately $1,255.0 million of Indebtedness outstanding (including approximately $855.0 million of Indebtedness of the Subsidiaries), and the Subsidiaries would have had $545.0 million of unused credit commitments under the Subsidiary Credit Facility.

Optional Redemption

     Except as set forth below, the Notes are not redeemable prior to July 15, 2006. Thereafter, the Notes will be redeemable, in whole or in part, from time to time at the option of the Issuers, on not less than 30 and not more than 60 days' notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder's address appearing in the register of Notes maintained by the Registrar at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning with July 15 of the year indicated below, in each case together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption:

     Year                                                  Redemption Price
     ----                                                  ----------------
     2006 ................................................     105.500%
     2007 ................................................     103.667%
     2008 ................................................     101.833%
     2009 and thereafter .................................     100.000%

     In addition, at any time and from time to time, on or prior to July 15, 2004 the Issuers may redeem up to 35% of the original principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price in cash equal to 111% of the principal to be redeemed plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that at least 65% of the original principal amount of Notes (as so calculated) remains outstanding immediately after each such redemption. Any such redemption will be required to occur within 90 days following the closing of any such Equity Offering.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders; provided that, if a partial redemption is made with the proceeds of any Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of Holders

     Change of Control

     The Indenture provides that upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuers to repurchase all or any part of such holder's Notes pursuant to an offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (the "Change of Control Payment").

     A "Change of Control" means the occurrence of any of the following events:

          (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC;

          (ii) Mediacom Broadband LLC consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or Mediacom Broadband LLC or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom Broadband LLC and its Subsidiaries (determined on a consolidated basis) to any Person (other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC, "beneficially own" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Equity Interests in the surviving or transferee Person;

          (iii) Mediacom Broadband LLC is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture);

          (iv) a majority of the members of the Executive Committee of Mediacom Broadband LLC shall consist of Persons who are not Continuing Members; or

          (v) Mediacom Broadband LLC ceases to own 100% of the issued and outstanding Equity Interests in Mediacom Broadband Corporation, other than by reason of a merger of Mediacom Broadband Corporation into and with a corporate successor to Mediacom Broadband LLC;

provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described in clauses (i) through (iv) above if after the occurrence of any such circumstance (A) Mediacom Communications (or any successor thereto), or a Person (or successor thereto) more than 50% of the total voting power of the then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Mediacom Communications (or any successor thereto), continues to be the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) pursuant to the Operating Agreement and Rocco B. Commisso continues to be the chief executive officer or chairman of Mediacom Communications (or any successor thereto), (B) Rocco B. Commisso, or a Person more than 50% of the total voting power of the then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Rocco B. Commisso and the other Permitted Holders together with their respective designees, becomes the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) or (C) Rocco B. Commisso becomes and thereafter continues to be the chief executive officer or chairman of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above).

     Within 30 days of the occurrence of a Change of Control, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of Notes maintained by the Registrar, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;

          (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3) that any Note not tendered will continue to accrue interest;

          (4) that, unless the Issuers default in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased;

          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
     Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Issuers shall, to the extent lawful (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an officers' certificate stating the Notes or portions thereof tendered to the Issuers. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuers shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. The Issuers will send to the Trustee and the holders of Notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

     The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuers will not be required to make a Change of Control Offer in the event of a highly leveraged transaction that does not constitute a Change of Control.

     The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

     The Subsidiary Credit Facility includes a "change of control" provision that permits the lenders thereunder to accelerate the repayment of Indebtedness thereunder. The Subsidiary Credit Facility will not permit the Subsidiaries of Mediacom Broadband LLC to make distributions to the Issuers so as to permit the Issuers to effect a purchase of the Notes upon the Change of Control without the prior satisfaction of certain financial tests and other conditions. Any future credit facilities or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Issuers may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Subsidiary Credit Facility or other agreements relating to Indebtedness, if accelerated. The failure of the Issuers to make or consummate the Change of Control Offer or to pay the Change of Control Payment when due will give the Trustee and the holders of the Notes the rights described under "Events of Default" below.

     The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of the assets of Mediacom Broadband LLC and its Subsidiaries. Although there is a developing body of case law interpreting the phrase "substantially all," there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Issuers to repurchase such Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Mediacom Broadband LLC and its Subsidiaries to another Person or group may be uncertain.

     Asset Sales

     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (i) Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution);

          (ii) not less than 75% of the consideration received by Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

          (iii) the Asset Sale Proceeds received by Mediacom Broadband LLC or such Restricted Subsidiary are applied (a) first, to the extent Mediacom Broadband LLC elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale or, to the extent Mediacom Broadband LLC elects, to make an investment in assets (including Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in a Related Business; provided that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"), and (b) second, on a pro rata basis (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share (provided that any such repayment shall result in a permanent reduction of any commitment in respect thereof in an amount equal to the principal amount so repaid) and (2) if on the Reinvestment Date with respect to any Asset Sale the Excess Proceeds exceed $10.0 million, the Issuers shall apply an amount equal to such Excess Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (an "Excess Proceeds Offer").

If an Excess Proceeds Offer is not fully subscribed, the Issuers may retain the portion of the Excess Proceeds not required to repurchase Notes. For purposes of determining in clause (ii) above the percentage of cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary, the amount of any (x) liabilities (as shown on Mediacom Broadband LLC's or such Restricted Subsidiary's most recent balance sheet) of Mediacom Broadband LLC or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Mediacom Broadband LLC and the Restricted Subsidiaries are fully released shall be deemed to be cash, and (y) securities, notes or other similar obligations received by Mediacom Broadband LLC or such Restricted Subsidiary from such transferee that are immediately converted (or are converted within 30 days of the related Asset Sale) by Mediacom Broadband LLC or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion.

     If the Issuers are required to make an Excess Proceeds Offer, within 30 days following the Reinvestment Date, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of the Notes maintained by the Registrar, a notice stating, among other things:

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          (1) that such holders have the right to require the Issuers to apply the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase;

          (2) the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3) the instructions, determined by the Issuers, that each holder must follow in order to have such Notes repurchased; and

          (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes.

If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

         The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

     Notwithstanding the foregoing, the Indenture provides that Mediacom Broadband LLC or any Restricted Subsidiary will be permitted to consummate an Asset Swap if (i) at the time of entering into the related Asset Swap Agreement or immediately after giving effect to such Asset Swap no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) such Asset Swap shall have been approved in good faith by the Executive Committee, whose approval shall be conclusive and evidenced by a Committee Resolution, which states that such Asset Swap is fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view.

     If a Restricted Subsidiary were to consummate an Asset Sale, the Subsidiary Credit Facility would not permit such Restricted Subsidiary to make a distribution to the Issuers of the related Asset Sale Proceeds so as to permit the Issuers to effect an Excess Proceeds Offer with such Asset Sale Proceeds without the prior satisfaction of certain financial tests and other conditions. Any future credit agreements or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions or other provisions which would prohibit the Issuers from purchasing any Notes from Asset Sale Proceeds. In the event an Excess Proceeds Offer occurs at a time when the Issuers are prohibited from receiving Asset Sale Proceeds or purchasing the Notes, the Issuers could seek the consent of their lenders to the distribution of Asset Sales Proceeds or the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Issuers do not obtain such a consent or repay such Indebtedness, the Issuers may remain prohibited from purchasing the Notes. In such case, the Issuers' failure to purchase tendered Notes when due will give the Trustee and the holders of the Notes the rights described under "Events of Default" below.

Events of Default

     An Event of Default is defined in the Indenture as being:

          (a) default in payment of any principal of, or premium, if any, on the Notes when due;

          (b) default for 30 days in payment of any interest or Additional Interest, if any, on the Notes when due;

          (c) default by the Issuers for 60 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding in the observance or performance of any other covenant in the Notes or the Indenture;

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

          (d) default in the payment at maturity (continued for the longer of any applicable grace period or 30 days) of any Indebtedness aggregating $25.0 million or more of the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, or the acceleration of any such Indebtedness which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within 30 days after written notice by holders of not less than 25% in principal amount of the Notes then outstanding;

          (e) any final judgment or judgments for the payment of money in excess of $25.0 million (net of amounts covered by insurance) shall be rendered against the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect;

          (f) certain events involving bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary;

          (g) the guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor shall deny or disaffirm its obligations under the Indenture or the guarantee of such Guarantor; or

          (h) any failure to perform or comply with the provisions of the Indenture.

The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal of or premium, if any, or interest or Additional Interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all the Notes to be due and payable immediately, but if the Issuers shall cure (or the holders of a majority in principal amount of the Notes then outstanding, if permitted by the Indenture, shall waive) all defaults (except the nonpayment of principal, interest and premium, if any, on any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled by the holders of a majority in principal amount of the Notes then outstanding. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee subject to certain limitations specified in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered to the Trustee indemnity satisfactory to it.

Covenants

     Limitation on Restricted Payments

     The Indenture provides that, so long as any of the Notes remain outstanding, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if:

          (i) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment;

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

          (ii) immediately after giving effect to such proposed Restricted Payment, Mediacom Broadband LLC would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" below; or

          (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after the Issue Date (the amount of any Restricted Payment, if other than cash, to be based upon the fair market value thereof on the date of such Restricted Payment (without giving effect to subsequent changes in value) as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution) would exceed an amount equal to the difference between (a) the Cumulative Credit and (b)
     1.2 times Cumulative Interest Expense.

     The provisions of the first paragraph of this covenant shall not prevent:

          (1) the retirement of any of Mediacom Broadband LLC's Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC;

          (2) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

          (3) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under "Repurchase at the Option of Holders--Asset Sales" above;

          (4) payments of compensation to officers, directors and employees of Mediacom Broadband LLC or any Restricted Subsidiary so long as the Executive Committee or the manager of Mediacom Broadband LLC in good faith shall have approved the terms thereof;

          (5) (a) the payment of dividends on any Equity Interests in Mediacom Broadband LLC following the issuance thereof in an amount per annum of up to 6% of the net proceeds received by Mediacom Broadband LLC from an Equity Offering of such Equity Interests and (b) the payment of cash dividends on the amount of the Mediacom Broadband Preferred Membership Interest at a rate not to exceed 6.0% per annum;

          (6) (a) the payment of management fees, and any related reimbursement of expenses, to Mediacom Communications or any Affiliate thereof pursuant to the Management Agreements and (b) the reimbursement of expenses and the making of payments in respect of indemnification obligations to Mediacom Communications or any Affiliate thereof pursuant to the Operating Agreement, in each case, other than any dividend or distribution (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in Mediacom Broadband LLC, or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests;

          (7) the payment of amounts in connection with any merger, consolidation, or sale of assets effected in accordance with the "--Merger or Sales of Assets" covenant below, provided that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the Incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" below such that after incurring that

     $1.00 of additional Indebtedness, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0;

          (8) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC or Subordinated Obligations of Mediacom Broadband LLC;

          (9) the payment of any dividend or distribution on or with respect to any Equity Interests in any Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

          (10) the making and consummation of (A) an Excess Proceeds Offer in accordance with the provisions of the Indenture with any Excess Proceeds or
     (B) a Change of Control Offer with respect to the Notes in accordance with the provisions of the Indenture or (C) any offer similar to the offer described in clause (A) or (B) set forth in any other indenture governing debt securities;

          (11) during the period Mediacom Broadband LLC is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of members' or partners income tax liability with respect to Mediacom Broadband LLC in an amount not to exceed the aggregate amount of tax distributions, if any, permitted to be made by Mediacom Broadband LLC to its members under the Operating Agreement (such amount not to include amounts in respect of taxes resulting from Mediacom Broadband LLC's reorganization as or change in the status to a corporation);

          (12) the payment by any Restricted Subsidiary to Mediacom Broadband LLC or another Restricted Subsidiary of principal and interest due in respect of intercompany Indebtedness and dividends and other distributions in respect of Preferred Equity Interests in such Restricted Subsidiary;

          (13) the distribution of any Investment originally made by Mediacom Broadband LLC or any Restricted Subsidiary pursuant to the first paragraph of this covenant to holders of Equity Interests in Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be; and

          (14) additional Restricted Payments in an aggregate amount not to exceed $25.0 million;

provided, however, that in the case of clauses (2), (5), (7), (9), (10), (13) and (14) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In determining the aggregate amount of Restricted Payments made on or after the date of the Indenture, Restricted Payments made pursuant to clauses (1), (2),
(5) and (8) and any Restricted Payment deemed to have been made pursuant to the "--Limitation on Transactions with Affiliates" covenant below shall be included in such calculation.

     Limitation on Indebtedness

     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 8.5 to 1.0.

     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

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

          (a) Indebtedness under the Notes issued on the date of the Indenture, the Exchange Notes and the Indenture;

          (b) Indebtedness and Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding on the Issue Date other than Indebtedness described in clause (a), (c), (d) or (f) of this paragraph;

          (c) (i) Indebtedness of the Restricted Subsidiaries under the Subsidiary Credit Facility (including any refinancing thereof), and (ii) Indebtedness of the Restricted Subsidiaries (including any refinancing thereof) if, at the time of and immediately after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0; provided, however, that for purposes of the calculation of such Ratio, the term "Consolidated Total Indebtedness" shall refer only to the Consolidated Total Indebtedness of the Restricted Subsidiaries (including Indebtedness Incurred under the Subsidiary Credit Facility and the Future Subsidiary Credit Facilities) outstanding as of the Determination Date (as defined hereafter in the term "Debt to Operating Cash Flow Ratio") and the term "Operating Cash Flow" shall refer only to the Subsidiary Operating Cash Flow of the Restricted Subsidiaries for the related Measurement Period (as defined hereafter in the term "Debt to Operating Cash Flow Ratio");

          (d) Indebtedness and Disqualified Equity Interests in (x) any Restricted Subsidiary owed to or issued to and held by Mediacom Broadband LLC or any other Restricted Subsidiary and (y) Mediacom Broadband LLC owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers' obligations under the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness and Disqualified Equity Interests that is not permitted by this clause (d) shall be deemed to have occurred upon
     (i) any sale or other disposition of any Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary referred to in this clause (d) to any Person (other than Mediacom Broadband LLC or a Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests in a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) any designation of a Restricted Subsidiary which holds Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC as an Unrestricted Subsidiary;

          (e) guarantees by any Restricted Subsidiary of Indebtedness of Mediacom Broadband LLC or any other Restricted Subsidiary Incurred in accordance with the provisions of the Indenture;

          (f) Hedging Agreements of Mediacom Broadband LLC or any Restricted Subsidiary relating to any Indebtedness of Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that such Hedging Agreements have been entered into for bona fide business purposes and not for speculation;

          (g) Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC or any such Restricted Subsidiary, as the case may be, Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness or Disqualified Equity Interests in Mediacom Broadband LLC may not be refinanced under this clause (g) with Indebtedness or Disqualified Equity Interests in any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value (or, if such Indebtedness or Disqualified Equity Interests provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness of Mediacom Broadband LLC shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iv) Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC may only be refinanced with Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC, and (v) Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations, or with Disqualified Equity Interests;

          (h) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary Incurred as a result of the pledge by Mediacom Broadband LLC or such Restricted Subsidiary of intercompany Indebtedness or Equity Interests in another Restricted Subsidiary or Equity Interests in an Unrestricted Subsidiary in the circumstance where recourse to Mediacom Broadband LLC or such Restricted Subsidiary is limited to the value of the intercompany Indebtedness or the Equity Interests so pledged;

          (i) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or such Restricted Subsidiary or a Related Business in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

          (j) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary in an aggregate amount not to exceed two times the sum of (i) the aggregate Net Cash Proceeds to Mediacom Broadband LLC from (x) the issuance (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC (for the benefit of its employees)) of any class of Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Issue Date or (y) contributions (other than the AT&T Acquisitions Contributions) to the equity capital of Mediacom Broadband LLC on or after the Issue Date which do not themselves constitute Disqualified Equity Interests and (ii) the fair market value, as determined by an independent nationally recognized accounting, appraisal or investment banking firm experienced in similar types of transactions, of any assets (other than cash or Cash Equivalents) that are used or useful in a Related Business or Equity Interests in a Person engaged in a Related Business that is or becomes a Restricted Subsidiary of Mediacom Broadband LLC, in each case received by Mediacom Broadband LLC after the Issue Date in exchange for the issuance (other than to a Subsidiary of Mediacom Broadband LLC) of its Equity Interests (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions); provided that (A) the amount of such Net Cash Proceeds with respect to which Indebtedness is incurred pursuant to this clause (j) shall not be deemed Net Cash Proceeds from the issue or sale of Equity Interests for purposes of clause (ii) of the definition of "Cumulative Credit" and (B) the issuance of Equity Interests with respect to which Indebtedness is incurred pursuant to this clause (j) shall not also be used to effect a Restricted Payment pursuant to clause (1) or (8) of the third paragraph of "--Limitation on Restricted Payments" above; and

          (k) in addition to any Indebtedness described in clauses (a) through
     (j) above, Indebtedness of Mediacom Broadband LLC or any of the Restricted Subsidiaries so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (k) does not exceed $50.0 million at any one time outstanding.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mediacom Broadband LLC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred as so classified.

     Limitation on Transactions with Affiliates

     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate $5.0 million or more with any Affiliate unless such transaction (or series of related transactions) shall

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have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee, which approval in each case shall be conclusive, to the effect that such transaction (or series of related transactions) is (a) in the best interest of Mediacom Broadband LLC or such Restricted Subsidiary and (b) upon terms which would be obtainable by Mediacom Broadband LLC or such Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate, except that the foregoing shall not apply in the case of any of the following transactions (the "Specified Affiliate Transactions"):

          (i) the making of any Restricted Payment (including the making of any Restricted Payment that is permitted pursuant to clauses (1) through (14) of the second paragraph of "--Limitation on Restricted Payments" and any Permitted Investment that is permitted pursuant to "--Limitation on Restricted Payments" above);

          (ii) any transaction or series of transactions between Mediacom Broadband LLC and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

          (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, members, directors and employees of Mediacom Broadband LLC or any Restricted Subsidiary, and management, consulting or advisory fees and reimbursements of expenses and indemnity in each case so long as the Executive Committee in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor;

          (iv) any payments for goods or services purchased in the ordinary course of business, upon terms which would be obtainable by Mediacom Broadband LLC or a Restricted Subsidiary in a comparable arm's-length transaction with a Person which is not an Affiliate;

          (v) any transaction pursuant to any agreement with any Affiliate in effect on the Issue Date (including, but not limited to, the Management Agreements, the Operating Agreement and other agreements relating to the payment of management fees, acquisition fees and expense reimbursements), including any amendments thereto entered into after the Issue Date, provided, that the terms of any such amendment are not less favorable to Mediacom Broadband LLC than the terms of the relevant agreement in effect prior to any such amendment, as determined in good faith by the Executive Committee; and

          (vi) any transaction or series of transactions between Mediacom Broadband or any of its Restricted Subsidiaries, on the one hand, and Mediacom Communications or any of its direct or indirect Subsidiaries, on the other hand, which relate to (a) the sharing of centralized services, personnel, facilities, headends and plant, (b) the joint procurement of goods and services, (c) the allocation of costs and expenses (other than taxes based on income) and (d) matters reasonably related to any of the foregoing, in each case, which are undertaken pursuant to an established plan of Mediacom Communications the primary purpose of which is to result in cost savings and related synergies for Mediacom Broadband LLC, its Restricted Subsidiaries, Mediacom Communications and each of Mediacom Communications' other direct or indirect Subsidiaries involved in such transaction or series of transactions; provided that, in the case of this clause (vi), such plan shall have been approved pursuant to a Committee Resolution, rendered in good faith by the Executive Committee, which approval in each case shall be conclusive, to the effect that such plan is in the best interest of Mediacom Broadband LLC or such Restricted Subsidiary; and provided, further, that such transaction or series of related transactions is fair and reasonable to Mediacom Broadband LLC or such Restricted Subsidiary, on the one hand, and to Mediacom Communications and each such other Subsidiary of Mediacom Communications, on the other hand.

The Indenture will further provide that, except in the case of a Specified Affiliate Transaction, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate (y) $25.0 million or more in all instances except in the case of Asset Sales or Asset Swaps and
(z) $50.0 million or more in the case of any Asset Sale or Asset Swap, in each case, with any Affiliate unless (i) such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee to the effect set forth in clauses (a) and (b) above; and (ii) Mediacom Broadband LLC shall have received an opinion from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions stating that the terms of such transaction (or series of related transactions) are fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view. Notwithstanding the foregoing, any transaction (or series of related transactions) entered into by Mediacom Broadband LLC or any Restricted Subsidiary with any Affiliate without complying with the foregoing provisions of this covenant shall not constitute a violation of the provisions of this covenant if Mediacom Broadband LLC or such Restricted Subsidiary would be permitted to make a Restricted Payment pursuant to the first paragraph of "--Limitation on Restricted Payments" above at the time of the completion of such transaction (or series of related transactions) in an amount equal to the fair market value of such transaction (or series of related transactions), as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. In such a case, Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment for purposes of the calculation of Restricted Payments pursuant to clause (iii) of the first paragraph of "--Limitation on Restricted Payments" above.

     Limitation on Liens

     The Indenture provides that Mediacom Broadband LLC shall not Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Mediacom Broadband LLC unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such secured Indebtedness. This restriction does not, however, apply to Indebtedness secured by:

          (i) Liens, if any, in effect on the Issue Date;

          (ii) Liens in favor of governmental bodies to secure progress or advance payments;

          (iii) Liens on Equity Interests or Indebtedness existing at the time of the acquisition thereof (including acquisition through merger or consolidation); provided that such Liens were not Incurred in anticipation of such acquisition;

          (iv) Liens securing industrial revenue or pollution control bonds;

          (v) Liens securing the Notes;

          (vi) Liens securing Indebtedness of Mediacom Broadband LLC in an amount not to exceed $10.0 million at any time outstanding;

          (vii) Other Permitted Liens; and

          (viii) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (vii), inclusive.

     Limitation on Business Activities of Mediacom Broadband Corporation

     The Indenture provides that Mediacom Broadband Corporation shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Mediacom Broadband LLC, including the Notes and the Exchange Notes, if any, that is permitted to be Incurred by Mediacom Broadband LLC under "--Limitation on Indebtedness" above (provided that the net proceeds of such Indebtedness are retained by Mediacom Broadband LLC or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Mediacom Broadband Corporation), and activities incidental thereto. Neither Mediacom Broadband LLC nor any Restricted Subsidiary shall engage in any transactions with Mediacom Broadband Corporation in violation of the immediately preceding sentence.

                                     - 95 -

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     Designation of Unrestricted Subsidiaries

     The Indenture provides that Mediacom Broadband LLC may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) at the time of and after giving effect to such Designation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

          (c) Mediacom Broadband LLC would be permitted to make a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "--Limitation on Restricted Payments" above in an amount equal to Mediacom Broadband LLC's proportionate interest in the fair market value of such Subsidiary on such date (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution). Notwithstanding the foregoing, neither Mediacom Broadband Corporation nor any of its Subsidiaries may be designated as Unrestricted Subsidiaries.

     The Indenture will further provide that at the time of Designation all of the Indebtedness of such Unrestricted Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and that neither Mediacom Broadband LLC nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to:

          (x) make additional Investments (other than Permitted Investments) in any Unrestricted Subsidiary;

          (y) maintain or preserve the financial condition of any Unrestricted Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results; or

          (z) be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mediacom Broadband LLC or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Mediacom Broadband LLC.

If, at any time, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

     Mediacom Broadband LLC may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation;

          (b) at the time of and after giving effect to such Revocation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

          (c) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

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

     All Designations and Revocations must be evidenced by Committee Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

     Limitation on Guarantees of Certain Indebtedness

     The Indenture provides that Mediacom Broadband LLC shall not (a) permit any Restricted Subsidiary to guarantee any Indebtedness of either Issuer other than the Notes (the "Other Indebtedness") or (b) pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness, in each case unless such Restricted Subsidiary, the Issuers and the Trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee the Issuers' obligations under the Indenture and the Notes to the same extent that such Restricted Subsidiary guaranteed the Issuers' obligations under the Other Indebtedness (including waiver of subrogation, if any). Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     The guarantee of a Restricted Subsidiary will be released upon:

          (i) the sale of all of the Equity Interests, or all or substantially all of the assets, of the applicable Guarantor (in each case other than to Mediacom Broadband LLC or a Subsidiary);

          (ii) the designation by Mediacom Broadband LLC of the applicable Guarantor as an Unrestricted Subsidiary; or

          (iii) the release of the guarantee of such Guarantor with respect to the obligations which caused such Guarantor to deliver a guarantee of the Notes in accordance with the preceding paragraph, in each case in compliance with the Indenture (including, in the event of a sale of Equity Interests or assets described in clause (i) above, that the Net Cash Proceeds are applied in accordance with the requirements of the applicable provision of the Indenture described under "Repurchase at the Option of Holders--Asset Sales" above).

     Limitation on Dividends and Other Payment Restrictions Affecting
Subsidiaries

     The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions to Mediacom Broadband LLC or any other Restricted Subsidiary on its Equity Interests;

          (b) pay any Indebtedness owed to Mediacom Broadband LLC or any other Restricted Subsidiary;

          (c) make loans or advances, or guarantee any such loans or advances, to Mediacom Broadband LLC or any other Restricted Subsidiary;

          (d) transfer any of its properties or assets to Mediacom Broadband LLC or any other Restricted Subsidiary;

          (e) grant Liens on the assets of Mediacom Broadband LLC or any other Restricted Subsidiary in favor of the holders of the Notes; or

          (f) guarantee the Notes or any renewals or refinancings thereof.

(any of the actions described in clauses (a) through (f) above is referred to herein as a "Specified Action"), except for

          (i) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided that such

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

     encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Mediacom Broadband LLC or any other Restricted Subsidiary,

          (ii) such encumbrances or restrictions arising under refinancing Indebtedness permitted by clause (g) of the second paragraph under "--Limitation on Indebtedness" above; provided that the terms and conditions of any such restrictions are no less favorable to the holders of Notes than those under the Indebtedness being refinanced,

          (iii) customary provisions restricting the assignment of any contract or interest of Mediacom Broadband LLC or any Restricted Subsidiary,

          (iv) restrictions contained in the Indenture or any other indenture governing debt securities that are no more restrictive than those contained in the Indenture, and

          (v) restrictions under the Subsidiary Credit Facility and under the Future Subsidiary Credit Facilities; provided that, in the case of any Future Subsidiary Credit Facility, Mediacom Broadband LLC shall have used commercially reasonable efforts to include in the agreements relating to such Future Subsidiary Credit Facility provisions concerning the encumbrance or restriction on the ability of any Restricted Subsidiary to take any Specified Action that are no more restrictive than those in effect in the Subsidiary Credit Facility on the date of the creation of the applicable restriction in such Future Subsidiary Credit Facility ("Comparable Restriction Provisions"); and provided, further, that if Mediacom Broadband LLC shall conclude in its sole discretion based on then prevailing market conditions that it is not in the best interest of Mediacom Broadband LLC and the Restricted Subsidiaries to comply with the foregoing proviso, the failure to include Comparable Restriction Provisions in the agreements relating to such Future Subsidiary Credit Facility shall not constitute a violation of the provisions of this covenant.

     Reports

     The Indenture provides that, commencing with the fiscal quarter of the Issuers ending September 30, 2001, whether or not the Issuers are then subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Issuers shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the Notes are outstanding the annual reports, quarterly reports and other periodic reports which the Issuers would have been required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so subject on or prior to the respective dates (the "Required Filing Dates") by which the Issuers would have been required to file such documents if the Issuers were so subject. The Issuers shall also in any event within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit or cause to be transmitted by mail to all holders of Notes, at such holders' addresses appearing in the register maintained by the Registrar, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents described in the preceding sentence. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the effectiveness of the Shelf Registration Statement, if required, the Issuers shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger or Sales of Assets

     The Indenture provides that neither of the Issuers shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless:

          (i) either (A) such Issuer shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia (provided that for so long as Mediacom Broadband LLC or any successor Person is a limited liability company or partnership there must be a co-issuer of the Notes that is a Wholly Owned Restricted Subsidiary of Mediacom Broadband LLC and that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia);

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

          (ii) the surviving Person (if other than such Issuer) expressly assumes by supplemental indenture all the obligations of such Issuer under the Notes and the Indenture;

          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iv) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

          (v) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers' certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

     The Indenture provides that no Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless either the guarantee of such Guarantor is being released in accordance with "--Limitation on Guarantees of Certain Indebtedness" above or:

          (i) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia;

          (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the Notes and the Indenture;

          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (iv) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers' certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Additional Interest" has the meaning specified in the section of this prospectus entitled "Exchange Offer; Registration Rights."

     "Affiliate" means:

          (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Mediacom Broadband LLC;

          (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause (i) above;

          (iii) any trust in which any such Persons described in clauses (i) or
     (ii) above has a beneficial interest; and


                                     - 99 -

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          (iv) any corporation or other organization of which any such Persons described above collectively owns 5% or more of the equity of such entity.

For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") when used with respect to any specified Person includes the direct or indirect beneficial ownership of more than 5% of the voting securities of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Asset Acquisition" means (i) an Investment by Mediacom Broadband LLC or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Mediacom Broadband LLC or any Restricted Subsidiary or (ii) any acquisition by Mediacom Broadband LLC or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary or any Controlled Subsidiary, in one transaction or a series of related transactions, of:

          (i) any Equity Interest in any Restricted Subsidiary:

          (ii) any material license, franchise or other authorization of Mediacom Broadband LLC or any Restricted Subsidiary;

          (iii) any assets of Mediacom Broadband LLC or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Mediacom Broadband LLC or any Restricted Subsidiary; or

          (iv) any other property or asset of Mediacom Broadband LLC or any Restricted Subsidiary outside of the ordinary course of business.

     For the purposes of this definition, the term "Asset Sale" shall not include:

          (i) any transaction consummated in compliance with "Repurchase at the Option of Holders--Change of Control" above and "Covenants--Merger or Sales of Assets" above, and the creation of any Lien not prohibited under "Covenants--Limitation on Liens" above;

          (ii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Mediacom Broadband LLC or any Restricted Subsidiary, as the case may be;

          (iii) any transaction consummated in compliance with "Covenants--Limitation on Restricted Payments" above; and

          (iv) Asset Swaps permitted pursuant to "Repurchase at the Option of Holders--Asset Sales" above.

In addition, solely for purposes of "Repurchase at the Option of Holders--Asset Sales" above, any sale, conveyance, transfer, lease or other disposition, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $5.0 million in any fiscal year shall be deemed not to be an Asset Sale.

     "Asset Sale Proceeds" means, with respect to any Asset Sale:

          (i) cash received by Mediacom Broadband LLC or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

               (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

               (b) payment of all brokerage commissions, underwriting, legal, accounting and other fees and expenses related to such Asset Sale, and any relocation expenses incurred as a result thereof,

               (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale by such Restricted Subsidiary,

               (d) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and

               (e) deduction of appropriate amounts to be provided by Mediacom Broadband LLC or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles consistently applied, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Mediacom Broadband LLC or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

          (ii) promissory notes and other non-cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

     "Asset Swap" means the substantially concurrent purchase and sale, or exchange, of Productive Assets between Mediacom Broadband LLC or any Restricted Subsidiary and another Person or group of affiliated Persons (including, without limitation, any Person or group of affiliated Persons that is an Affiliate of Mediacom Broadband LLC and the Restricted Subsidiaries, provided that such transaction is otherwise in compliance with "Covenants--Limitation on Transactions with Affiliates" above) pursuant to an Asset Swap Agreement; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith; provided that such cash payment, if received by Mediacom Broadband LLC or any of the Restricted Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with "Repurchase at the Option of Holders--Asset Sales" above.

     "Asset Swap Agreement" means a definitive agreement, subject only to customary closing conditions that Mediacom Broadband LLC in good faith believes will be satisfied, providing for an Asset Swap; provided, however, that any amendment to, or waiver of, any closing condition that individually or in the aggregate is material to such Asset Swap shall be deemed to be a new Asset Swap.

     "AT&T Acquisitions Contributions" means the capital contributions and preferred equity investment in the amount of $873.7 million to be made in Mediacom Broadband LLC by Mediacom Communications and/or one or more of its direct or indirect Subsidiaries in connection with the AT&T acquisitions as contemplated by and described in this prospectus; provided that "AT&T Acquisitions Contributions" shall be deemed not to include any additional amounts contributed by Mediacom Communications to the extent that such amounts represent proceeds received by Mediacom Communications from the issuance of its securities upon the exercise of over-allotment options relating to the issuance of its Class A common stock and convertible senior notes.

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (iii)(a) and that have not yet been the basis for application in accordance with clause (iii)(b) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles consistently applied and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

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     "Cash Equivalents" means:

          (i) United States dollars;

          (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

          (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Subsidiary Credit Facility or any Future Subsidiary Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

          (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

          (v) commercial paper having a rating of at least P-1 from Moody's or a rating of at least A-1 from S&P; and

          (vi) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses (i) through (v) above.

     "Committee Resolution" means with respect to Mediacom Broadband LLC, a duly adopted resolution of the Executive Committee of Mediacom Broadband LLC.

     "Consolidated Income Tax Expense" means, with respect to Mediacom Broadband LLC for any period, the provision for federal, state, local and foreign income taxes payable by Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Interest Expense" means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries for any period, without duplication, the sum of:

          (i) the interest expense of Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness;

          (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied; and

          (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Mediacom Broadband LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Net Income" means, with respect to any period, the net income
(loss) of Mediacom Broadband LLC and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:

          (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period;

          (ii) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary;

          (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary;

          (iv) net income (loss) of any other Person combined with Mediacom Broadband LLC or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination;

          (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests;

          (vi) the cumulative effect of a change in accounting principles after the Issue Date;

          (vii) net income (loss) attributable to discontinued operations;

          (viii) management fees payable to Mediacom Communications and its Affiliates pursuant to management agreements with Mediacom Broadband LLC or its Subsidiaries accrued for such period that have not been paid during such period; and

          (ix) any other item of expense, other than "interest expense," which appears on Mediacom Broadband LLC's consolidated statement of income (loss) below the line item "Operating Income," determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness and the aggregate liquidation preference or redemption payment value of all Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding as of such date of determination, less the obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

     "Continuing Member" means, as of the date of determination, any Person who:

          (i) was a member of the Executive Committee of Mediacom Broadband LLC on the date of the Indenture;

          (ii) was nominated for election or elected to the Executive Committee of Mediacom Broadband LLC with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election; or

          (iii) is a representative of, or was approved by, a Permitted Holder.

     "Controlled Subsidiary" means a Restricted Subsidiary which is engaged in a Related Business:

          (i) 80% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries;

          (ii) of which Mediacom Broadband LLC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Equity Interests, by agreement or otherwise; and

          (iii) all of whose Indebtedness is Non-Recourse Indebtedness.

     "Cumulative Credit" means the sum of:

          (i) $25.0 million; plus

          (ii) the aggregate Net Cash Proceeds received by Mediacom Broadband LLC or a Restricted Subsidiary from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Issue Date; plus

          (iii) the principal amount (or accreted amount (determined in accordance with generally accepted accounting principles), if less) of any Indebtedness, or the liquidation preference or redemption payment value of any Disqualified Equity Interests, of Mediacom Broadband LLC or any Restricted Subsidiary which has been converted into or exchanged for Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Issue Date; plus

          (iv) cumulative Operating Cash Flow from and after the Issue Date, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero; plus

          (v) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after the Issue Date is sold or otherwise liquidated or repaid or any Unrestricted Subsidiary which was designated as an Unrestricted Subsidiary after the Issue Date is sold or otherwise liquidated, the fair market value of such Restricted Payment (less the cost of disposition, if any) on the date of such sale, liquidation or repayment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution; plus

          (vi) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as an Unrestricted Subsidiary at such time, determined in accordance with the provisions described under "Covenants--Designation of Unrestricted Subsidiaries" above.

     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid or accrued of the Issuers and the Restricted Subsidiaries from and after the Issue Date, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

     "Debt to Operating Cash Flow Ratio" means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to
(ii) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date:

          (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

          (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

          (III) if Mediacom Broadband LLC or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

     "Disqualified Equity Interest" means (i) any Equity Interest issued by Mediacom Broadband LLC which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each such case, upon the occurrence of a Change of Control) in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding; and (ii) any Equity Interest issued by any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Equity Interests.

     "Equity Offering" means a public or private offering or sale (including, without limitation, to any Affiliate) by Mediacom Broadband LLC or a Restricted Subsidiary for cash of its respective Equity Interests (other than Disqualified Equity Interests) or options, warrants or rights with respect to such Equity Interests, in each case, other than in connection with the AT&T Acquisitions Contributions.

     "Excess Proceeds" means, with respect to any Asset Sale, the then Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (iii)(b)(1) of the first paragraph of "Repurchase at the Option of Holders--Asset Sales" above.

     "Exchange Notes" has the meaning specified in the section of this prospectus entitled "Exchange Offer; Registration Rights."

     "Executive Committee" means:

          (i) so long as Mediacom Broadband LLC is a limited liability company,
     (x) while the Operating Agreement is in effect, the Executive Committee authorized thereunder, and (y) at any other time, the manager or board of managers of Mediacom Broadband LLC, or management committee, board of directors or similar governing body responsible for the management of the business and affairs of Mediacom Broadband LLC or any committee of such governing body;

          (ii) if Mediacom Broadband LLC were to be reorganized as a corporation, the board of directors of Mediacom Broadband LLC; and

          (iii) if Mediacom Broadband LLC were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership (or if such general partner is itself a partnership, the board of directors of such general partner's corporate general partner).

     "Future Subsidiary Credit Facilities" means one or more debt facilities (other than the Subsidiary Credit Facility) entered into from time to time after the date of the Indenture by one or more Restricted Subsidiaries or groups of Restricted Subsidiaries with banks or other institutional lenders, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including any amendment (including any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders.

     "Guarantor" means any Subsidiary of Mediacom Broadband LLC that guarantees the Issuers' obligations under the Indenture and the Notes issued after the date of the Indenture pursuant to "Covenants--Limitation on Guarantees of Certain Indebtedness" above.

     "Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with Mediacom Broadband LLC or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services (but excluding trade payables incurred in the ordinary course of business and noninterest bearing installment obligations and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied, and shall also include, to the extent not otherwise included (but without duplication):

          (i) any Capitalized Lease Obligations;

          (ii) obligations secured by a lien to which any property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed;

          (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor); and

          (iv) obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement applicable to any of the foregoing (if and only to the extent any amount due in respect of such

     Hedging Agreement would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied).

Indebtedness (i) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, Incurred in the ordinary course of business, including in connection with pole rental or conduit attachments and the like or the requirements of cable television franchising authorities, and otherwise consistent with industry practice; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided such obligations are extinguished within five business days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and
(iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.

     "Investment" means, directly or indirectly, any advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person; provided that the term "Investment" shall not include any such advance, loan or extension of credit having a term not exceeding 90 days arising in the ordinary course of business or any pledge of Equity Interests pursuant to the Subsidiary Credit Facility or any Future Subsidiary Credit Facility. If Mediacom Broadband LLC or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest in any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Mediacom Broadband LLC no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests in such Restricted Subsidiary, Mediacom Broadband LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests in such former Restricted Subsidiary not sold or disposed of.

     "Issue Date" means June 29, 2001, the date of initial issuance of the Notes.

     "Lien" means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).

     "Management Agreements" means the Management Agreements dated as of June 6, 2001 by and between Mediacom Communications and each of MCC Georgia LLC, MCC Illinois LLC, MCC Iowa LLC and MCC Missouri LLC, as the same may be amended, supplemented or modified from time to time.

     "Mediacom Broadband Group Credit Agreement" means the proposed credit agreement by and among MCC Georgia LLC, MCC Illinois LLC, MCC Iowa LLC and MCC Missouri LLC and The Chase Manhattan Bank, as Administrative Agent, and the Lenders party thereto establishing a reducing revolving credit facility and term loans.

     "Mediacom Broadband Preferred Membership Interest" means the $150.0 million 12.0% preferred membership interest of Mediacom Broadband LLC issued to Mediacom Communications and/or one or more of its direct or indirect subsidiaries in connection with the AT&T acquisitions.

     "Mediacom Communications" means Mediacom Communications Corporation, a Delaware corporation.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Mediacom Broadband LLC or any Restricted Subsidiary of such issuance or sale and net of attorneys' fees, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

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     "Non-Recourse Indebtedness" means Indebtedness of a Person (i) as to which neither the Issuers nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either the Issuers or the Restricted Subsidiaries (other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Person or in another Restricted Subsidiary or an Unrestricted Subsidiary pledged by Mediacom Broadband LLC, a Restricted Subsidiary or an Unrestricted Subsidiary); provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may make a loan to a Controlled Subsidiary or an Unrestricted Subsidiary, or guarantee a loan made to a Controlled Subsidiary or an Unrestricted Subsidiary, if such loan or guarantee is permitted by "Covenants--Limitation on Restricted Payments" above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness.

     "Notes" means the 11% Senior Notes due 2013 to be issued by Mediacom Broadband LLC and Mediacom Broadband Corporation.

     "Operating Agreement" means the Operating Agreement of Mediacom Broadband LLC dated as of June 6, 2001, as the same may be amended, supplemented or modified from time to time.

     "Operating Cash Flow" means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:

          (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

          (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

          (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item (other than the management fees referred to in clause (viii) of the definition of "Consolidated Net Income") which requires the accrual of, or a reserve for, cash charges for any future period) of Mediacom Broadband LLC and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and decreased by non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

     "Other Pari Passu Debt" means Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary that does not constitute Subordinated Obligations and that is not senior in right of payment to the Notes.

     "Other Pari Passu Debt Pro Rata Share" means the amount of the applicable Available Asset Sale Proceeds obtained by multiplying the amount of such Available Asset Sale Proceeds by a fraction, (i) the numerator of which is the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which Mediacom Broadband LLC or any Restricted Subsidiary is required to use Available Asset Sale Proceeds to repay or make an offer to purchase, prepay or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale Offer with respect to which Mediacom Broadband LLC or any Restricted Subsidiary is required to use the applicable Available Asset Sale Proceeds to offer to repay or make an offer to purchase, prepay or repay.

     "Other Permitted Liens" means:

          (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

          (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied;

          (iii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Mediacom Broadband LLC or its Subsidiaries;

          (iv) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

          (v) Liens resulting from the pledge by Mediacom Broadband LLC of Equity Interests in a Restricted Subsidiary in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility or in an Unrestricted Subsidiary in any circumstance, in each such case where recourse to Mediacom Broadband LLC is limited to the value of the Equity Interests so pledged;

          (vi) Liens resulting from the pledge by Mediacom Broadband LLC of intercompany indebtedness owed to Mediacom Broadband LLC in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility;

          (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

          (ix) leases or subleases granted to third Persons not interfering with the ordinary course of business of Mediacom Broadband LLC;

          (x) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xii) Liens on the assets of Mediacom Broadband LLC to secure hedging agreements with respect to Indebtedness permitted by the Indenture to be Incurred;

          (xiii) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

          (xiv) any interest or title of a lessor under any capital lease or operating lease.

     "Permitted Holder" means:

          (i) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses;

          (ii) any controlled Affiliate of any individual described in clause
     (i) above;

          (iii) in the event of the death or incompetence of any individual described in clause (i) above, such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests in Mediacom Broadband LLC;

          (iv) any trust or trusts created for the benefit of each Person described in this definition, including any trust for the benefit of the parents or siblings of any individual described in clause (i) above; or

          (v) any trust for the benefit of any such trust.

     "Permitted Investments" means:

          (i) Cash Equivalents;

          (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business;

          (iv) Investments existing as of the Issue Date, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Mediacom Broadband LLC or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

          (v) Hedging Agreements;

          (vi) any Investment for which the sole consideration provided is Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC;

          (vii) any Investment consisting of a guarantee permitted under clause
     (e) of the second paragraph of "Covenants--Limitation on Indebtedness" above;

          (viii) Investments in Mediacom Broadband LLC, in any Wholly Owned Restricted Subsidiary or in any Controlled Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary or is merged with or into or consolidated with Mediacom Broadband LLC or a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary;

          (ix) loans and advances to officers, directors and employees of Mediacom Communications, Mediacom Broadband LLC and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business;

          (x) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC;

          (xi) Related Business Investments; and

          (xii) other Investments made pursuant to this clause (xii) at any time, and from time to time, after the Issue Date, in addition to any Permitted Investments described in clauses (i) through (xi) above, in an aggregate amount at any one time outstanding not to exceed $25.0 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Equity Interest" means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Productive Assets" means assets of a kind used or useable by Mediacom Broadband LLC and the Restricted Subsidiaries in any Related Business and specifically includes assets acquired through Asset Acquisitions (it being understood that "assets" may include Equity Interests in a Person that owns such Productive Assets; provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary).

     "Related Business" means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.

     "Related Business Investment" means:

          (i) any capital expenditure or Investment, in each case related to the business of Mediacom Broadband LLC and its Restricted Subsidiaries as conducted on the date of the Indenture and as such business may thereafter evolve in the fields of Related Businesses;

          (ii) any Investment in any other Person (including, without limitation, any Affiliate of Mediacom Broadband LLC) primarily engaged in a Related Business; and

          (iii) any customary deposits or earnest money payments made by Mediacom Broadband LLC or any Restricted Subsidiary in connection with or in contemplation of the acquisition of a Related Business.

     "Restricted Payment" means:

          (i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any dividend made to Mediacom Broadband LLC or another Restricted Subsidiary or any dividend payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);

          (ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any distribution made to Mediacom Broadband LLC or another Restricted Subsidiary or any distribution payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);

          (iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests), or any warrants, rights or options to purchase or acquire any such Equity interests or any securities exchangeable for or convertible into any such Equity Interests;

          (iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or

          (v) any Investment (but not including a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Mediacom Broadband LLC that has not been designated by the Executive Committee of Mediacom Broadband LLC by a Committee Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to "Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies,
Inc.

     "Significant Subsidiary" means any Restricted Subsidiary which at the time of determination had:

          (A) total assets which, as of the date of Mediacom Broadband LLC's most recent quarterly consolidated balance sheet, constituted at least 10% of Mediacom Broadband LLC's total assets on a consolidated basis as of such date;

          (B) revenues for the three-month period ending on the date of Mediacom Broadband LLC's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC's total revenues on a consolidated basis for such period; or

          (C) Subsidiary Operating Cash Flow for the three-month period ending on the date of Mediacom Broadband LLC's most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC's total Operating Cash Flow on a consolidated basis for such period.

     "Subordinated Obligations" means with respect to either of the Issuers, any Indebtedness of either of the Issuers which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means with respect to any Person, any other Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by such Person or another Subsidiary of such Person. Voting stock in a corporation is Equity Interests having voting power under ordinary circumstances to elect directors.

     "Subsidiary Credit Facility" means the Mediacom Broadband Group Credit Agreement, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including any amendment (including any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders, pursuant to which (i) an aggregate amount of Indebtedness up to $1.4 billion may be Incurred pursuant to clause (c)(i) of the second paragraph of "Covenants--Limitation on Indebtedness" above and (ii) any additional amount of Indebtedness in excess of $1.4 billion may be Incurred pursuant to the first paragraph or pursuant to clause (c)(ii) or any other applicable clause (other than clause (c)(i)) of the second paragraph of "Covenants--Limitation on Indebtedness" above.

     "Subsidiary Operating Cash Flow" means, with respect to any Subsidiary for any period, the "Operating Cash Flow" of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of "Operating Cash Flow" in the Indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.

     "Unrestricted Subsidiary" means any Subsidiary of Mediacom Broadband LLC designated as such pursuant to the provisions of "Covenants--Designation of Unrestricted Subsidiaries" above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Voting Equity Interests" means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect the Executive Committee, the board of managers, board of directors or other governing body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 99% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries.

No Liability of Managers, Officers, Employees, or Shareholders

     No manager, director, officer, employee, member, shareholder, partner or incorporator of either Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers under the Notes, the Exchange Notes, if any, or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and the SEC is of the view that such a waiver is against public policy.

Defeasance and Covenant Defeasance

     The Indenture provides that the Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) ("legal defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants (and related Events of Default) contained in the Indenture, including but not limited to those described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit) and (y) Mediacom Broadband LLC has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that
(i) legal defeasance or covenant defeasance, as the case may be, will not require registration of the Issuers, the Trustee or the trust fund under the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1940, as amended, and (ii) the holders of the Notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the Notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

     From time to time, the Issuers and the Trustee may, without the consent of holders of the Notes, enter into one or more supplemental indentures for certain specified purposes, including:

          (a) providing for a successor or successors to the Issuers;

          (b) adding guarantees;

          (c) releasing Guarantors when permitted by the Indenture;

          (d) providing for security for the Notes;

          (e) adding to the covenants of the Issuers;

          (f) surrendering any right or power conferred upon the Issuers;

          (g) providing for uncertificated Notes in addition to or in place of certificated Notes;

          (h) making any change that does not adversely affect the rights of any Noteholder; and

          (i) complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies.

     The Indenture contains provisions permitting the Issuers and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall, without the consent of each holder affected thereby:

          (i) change or extend the fixed maturity of any Notes, reduce the rate or extend the time of payment of interest or Additional Interest thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the Notes are payable;

          (ii) reduce the premium payable upon any redemption of Notes in accordance with the optional redemption provisions of the Notes or change the time before which no such redemption may be made;

          (iii) waive a default in the payment of principal or interest or Additional Interest on the Notes (except that holders of a majority in aggregate principal amount of the Notes at the time outstanding may (a) rescind an acceleration of the Notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of holders of the Notes to waive defaults;

          (iv) adversely affect the ranking of the Notes or the guarantees, if any; or

          (v) reduce the percentage of Notes, the consent of the holders of which is required for any such modification.

Any existing Event of Default, other than a default in the payment of principal or interest or Additional Interest on the Notes, or compliance with any provision of the Notes or the Indenture, other than any provision related to the payment of principal or interest or Additional Interest on the Notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.

Compliance Certificate

     The Indenture provides that Mediacom Broadband LLC will deliver to the Trustee within 120 days after the end of each fiscal year of Mediacom Broadband LLC an officers' certificate stating whether or not the signers know of any Event of Default that has occurred. If they do, the certificate will describe the Event of Default and its status.

                         U.S. FEDERAL TAX CONSIDERATIONS

     In the opinion of Sonnenschein Nath & Rosenthal, the following general discussion summarizes the material U.S. federal tax aspects of the exchange offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of exchange notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in partnerships or other pass-through entities. In addition, except as otherwise provided, this discussion addresses only certain U.S. federal income tax consequences and does not describe U.S. federal estate or gift tax consequences or the tax consequences arising out of the tax laws of any state, local, or foreign jurisdiction.

     As used herein, a "U.S. Holder" is a beneficial owner of a note that is (1) a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.

     This discussion is based on the Code, existing and proposed U.S. Treasury regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any opinions of counsel or rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership, or disposition of the notes which are different from those discussed herein.

     Investors in notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, or subsequent revisions thereof.

Exchange of Notes

     The exchange of notes pursuant to the exchange offer will not be treated as a taxable sale, exchange or other disposition of the corresponding initial notes because the terms of the exchange notes are not materially different from the terms of the initial notes. Accordingly,

     (1) a holder will not recognize gain or loss upon receipt of an exchange note;

     (2) the holding period of an exchange note will include the holding period of the initial note exchanged therefor; and

     (3) the adjusted tax basis of an exchange note will be the same as the adjusted tax basis of the initial note exchanged.

     The filing of a shelf registration statement will not result in a taxable exchange to us or to any holder of a note.

U.S. Federal Income Taxation of U.S. Holders

     Payments of Interest

     A U.S. Holder of an exchange note generally will be required to report as ordinary income for U.S. federal income tax purposes interest received or accrued on the exchange note in accordance with the U.S. Holder's regular method of accounting.

     Bond Premium and Market Discount

     A U.S. Holder who purchases an exchange note for an amount in excess of its stated principal amount will be considered to have purchased the exchange note at a premium equal to the amount of such excess. A U.S. Holder generally may elect to amortize the premium on the constant yield method. The amount amortized in any year under such method will be treated as a reduction of the holder's interest income from the exchange note during such year and will reduce the holder's adjusted tax basis in the exchange note by such amount. A holder of an exchange note that does not make the election to amortize the premium will not reduce its tax basis in the exchange note and, thus, effectively will realize a smaller gain or a larger loss on a taxable disposition of the exchange note than it would have realized had the election been made. The election to amortize the premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     If a U.S. Holder purchases an exchange note for an amount that is less than its stated principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes unless such difference is less than a specified de minimis amount. Under the de minimis exception, an exchange note is considered to have no market discount if the excess of the stated redemption price at maturity of the exchange note over the holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to the maturity date of the exchange note after the acquisition date.

     Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain from the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such holder may be required to defer until maturity of the exchange note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest on any indebtedness incurred or continued to purchase or carry such exchange note.

     In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the exchange note, unless the U.S. Holder elects to accrue the market discount on a constant interest method. A U.S. Holder of an exchange note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Sale, Exchange, or Redemption of the Exchange Notes

     Upon the sale, exchange, redemption, or other disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition (not including amounts attributable to accrued but unpaid interest which is taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the exchange note. A U.S. Holder's adjusted tax basis in an exchange note generally will equal the cost of the exchange note (or the cost of the initial note exchanged for the exchange note) to the U.S. Holder, increased by any market discount previously included in income through the date of disposition and decreased by any amortized bond premium applied to reduce interest and by any principal payments on the exchange note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount not previously included in income, which will be taxed as ordinary income.

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U.S. Federal Income Taxation of Non-U.S. Holders

     Payments of Interest

     The payment to a Non-U.S. Holder of interest on an exchange note generally will not be subject to a 30% U.S. federal withholding tax provided that the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Mediacom Communications within the meaning of the Code and U.S. Treasury regulations; (2) is not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and U.S. Treasury regulations; (3) is not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4)(a) provides its name and address on an IRS Form W-8BEN (or a successor form) and certifies under penalties of perjury that it is not a U.S. person or (b) a bank, brokerage house or other financial institution that holds the notes on behalf of the Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies to us, under penalty of perjury, that it has received an IRS Form W-8BEN (or a successor form) from the beneficial owner and furnishes us with a copy thereof (hereinafter such exemption is referred to as the "portfolio interest exception"). In the case of financial institutions that have entered into a withholding agreement with the IRS to become qualified intermediaries, an alternative method may be applicable for satisfying the certification requirement described in (4)(b) above.

     If a Non-U.S. Holder cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or a successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or a successor form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. In addition, the Non-U.S. Holder may, under certain circumstances, be required to obtain a U.S. taxpayer identification number ("TIN").

     If a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder, unless the Non-U.S. Holder can claim an exemption under the benefit of an applicable income tax treaty. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

     Generally, the payments of interest to a Non-U.S. Holder would be subject to reporting requirements, even though such payments are not subject to a 30% U.S. federal withholding tax.

     Sale, Exchange, or Redemption of the Exchange Notes

     Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless (1) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States; (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates. Notwithstanding (1) and (2), a Non-U.S. Holder will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.

U.S. Federal Estate Taxation of Non-U.S. Holders

     An exchange note that is held by an individual who, at the time of death, is not a citizen or resident of the United States will generally not be subject to U.S. federal estate tax if, at the time of the individual's death, interest on the exchange note would have qualified for the portfolio interest exception.

Information Reporting and Backup Withholding

     U.S. Holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note. Backup withholding at a rate equal to the fourth lowest rate of tax under Section 1(c) of the Code (which is 30.5% for amounts paid before 2002 and 30% for amounts paid during 2002) may apply to payments of interest and to the gross proceeds from the sale, exchange, retirement or other disposition of an exchange note if the U.S. Holder (1) fails to furnish its TIN on an IRS Form W-9 (or a suitable substitute form) within a reasonable time after a request therefor; (2) furnishes an incorrect TIN; (3) is informed by the IRS that it has failed to report properly any interest or dividends; or (4) fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding. Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. U.S. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

     Non-U.S. Holders will generally not be subject to backup withholding at the rate described in the immediately preceding paragraph with respect to payments of interest on the exchange notes if we do not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and such holder provides the requisite certification on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption from backup withholding. Such payments of interest, however, would generally be subject to reporting requirements, see "U.S. Federal Income Taxation of Non-U.S. Holders--Payments of Interest" above.

     Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note effected by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies as to its non-U.S. status on IRS Form W-8BEN (or a successor form) or otherwise establishes an exemption.

     Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States. However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker which fails to maintain documentary evidence that the holder is a Non-U.S. Holder or that the holder otherwise is entitled to an exemption, and the broker is (1) a U.S. person; (2) a foreign person which derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States; (3) a controlled foreign corporation for U.S. federal income tax purposes; or (4) a foreign partnership (a) more than 50% of the capital or profits interest of which is owned by U.S. persons or (b) which is engaged in a U.S. trade or business. Backup withholding will apply to a payment of those disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

     Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a U.S. or Non-U.S. Holder of the exchange notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                 EXCHANGE OFFER

Registration Rights Agreement

     The initial notes were originally issued on June 29, 2001 to J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney, Inc., BMO Nesbitt Burns Corp., Dresdner Kleinwort Wasserstein-Grantchester, Inc., Scotia Capital (USA) Inc., SunTrust Equitable Securities Corporation, BNY Capital Markets, Inc. and Mizuho International plc, pursuant to a purchase agreement dated June 29, 2001. The initial purchasers subsequently resold the initial notes in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act. We are parties to a registration rights agreement with the initial purchasers entered into as a condition to the closing of the offering of the initial notes under the purchase agreement. Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the initial notes, at our cost to:

     . file an exchange offer registration statement on or before December 26, 2001 with the Securities and Exchange Commission with respect to the exchange offer for the initial notes; and

     . use our best efforts to have the registration statement declared effective under the Securities Act by April 25, 2002.

     Upon the registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the initial notes. We will keep the exchange offer open for not less than 20 business days and not more than 30 business days, or, in each case, longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the initial notes. A holder of initial notes that are surrendered to us pursuant to the exchange offer will receive exchange notes having an aggregate principal amount equal to that of the surrendered initial notes. The exchange notes will be identical to the initial notes in all material respects, except that the cash interest rate step-up provisions shall be modified or eliminated, as appropriate, and the transfer restrictions and registration rights relating to the initial notes will not apply to the exchange notes.

     Under existing interpretations of the staff of the Securities and Exchange Commission contained in several no-action letters to third parties, we believe that the exchange notes will in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any broker-dealer and any such holder of the initial notes using the exchange offer to participate in a distribution of the exchange notes:

     . will not be able to rely on these interpretations of the staff of the Securities and Exchange Commission;

     .    will not be able to tender its initial notes in the exchange offer;
          and

     . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the initial notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by the no-action letters discussed above and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that at the time of the consummation of the exchange offer:

     . the exchange notes received by the holder are acquired in the ordinary course of business;

     . the holder has no arrangement or understanding with any person to participate in the distribution of the initial notes or the exchange notes; and

     . the holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.


     Each holder participating in the exchange offer for the purpose of distributing the exchange notes must acknowledge and agree that it will comply with the registration and prospectus delivery requirements of the

Securities Act in connection with any resale of the exchange notes and cannot rely on the no-action letters discussed above.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended and supplemented from time to time, may be used by a broker-dealer in connection with any resale of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for the nine month period after the consummation of this exchange offer, exclusive of any period during which any stop order shall be in effect suspending the effectiveness of the exchange offer registration statement, we will make this prospectus, as it may be amended and supplemented from time to time, available to any such broker-dealer for use in connection with any resale of such exchange notes. See "Plan of Distribution."

Shelf Registration Statement

     The exchange and registration rights agreement provides that if:

     . due to any change of law or applicable interpretations by the Securities and Exchange Commission's staff, we determine upon advice of our outside counsel that we are not permitted to effect the exchange offer;

     . for any other reason the exchange offer is not consummated by June 24, 2002;

     . an initial purchaser so requests with respect to initial notes that are not eligible to be exchanged for exchange notes in this exchange offer and that are held by such initial purchaser following consummation of this exchange offer;

     . any holder of initial notes, other than an initial purchaser, is not eligible to participate in this exchange offer; or

     . any initial purchaser does not receive freely tradable exchange notes in exchange for initial notes constituting any portion of an unsold allotment,

then we will as promptly as practicable, but in no event more than 180 days after so required or requested, file with the Commission a shelf registration statement relating to all such initial notes. We will use our best efforts to cause the shelf registration statement to be declared effective by the Commission and keep the shelf registration statement continuously effective, supplemented and amended for a period of two years from the date the initial notes or exchange notes exchanged privately, as applicable, have been sold.

     Holders of securities to be sold pursuant to any shelf registration statement will be required to furnish to us such information regarding the holder and the distribution of such securities as we may reasonably require for inclusion in such registration statement. Each holder of securities covered by a registration statement will be deemed to have agreed to indemnify us, our directors, our officers who sign such registration statement and each person who controls us within the meaning of the Securities Act and the Securities Exchange Act of 1934 against certain losses arising out of information furnished by such holder in writing for inclusion in such registration statement. Holders of securities covered by a registration statement will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.


Expiration Date; Extensions; Amendments; Termination

     This exchange offer will expire at 5:00 p.m., New York City time, on December 11, 2001, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days but not more than 30 business days (or, in each case, longer, if required by applicable law) after the date on which we mail notice of the exchange offer to holders as provided in Rule 14e-1(a) under the Securities Exchange Act of 1934 and the registration rights agreement.

     To extend the expiration date, we will need to notify the exchange agent of any extension by oral, promptly confirmed in writing, or written notice, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will also need to notify the holders of the initial notes by mailing an announcement to such holders or by means of a press release or other public announcement, unless otherwise required by applicable law or regulation.

     We expressly reserve the right:

     . to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions described below under "--Conditions to the Exchange Offer" have occurred and have not been waived by us, if permitted to be waived, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     .    to amend the terms of the exchange offer in any manner.

     If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If any material change is made to the terms of the exchange offer, we will disclose the change by means of a post-effective amendment to the registration statement of which this prospectus is a part and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will also extend the exchange offer for an additional five to ten business days as required by the Securities Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral, promptly confirmed in writing, or written notice to the exchange agent.

Procedures for Tendering Initial Notes

     To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:


Regular Delivery Procedure:

Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the completed letter of transmittal or the facsimile, together with the certificates representing your initial notes being tendered and any other required documents, to the exchange agent so that the exchange agent receives such documents and initial notes on or before 5:00 p.m., New York City time, on the expiration date.

Book-Entry Delivery Procedure:

Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company ("DTC") as contemplated by the procedures for book-entry transfer described below under "--Book-Entry Delivery Procedure," for receipt in such account on or before 5:00 p.m., New York City time, on the expiration date.

Guaranteed Delivery Procedure:

If time will not permit you to complete your tender by using the procedures described above before the expiration date, comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedure."

     The method of delivery of initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to tender your initial notes on your behalf.

     Only a holder of initial notes may tender initial notes in this exchange offer. For purposes of this exchange offer, a holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact this registered holder promptly and instruct this registered holder to tender these notes on your behalf. If you wish to tender these initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by an eligible institution. An eligible institution means an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, including:

     .    a bank;

     . a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     .    a credit union;

     . a national securities exchange, registered securities association or clearing agency; or

     .    certain savings associations.

     However, signatures on a letter of transmittal do not have to be guaranteed if initial notes are tendered:

     . by a registered holder, or by a participant in DTC in the case of book-entry transfers, whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder, or deposited into this participant's account at DTC in the case of book-entry transfers; or

     .    for the account of an eligible institution.


     If the letter of transmittal or any bond powers are signed by:

     . the recordholder(s) of the initial notes tendered: The signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever;

     . a participant in DTC: The signature must correspond with the name as it appears on the security position listing as the holder of the initial notes;

     . a person other than the registered holder of any initial notes: These initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes;

     . trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: These persons should so indicate such capacities when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Book-Entry Delivery Procedure

     Any financial institution that is a participant in DTC's system may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of initial notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

     If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes, the letter of transmittal or other required documents to reach the exchange agent before the expiration date, or (3) the procedures for book-entry transfer cannot be completed, and an agent's message (or letter of transmittal (or facsimile thereof)) cannot be delivered, on or prior to the expiration date, you may still tender in this exchange offer if:

     .    you tender through an eligible institution;

     . on or before the expiration date the exchange agent receives from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes, the certificate numbers of the initial notes and the principal amount of initial notes tendered, stating that the tender is being made pursuant to the notice of guaranteed delivery and guaranteeing that within three New York Stock Exchange trading days after the expiration date a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message (or letter of transmittal (or facsimile thereof)), as the case may be, and the letter of transmittal and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     . a properly completed and duly executed letter of transmittal (or facsimile thereof) and the certificates for all your tendered initial notes in proper form for transfer, or a book-entry confirmation with an agent's message (or letter of transmittal (or facsimile thereof)), as the case may be, and all other

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

          documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

     Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

     We will be deemed to have received your tender as of the date when the exchange agent receives:

     . your duly signed letter of transmittal accompanied by your initial notes;

     . a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message (or a letter of transmittal (or facsimile thereof)); or

     .    a notice of guaranteed delivery from an eligible institution.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within the time that we shall determine. Neither the exchange agent, any other person or we will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. Neither the exchange agent nor we will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer below to "--Conditions to the Exchange Offer." For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if, we give oral or written notice of acceptance to the exchange agent.

     We will issue the exchange notes in exchange for the initial notes tendered by a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message (or a letter of transmittal (or facsimile thereof)), in each case, in form satisfactory to us and the exchange agent.

     If any tendered initial notes are not accepted for any reason or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     In addition, we reserve the right in our sole discretion, but in compliance with the provisions of the indenture, to:

     . purchase or make offers for any initial notes that remain outstanding after the expiration date, or, as described below under "--Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer as provided by the terms of our registration rights agreement; and

     . purchase initial notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law.

     The terms of any of the purchases or offers described above could differ from the terms of the exchange offer.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "--Exchange Agent" and before acceptance of your tendered initial notes for exchange by us.

     Any notice of withdrawal must:

     . specify the name of the person having tendered the initial notes to be withdrawn;

     . identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and the total principal amount of these notes;

     . be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender; and

     .    state that you are withdrawing your tender of initial notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described above under "--Procedures for Tendering Initial Notes" at any time before the expiration date.

Conditions to the Exchange Offer

     With exceptions, we will not be required to accept initial notes for exchange, or issue exchange notes in exchange for any initial notes, and we may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

     . the exchange offer violates applicable law or any interpretation of the staff of the Securities and Exchange Commission;

     .    any required governmental approval has not been obtained; or

     . a court or any governmental authority has issued an injunction, order or decree that would prevent or impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit. We may assert any of these conditions regardless of the circumstances giving rise to any of them. We may also waive these conditions, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion, but within the limits of applicable law, that any of the foregoing events or conditions has occurred or exists or has not been satisfied. Our failure at any time to exercise any of our rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which we may assert at any time and from time to time.

     If we determine that we may terminate the exchange offer, as provided above, we may:

     . refuse to accept any initial notes and return any initial notes that have been tendered to their holders;

     . extend the exchange offer and retain all initial notes tendered before the expiration date, allowing, however, the holders of tendered initial notes to exercise their rights to withdraw their tendered initial notes; or

     . waive any termination event with respect to the exchange offer and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided above under "--Expiration Date; Extensions; Amendments; Termination."

     If we determine that we may terminate the exchange offer, we may be required to file a shelf registration statement with the Securities and Exchange Commission as described under "--Shelf Registration Statement." The exchange offer is not dependent upon any minimum principal amount of initial notes being tendered for exchange.

Accounting Treatment

     We will record the exchange notes at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

     We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct all questions and requests for assistance or additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

                  The Bank of New York
                  20 Broad Street
                  One Lower Level
                  New York, New York 10005
                  Attention:  Reorganization Section
                  Fax number:  (914) 773-5015

Fees and Expenses

     We will bear the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders under the exchange offer is being made by mail; however, our officers and other employees may make additional solicitations by telegraph, telephone, telecopy or in person.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

     We will pay the expenses incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will generally pay all transfer taxes, if any, applicable to the exchange of initial notes under the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other person, if:

     . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered; or

     . tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

     . a transfer tax is imposed for any reason other than the exchange of initial notes under the exchange offer.

     If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

     If you do not properly tender your initial notes in the exchange offer, your initial notes will remain outstanding and continue to accrue interest. However, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not governed by, the Securities Act. In addition, you will no longer be able to obligate us to register the initial notes under the Securities Act, except in the limited circumstances provided under our exchange and registration rights agreement. To the extent the initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. You should refer to "Risk Factors--Your failure to participate in this exchange offer will have adverse consequences."

                          BOOK-ENTRY; DELIVERY AND FORM

     Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediate available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee, any paying agent and any of the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

     So long as DTC or its nominee is the registered owner or holder of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

     .    receiving payment on the notes;

     .    receiving notices; and

     .    for all other purposes under the Indenture and the notes.

     Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by DTC and its participants.

     Except as described below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC. And, if that person is not a participant in DTC, the person must rely on the procedures of the participant in DTC through which that person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global security are credited. Further, DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

     Although DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. of Luxembourg ("Clearstream") have agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of us, the trustee, any agent of an initial purchaser or ours will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC has provided the following information to us. DTC is a:

     .    limited-purpose trust company organized under the New York Banking
          Law;

     .    a banking organization within the meaning of the New York Banking Law;

     .    a member of the U.S. Federal Reserve System;

     . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

     . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

Certificated Notes

     Notes represented by a global security are exchangeable for certificated notes only if:

     . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days;

     . we determine not to require all of the notes to be represented by a global security and notifies the trustee of their decision; or

     . an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated notes:

     . certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

     . payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for these purposes; and

     . no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines, Brussels time, of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business nine months after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 5, 2002, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal accompanying this prospectus states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the initial notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the initial notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for us by Sonnenschein Nath & Rosenthal, New York, New York. Robert L. Winikoff, a member of the board of directors, compensation committee and stock option committee of Mediacom Communications, is a partner of Sonnenschein Nath & Rosenthal. Mr. Winikoff beneficially owns 15,000 shares and has options to purchase 30,000 shares of the Class A common stock of Mediacom Communications.

                                     EXPERTS

     The audited balance sheet of Mediacom Broadband LLC included in this prospectus and elsewhere in the registration statement has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The combined financial statements of the Mediacom Systems as of December 31, 2000 and 1999 and for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4, including all amendments, exhibits, schedules and supplements, to register the exchange notes. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules of the Commission. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. You can also review such material by accessing the Commission's Internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     As a result of this exchange offer, we will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act. So long as we are subject to these periodic reporting requirements, we will continue to furnish the information required thereby to the Commission. We are required to file periodic reports with the Commission pursuant to the Securities Exchange Act during our current fiscal year and thereafter so long as the exchange notes are held by at least 300 registered holders. We do not anticipate that, for periods following December 31, 2002, the exchange notes will be held of record by more than 300 registered holders. Therefore, we do not expect to be required to comply with the periodic reporting requirements imposed under the Securities Exchange Act after that date. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission, unless the Commission will not accept such a filing:

     . all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, regarding a discussion of the annual information only, a report thereon by our certified independent public accountants; and

     . all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

     In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                          INDEX TO FINANCIAL STATEMENTS

Mediacom Broadband LLC

   Report of Independent Public Accountants--Arthur Andersen LLP ...........................................   F-2
   Balance Sheet as of June 28, 2001 .......................................................................   F-3
   Notes to Balance Sheet ..................................................................................   F-4


Mediacom Systems

   Report of Independent Accountants--PricewaterhouseCoopers LLP ...........................................   F-6
   Combined Balance Sheets as of December 31, 2000 and 1999 ................................................   F-7
   Combined Statements of Operations and Parent's Investment for the Year ended December 31, 2000,
         Period from March 1 to December 31, 1999, Period from January 1 to February 28, 1999 and
         Year ended December 31, 1998 ......................................................................   F-8
   Combined Statements of Cash Flows for the Year ended December 31, 2000,
         Period from March 1 to December 31, 1999, Period from January 1 to
         February 28, 1999 and Year ended December 31, 1998 ................................................   F-9
   Notes to Combined Financial Statements ..................................................................   F-10
   Report of Independent Accountants - PricewaterhouseCoopers LLP ..........................................   F-22
   Schedule II--Valuation and Qualifying Accounts ..........................................................   F-23
   Combined Balance Sheets as of June 30, 2001 (unaudited) and December 31, 2000............................   F-24
   Combined Statements of Operations and Parent's Investment for the six months ended June 30, 2001
         and 2000 (unaudited) ..............................................................................   F-25
   Combined Statements of Cash Flows for the six months ended June 30, 2001 and 2000 (unaudited) ...........   F-26
   Notes to Combined Financial Statements (unaudited) ......................................................   F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Member of Mediacom Broadband LLC:

       We have audited the accompanying balance sheet of Mediacom Broadband LLC as of June 28, 2001. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Mediacom Broadband LLC as of June 28, 2001, in conformity with accounting principles generally accepted in the United States.

                                        /s/ ARTHUR ANDERSEN LLP


Stamford, Connecticut
October 23, 2001

                             MEDIACOM BROADBAND LLC

                                  BALANCE SHEET
                               as of June 28, 2001

                                     ASSETS

Cash and cash equivalents.....................................    $     1,000
                                                                  -----------
     Total assets.............................................    $     1,000
                                                                  ===========

                                 MEMBER'S EQUITY

MEMBER'S EQUITY

   Member's equity............................................    $     1,000
                                                                  -----------
     Total member's equity....................................    $     1,000
                                                                  ===========

                   The accompanying notes to the balance sheet
                     are an integral part of this statement.

                             MEDIACOM BROADBAND LLC

                             NOTES TO BALANCE SHEET

(1)  Limited Liability Company

     Organization

     Mediacom Broadband LLC ("Mediacom Broadband" or the "Company"), a Delaware limited liability company and wholly-owned subsidiary of Mediacom Communications Corporation ("MCC"), was organized on April 5, 2001 pursuant to an operating agreement. Mediacom Broadband was organized to acquire and hold the investments in the AT&T systems in Georgia, Illinois, Iowa and Missouri ("AT&T Systems"), pursuant to February 26, 2001 purchase agreements between MCC and AT&T Broadband, LLC ("AT&T Broadband"). The acquisitions of the AT&T Systems were completed on June 29, 2001 and July 18, 2001 (see Note 4). From the period from inception (April 5, 2001) through June 28, 2001, Mediacom Broadband did not conduct operations on its own.

     Mediacom Broadband Corporation, a Delaware corporation wholly-owned by Mediacom Broadband, was organized on May 23, 2001 for the sole purpose of acting as co-issuer with Mediacom Broadband of $400.0 million aggregate principal amount of 11% senior notes due July 15, 2013 (see Note 4). Mediacom Broadband Corporation does not conduct operations of its own.

     Capitalization

     For the period ended June 28, 2001, the Company received equity contributions from its sole member of $1,000.

(2)  Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective January 1, 2002.
The Company is currently evaluating the effect that SFAS 141 and SFAS 142 will have on its results of operations and financial position.

     In August 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets for the Disposed of", and provides guidance on classification and accounting for such assets when held for sale or abandonement. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect that adoption of SFAS 144 will have a material effect on its financial position or results of operations.

(3)  Acquisitions

     On February 26, 2001, MCC entered into agreements with AT&T Broadband to acquire cable systems serving approximately 800,000 basic subscribers in Georgia, Illinois, Iowa, and Missouri, for an aggregate purchase price of approximately $2.1 billion in cash, subject to closing adjustments. MCC funded these acquisitions through a combination of debt and equity financings. These acquisitions were completed on June 29, 2001 and July 18, 2001 (see Note 4.)

(4)  Subsequent Events

     Acquisitions and Financings

     On June 29, 2001, Mediacom Broadband and Mediacom Broadband Corporation jointly issued $400.0 million aggregate principal amount of 11% senior notes due July 15, 2013 ("11% Senior Notes"). The 11% Senior Notes are unsecured obligations of the Company, and the indenture for the 11% Senior Notes stipulates, among other things, restrictions on incurrence of indebtedness, distributions, mergers and asset sales and has cross-default provisions related to other debt of Mediacom Broadband.

                             MEDIACOM BROADBAND LLC

                             NOTES TO BALANCE SHEET

     On June 29, 2001, MCC made a capital contribution of $336.4 million to the Company. The contribution was financed with a portion of the net proceeds from MCC's public offering of 29.9 million shares of Class A of common stock and net proceeds from MCC's offering of convertible senior notes, which were both completed on June 27, 2001.

     On June 29, 2001, the Company acquired cable systems serving approximately 94,000 basic subscribers in the state of Missouri from affiliates of AT&T Broadband, for a purchase price of approximately $308.1 million. The purchase price has been preliminarily allocated as follows: approximately $83.7 million to property, plant and equipment and approximately $224.4 million to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. This acquisition was financed with the proceeds received from MCC's contribution.

     On July 18, 2001, MCC made an additional capital contribution of $388.6 million to the Company. The contribution was financed with a portion of the net proceeds from MCC's public offering of 29.9 million shares of Class A common stock and net proceeds from MCC's offering of convertible senior notes, which were both completed on June 27, 2001, and borrowings of $125.0 million under the subsidiary credit facilities of Mediacom LLC, a wholly-owned subsidiary of MCC.

     On July 18, 2001, Mediacom Broadband received $150.0 million in proceeds pursuant to a Preferred Membership Agreement with Mediacom Southeast LLC and Mediacom Minnesota LLC, indirect and wholly owned subsidiaries of MCC. Pursuant to the amended and restated operating agreement dated June 29, 2001, the preferred members' interests are redeemable at the option of the holder at any time after the maturity date of the 11% Senior Notes described above. The preferred members' interests will pay dividends on a quarterly basis in cash at a rate of 12% per annum.

     On July 18, 2001, Mediacom Broadband completed a $1.4 billion senior secured credit facility on behalf of its operating subsidiaries ("Subsidiary Credit Facility"). The Company borrowed $855.0 million under the Subsidiary Credit Facility in connection with the acquisitions described below.

     On July 18, 2001, Mediacom Broadband acquired cable systems serving approximately 706,000 basic subscribers in the states of Georgia, Illinois and Iowa from affiliates of AT&T Broadband for an aggregate price of approximately $1.794 billion. The purchase price has been preliminarily allocated as follows: approximately $472.7 million to property, plant and equipment and approximately $1.321 billion to intangible assets. Such allocations are subject to adjustments based upon the final appraisal information received by the Company. This acquisition was financed with the proceeds received from MCC's contribution, the preferred members' interests and borrowings under the Subsidiary Credit Facility.

     Management Agreement

     On June 6, 2001, the operating subsidiaries of Mediacom Broadband entered into management agreements with MCC. Under such agreements, MCC is entitled to receive annual management fees in amounts not to exceed 4.0% of Mediacom Broadband's gross operating revenues.

Report of Independent Accountants

To the Board of Directors of AT&T Broadband LLC:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and parent's investment and of cash flows present fairly, in all material respects, the financial position of Mediacom Systems (a combination of certain assets and liabilities as defined in Note 1 to the combined financial statements) at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 2000, and the period March 1, 1999 to December 31, 1999 ("New Mediacom"), and the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998 ("Old Mediacom") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, effective March 9, 1999, AT&T Corp., the parent company of New Mediacom, acquired Tele-Communications, Inc., parent company of Old Mediacom, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and therefore, is not comparable.

As discussed in Note 1, effective June 29, 2001 and July 18, 2001, the Mediacom Systems were sold to Mediacom Communications Corporation.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado

June 21, 2001, except for the first paragraph of Note 1, as to which the date is July 18, 2001.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Balance Sheets
(in thousands)
--------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                     2000             1999
                                                                                   ----------      ----------
Assets
Cash and cash equivalents                                                          $   21,154      $   18,082
Trade and other receivables, net of allowance for doubtful accounts of $1,649
     and $1,292 at December 31, 2000 and 1999, respectively                            17,306          14,505

Property and equipment, at cost:
   Land                                                                                 4,259           4,229
   Distribution systems                                                               539,322         418,575
   Support equipment and buildings                                                     48,011          37,625
                                                                                   ----------      ----------
                                                                                      591,592         460,429
   Less accumulated depreciation                                                      108,600          37,492
                                                                                   ----------      ----------

        Property and equipment, net                                                   482,992         422,937

Intangible assets, net (note 2)                                                     1,778,941       1,843,508

Other assets                                                                            6,961           7,018
                                                                                   ----------      ----------

        Total assets                                                               $2,307,354      $2,306,050
                                                                                   ==========      ==========

Liabilities and Parent's Investment
Accounts payable                                                                   $    3,291      $    4,052
Accrued liabilities                                                                    20,715          18,386
Deferred tax liability (note 6)                                                       790,264         815,045
                                                                                   ----------      ----------

        Total liabilities                                                             814,270         837,483

Parent's investment (note 4)                                                        1,493,084       1,468,567
                                                                                   ----------      ----------

Commitments and contingencies (note 7)

        Total liabilities and parent's investment                                  $2,307,354      $2,306,050
                                                                                   ==========      ==========



         The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Statements of Operations and Parent's Investment
(in thousands)
--------------------------------------------------------------------------------

                                                         New Mediacom                              Old Mediacom
                                           ---------------------------------------   ---------------------------------------
                                                                    Period from          Period from
                                                Year ended           March 1 to          January 1 to           Year ended
                                               December 31,         December 31,         February 28,          December 31,
                                                   2000                 1999                 1999                  1998
                                           ------------------   ------------------   ------------------   ------------------
Revenue                                    $          439,541   $          336,571   $           63,335   $          368,290
Costs and expenses:
    Operating (note 4)                                223,530              168,582               31,500              165,519
    Selling, general and administrative                39,892               35,466                5,586               29,953
    Management fees (note 4)                           22,267               13,440                1,927               12,778
    Depreciation                                       72,615               43,632                7,819               46,070
    Amortization                                       64,567               46,534                3,012               17,716
                                           ------------------   ------------------   ------------------   ------------------


       Net income before income taxes                  16,670               28,917               13,491               96,254

Provision for income taxes (note 6)                     6,646               11,620                5,440               38,905
                                           ------------------   ------------------   ------------------   ------------------

       Net income                                      10,024               17,297                8,051               57,349

Parent's investment:
Beginning of period                                 1,468,567            1,353,312              598,247              510,738
Change in transfers from parent, net
    (note 4)                                           14,493               63,758                 (121)             (37,200)
Acquisition of cable systems (note 3)                      --               34,200                   --               67,360
                                           ------------------   ------------------   ------------------   ------------------
End of period                              $        1,493,084   $        1,468,567   $          606,177   $          598,247
                                           ==================   ==================   ==================   ==================

         The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Statements of Cash Flows
(in thousands)
--------------------------------------------------------------------------------

                                                                   New Mediacom                           Old Mediacom
                                                         ----------------------------------     ---------------------------------
                                                                              Period from       Period from
                                                          Year ended           March 1 to       January 1 to        Year ended
                                                          December 31,        December 31,       February 28,       December 31,
                                                              2000               1999               1999               1998
                                                            ---------          ---------          ---------          ---------
Cash Flows From Operating Activities
Net income                                                  $  10,024          $  17,297          $   8,051          $  57,349
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                             137,182             90,166             10,831             63,786
    Deferred income tax benefit                               (24,781)           (20,225)            (2,898)           (17,994)
Changes in operating assets and liabilities:
    Increase in trade and other receivables                    (2,801)            (2,815)              (969)              (156)
    (Increase) decrease in other assets                            57               (187)            (3,094)            (2,855)
    Increase (decrease) in accounts payable                      (761)             2,022                337              1,151
    Increase (decrease) in accrued liabilities                    836              3,449             (1,651)            (2,673)
                                                            ---------          ---------          ---------          ---------

         Net cash provided by operating activities            119,756             89,707             10,607             98,608
                                                            ---------          ---------          ---------          ---------


Cash Flows From Investing Activities

    Capital expenditures for property and equipment          (131,177)          (159,052)           (16,028)           (84,076)
                                                            ---------          ---------          ---------          ---------

Cash Flows From Financing Activities

    Change in transfers from parent, net                       14,493             77,695                (74)           (11,158)
                                                            ---------          ---------          ---------          ---------


Net change in cash and cash equivalents                         3,072              8,350             (5,495)             3,374
Cash and cash equivalents at beginning of period               18,082              9,732             15,227             11,853
                                                            ---------          ---------          ---------          ---------

Cash and cash equivalents at end of period                  $  21,154          $  18,082          $   9,732          $  15,227
                                                            =========          =========          =========          =========


         The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

1.   Basis of Presentation and Summary of Significant Accounting Policies

     Effective upon the end of business on June 29, 2001, subsidiaries of AT&T Corp. ("AT&T") sold to Mediacom Communications Corporation ("Mediacom") certain cable television systems serving approximately 96,000 customers located primarily in Missouri, and wholly owned by various cable subsidiaries and partnerships of AT&T. Effective July 18, 2001, subsidiaries of AT&T sold to Mediacom certain cable television systems serving approximately 710,000 customers located primarily in Iowa, Georgia and Southern Illinois, and wholly owned by various cable subsidiaries and partnerships of AT&T. Such cable television systems are collectively referred to herein as the "Mediacom Systems" or the "Systems."

     The accompanying combined financial statements include the specific accounts directly related to the activities of the Mediacom Systems. All significant inter-system accounts and transactions have been eliminated in combination. The combined net assets of the Mediacom Systems are referred to as "Parent's Investment."

     On March 9, 1999, AT&T acquired AT&T Broadband, LLC ("AT&T Broadband", formerly known as Tele-Communications, Inc.) in a merger (the "AT&T Merger"). In the AT&T Merger, AT&T Broadband became a subsidiary of AT&T. For financial reporting purposes, the AT&T Merger was deemed to have occurred on March 1, 1999. The combined financial statements for periods prior to March 1, 1999 include the Mediacom Systems that were then owned by Tele-Communications, Inc. and are referred to herein as "Old Mediacom." The combined financial statements for periods subsequent to February 28, 1999 are referred to herein as "New Mediacom." Due to the application of purchase accounting in connection with the AT&T Merger, the predecessor combined financial statements of Old Mediacom are not comparable to the successor combined financial statements of New Mediacom. In the following text "Mediacom Systems" and "Systems" refers to both Old Mediacom and New Mediacom.

     Certain costs of AT&T Broadband are charged to the Systems based primarily on Mediacom Systems' number of customers (see note 4). Although such allocations are not necessarily indicative of the costs that would have been incurred by the Mediacom Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

     The net assets of the Systems are held by various wholly-owned subsidiaries and partnerships of AT&T Broadband. Accordingly, the combined financial statements of the Mediacom Systems do not reflect all of the assets, liabilities, revenues and expenses that would be indicative of a stand-alone business. The financial condition, results of operations and cash flows of Mediacom Systems could differ from reported results had Mediacom Systems operated autonomously or as an entity independent of AT&T. In particular, no interest expense incurred by AT&T and its subsidiaries on their debt obligations has been allocated to the Mediacom Systems.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     The Mediacom Systems are included in the consolidated federal income tax return of AT&T and its affiliates. Combined income tax provisions or benefits, related to tax payments or refunds, and deferred tax balances of AT&T and its affiliates have been allocated to the Mediacom Systems based principally on the taxable income and tax credits directly attributable to the Mediacom Systems, essentially a stand alone presentation. These allocations reflect the Mediacom Systems' contribution to AT&T's consolidated taxable income and consolidated tax liability and tax credit position.

     Cash and Cash Equivalents
     Cash and cash equivalents consist of deposits with banks and financial institutions that are unrestricted as to withdrawal or use and have maturities of less than 90 days.

     AT&T performs cash management functions on behalf of AT&T Broadband, including the Mediacom Systems. Substantially all of the Systems' cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Transfers of cash to and from AT&T are reflected as a component of Parent's Investment, with no interest income or expense reflected. Net transfers to or from AT&T are assumed to be settled in cash. AT&T's capital contributions for purchase business combinations to the Systems have been treated as non-cash transactions.

     Property and Equipment
     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations are capitalized. Interest capitalized was not significant for any periods presented.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sale of properties in their entirety.

     Intangible Assets
     Intangible assets consist primarily of franchise costs and other intangibles for customer relationships. Franchise costs represent the difference between AT&T Broadband's allocated historical cost of acquired assets of Mediacom Systems and amounts allocated to the tangible assets. Franchise costs and customer relationships are generally amortized on a straight-line basis over 25 to 40 and 10 years, respectively. Costs incurred by Mediacom Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the average life of the franchise, generally 10 to 20 years.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     Impairment of Long-lived Assets
     Management of the Systems periodically reviews the carrying amounts of property and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds the fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

     Income Taxes
     The Mediacom Systems is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The Mediacom Systems' provision or benefit for income taxes is based upon its contribution to the overall income tax liability or benefit of AT&T and its affiliates.

     Revenue Recognition
     Revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

     Statement of Cash Flows
     With the exception of certain cable system acquisitions, sales and asset transfers, transactions effected through the intercompany account due to
     (from) parent have been considered constructive cash receipts and payments for purposes of the combined statement of cash flows.

     Stock-Based Compensation
     Stock-based compensation is accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Systems follow the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

     New Accounting Pronouncements
     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements." Registrants were required to apply the accounting and disclosures described in SAB No. 101 no later than the fourth quarter of 2000. The Systems are currently in compliance with the provisions of SAB No. 101. The adoption of SAB 101 did not have an impact on the results of operations, financial position or cash flows of the Systems.

     Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

2.   Intangible Assets

     Intangible assets are summarized as follows (amounts in thousands):

                                                         December 31,
                                                   2000                1999
                                             ----------------   ----------------

        Franchise costs                      $      1,802,251   $      1,802,251
        Other intangible assets                        87,791             87,791
                                             ----------------   ----------------
                                                    1,890,042          1,890,042
        Less accumulated amortization                 111,101             46,534
                                             ----------------   ----------------

            Intangible assets, net           $      1,778,941   $      1,843,508
                                             ================   ================

     Amortization expense on franchise costs was $55.3 million, $36.8 million, $3.0 million and $17.7 million for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998, respectively. Amortization expense for other intangible assets was $9.3 million, $9.7 million, $0 and $0 for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998, respectively.

3.   Business Combinations

     AT&T Merger

     The AT&T Merger has been accounted for using the purchase method of accounting and has been deemed to be effective as of March 1, 1999 for financial reporting purposes. Accordingly, the Mediacom Systems' portion of the allocation of AT&T's purchase price to acquire AT&T Broadband has been reflected in the combined financial statements of Mediacom Systems as of March 1, 1999.

     The following table reflects the March 1, 1999 assets and liabilities of New Mediacom, as adjusted to give effect for the purchase accounting adjustments resulting from the allocation to the net assets of the Systems of AT&T's purchase price to acquire AT&T Broadband (amounts in thousands):

      Assets
          Cash                                              $              9,680
          Trade and other receivables                                     12,637
          Property and equipment                                         295,674
          Intangible assets                                            1,866,419
          Other assets                                                     6,764
                                                            --------------------

               Total assets                                 $          2,191,174
                                                            ====================

      Liabilities and Parent's Investment
          Accounts payable and accrued expenses             $             16,530
          Deferred tax liability                                         821,332
          Parent's investment                                          1,353,312
                                                            --------------------

               Total liabilities and parent's investment    $          2,191,174
                                                            ====================

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     As a result of the application of purchase accounting, the Mediacom Systems recorded its assets and liabilities at their fair values on March 1, 1999. The most significant purchase accounting adjustments related to intangible assets. The intangible assets include $1,778.5 million assigned to the Mediacom Systems' franchise costs and $87.5 million related to the value attributed to customer relationships.

     Acquisitions and Exchange
     During January of 1998, Tele-Communications, Inc. paid cash to acquire a cable television system serving customers located in Georgia (the "1998 Georgia Acquisition"). The 1998 Georgia Acquisition was deemed to be effective as of January 1, 1998 for financial reporting purposes and the acquired system was recorded using the purchase method of accounting. The cable television system acquired by Tele-Communications, Inc. in the 1998 Georgia Exchange is included in the accompanying combined financial results of Mediacom Systems and is reflected as a contribution from Tele-Communications, Inc. Accordingly, the financial condition and results of operations of such system have been reflected in the combined financial statements of the Mediacom Systems since January 1, 1998.

     During September of 1998, Tele-Communications, Inc. paid cash to acquire a cable television system serving customers located in Iowa (the "1998 Iowa Acquisition"). The 1998 Iowa Acquisition was deemed to be effective as of September 30, 1998 for financial reporting purposes and the acquired system was recorded using the purchase method of accounting. The cable television system acquired by Tele-Communications, Inc. in the 1998 Iowa Acquisition is included in the accompanying combined financial results of Mediacom Systems and is reflected as a contribution from Tele-Communications, Inc. Accordingly, the financial condition and results of operations of such system have been reflected in the combined financial statements of the Mediacom Systems since September 30, 1998. The 1998 Georgia Acquisition and the 1998 Iowa Acquisition are collectively referred to as the "1998 Acquisitions."

     During May of 1999, AT&T Broadband paid cash to acquire a cable television system serving customers located in Iowa (the "1999 Iowa Acquisition"). The 1999 Iowa Acquisition was deemed to be effective as of May 1, 1999 for financial reporting purposes and the acquired system was recorded using the purchase method of accounting. The cable television system acquired by AT&T Broadband in the 1999 Iowa Acquisition is included in the accompanying combined financial results of Mediacom Systems and is reflected as a contribution from AT&T Broadband. Accordingly, the financial condition and results of operations of such system have been reflected in the combined financial statements of the Mediacom Systems since May 1, 1999.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     During June of 1999, AT&T Broadband paid cash and traded cable television systems in exchange for cable television systems serving customers located in Southern Illinois (the "1999 Exchange"). The 1999 Exchange was consummated pursuant to an agreement that was executed in November 1998. The 1999 Exchange was deemed to be effective as of June 1, 1999 for financial reporting purposes and the acquired systems were recorded using the purchase method of accounting. Certain of the cable television systems acquired by AT&T Broadband in the 1999 Exchange are included in the accompanying combined financial results of Mediacom Systems and are reflected as a contribution from AT&T Broadband. Accordingly, the financial condition and results of operations of such systems have been reflected in the combined financial statements of the Mediacom Systems since June 1, 1999. The 1999 Iowa Acquisition and the 1999 Exchange are collectively referred to as the "1999 Transactions."

     The following table reflects the assets and liabilities as of the date of acquisition or exchange of the 1999 Transactions and the 1998 Acquisitions (amounts in thousands):

                                                                  1999              1998
                                                               Transactions     Acquisitions
                                                               ------------     ------------
     Assets
         Property and equipment                                  $10,577          $ 2,972
         Intangible assets                                        23,623           64,388
                                                                 -------          -------

              Total assets                                       $34,200          $67,360
                                                                 =======          =======

     Liabilities and Parent's Investment

         Parent's investment                                     $34,200          $67,360
                                                                 -------          -------

              Total liabilities and parent's investment          $34,200          $67,360
                                                                 =======          =======


     The above operating assets and liabilities have been included in the accompanying combined financial statements at their fair values at the date of acquisition or exchange. The most significant purchase accounting adjustments related to intangible assets.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     Pro Forma Operating Results (unaudited)
     The following unaudited combined pro forma results were prepared assuming the AT&T Merger, the 1998 Iowa Acquisition, and the 1999 Transactions occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger, the 1998 Iowa Acquisition, and the 1999 Transactions had occurred on January 1, 1998, nor does it intend to be a projection of future results (amounts in thousands):

                            New Mediacom                         Old Mediacom
                            ------------            -----------------------------------
                             Period from            Period from
                              March 1 to            January 1 to           Year ended
                             December 31,           February 28,           December 31,
                                1999                   1999                   1998
                              --------               --------               --------
     Revenue                  $337,333               $ 63,936               $373,756
     Net income               $ 17,127               $  3,314               $ 28,603

4.   Parent's Investment

     Parent's Investment in Mediacom Systems at December 31, 2000 and December 31, 1999 is summarized as follows (amounts in thousands):

                                                          December 31,
                                                      2000           1999
                                                   ----------     ----------

     Transfers from parent, net                    $1,465,763     $1,451,270
     Cumulative net income since March 1, 1999         27,321         17,297
                                                   ----------     ----------
                                                   $1,493,084     $1,468,567
                                                   ==========     ==========

     The non-interest bearing transfers from parent includes AT&T Broadband's equity in acquired systems, programming charges, management fees and advances for operations, acquisitions and construction costs, as well as the amounts charged as a result of the allocation of certain costs from AT&T.

     As a result of AT&T Broadband's 100% ownership of Mediacom Systems, transfers from parent amounts have been classified as a component of Parent's Investment in the accompanying combined balance sheets.

     The Mediacom Systems purchase, at AT&T Broadband's cost, certain pay television and other programming through a certain indirect subsidiary of AT&T Broadband. Charges for such programming are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of AT&T Broadband provide administrative services to Mediacom Systems and have assumed managerial responsibility of Mediacom Systems' cable television system operations and construction. As compensation for these services, the Mediacom Systems pay a monthly management fee calculated on a per-subscriber basis.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     The parent transfers and expense allocation activity consists of the following (amounts in thousands):

                                                      New Mediacom                                    Old Mediacom
                                            -----------------------------------             -----------------------------------
                                                                    Period from             Period from
                                            Year ended               March 1 to             January 1 to             Year ended
                                            December 31,            December 31,            February 28,            December 31,
                                                2000                    1999                   1999                    1998
                                            -----------             -----------             -----------             -----------
     Beginning of period                    $ 1,451,270             $ 1,353,312             $   547,498             $   517,338
       Programming charges                      123,993                  89,664                  17,119                  90,813
       Management fees                           22,267                  13,440                   1,927                  12,778
       Cable system acquisitions                     --                  34,200                      --                  67,360
       Cash transfers                          (131,767)                (39,346)                (19,167)               (140,791)
                                            -----------             -----------             -----------             -----------
     End of period                          $ 1,465,763             $ 1,451,270             $   547,377             $   547,498
                                            ===========             ===========             ===========             ===========


5.   Employee Benefit and Stock-Based Compensation Plans

     AT&T sponsors savings plans for the majority of its employees. Prior to the AT&T Merger, Tele-Communications, Inc. also sponsored savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with specified guidelines. Employee contributions are matched up to certain limits. AT&T Broadband contributions for employees of Mediacom Systems amounted to $2.9 million for the year ended December 31, 2000 and $2.3 million for the period March 1, 1999 to December 31, 1999, respectively. Tele-Communications, Inc. contributions for employees of Mediacom Systems amounted to $0.5 million for the period January 1, 1999 to February 28, 1999, and $2.6 million for the year ended December 31, 1998, respectively.

     Under AT&T's 1997 Long-term Incentive Program (the "Program"), which was effective June 1, 1997, and amended on May 19, 1999 and March 14, 2000, AT&T grants stock options, performance shares, restricted stock and other awards on AT&T common stock as well as stock options on the AT&T Wireless Group tracking stock. Employees of the Mediacom Systems were eligible to receive stock options under this plan effective with the AT&T Merger (see note 1).

     Under the Program, there were 150 million shares of AT&T common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. Beginning with January 1, 2000, the remaining shares available for grant at December 31 of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year, become available for grant. There is a maximum of 37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three or four years and are exercisable up to 10 years from the date of grant.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     Under the AT&T 1996 Employee Stock Purchase Plan (the "Plan"), which was effective July 1, 1996, AT&T is authorized to sell up to 75 million shares of AT&T common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day.

     The Systems apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for stock-based compensation plans for the Mediacom Systems.

     The Systems have adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If the Systems had elected to recognize compensation costs based on the fair value at the date of grant for AT&T awards granted to Systems' employees in 2000, consistent with the provisions of SFAS No. 123, Mediacom Systems net income would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts (amounts in thousands):

                                                         Year ended
                                                         December 31,
                                                            2000
                                                          --------
     Net income                                           $  7,776

     AT&T granted approximately 259,800 and 86,600 stock options to Mediacom Systems employees during 2000 for AT&T stock and AT&T Wireless Group tracking stock, respectively. At the date of grant, the exercise price for AT&T options and AT&T Wireless Group tracking stock options granted to AT&T Broadband employees during 2000 was $33.81 and $27.56, respectively. The fair value at date of grant for AT&T options and AT&T Wireless Group tracking stock options granted to AT&T Broadband employees during 2000 was $10.59 and $11.74, respectively, and was estimated using the Black-Scholes option-pricing model. The following assumptions were applied for 2000 for the AT&T options and the AT&T Wireless Group tracking stock options: (i) expected dividend yield of 1.7% and 0%, respectively, (ii) expected volatility rate of 34% and 55%, respectively, (iii) risk-free interest rate of 6.24% and 6.2%, respectively, and (iv) expected life of 4 and 3 years, respectively.

6.   Income Taxes

     The Mediacom Systems is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate (dollar amounts in thousands):

                                                         New Mediacom                           Old Mediacom
                                               ---------------------------------        -------------------------------
                                                                   Period from          Period from
                                                 Year ended         March 1 to          January 1 to       Year ended
                                               December 31,        December 31,         February 28,       December 31,
                                                   2000                1999                1999                1998
                                                  -------             -------             -------             -------
U.S. federal statutory income tax rate               35.0%               35.0%               35.0%               35.0%
Federal income tax at statutory rate              $ 5,834             $10,120             $ 4,721             $33,690
State and local income taxes, net of
    federal income tax effect                         812               1,500                 719               5,215
                                                  -------             -------             -------             -------
Provision for income taxes                        $ 6,646             $11,620             $ 5,440             $38,905
                                                  =======             =======             =======             =======
Effective income tax rate                            39.9%               40.2%               40.3%               40.4%
                                                  =======             =======             =======             =======


     The components of the provision (benefit) for income taxes are presented in this table (amounts in thousands):

                                                         New Mediacom                           Old Mediacom
                                            ------------------------------------    ------------------------------------
                                                                     Period from       Period from
                                                 Year ended          March 1 to        January 1 to        Year ended
                                               December 31,         December 31,       February 28,       December 31,
                                                   2000                 1999               1999               1998
                                            -----------------    ---------------    ----------------    ----------------
Current:
    Federal                                 $          25,053    $        25,535    $          6,644    $         45,229
    State and local                                     6,374              6,310               1,694              11,670
Deferred:
    Federal                                           (19,655)           (16,222)             (2,309)            (14,350)
    State and local                                    (5,126)            (4,003)               (589)             (3,644)
                                            -----------------    ---------------    ----------------    ----------------
Provision for income taxes                  $           6,646    $        11,620    $          5,440    $         38,905
                                            =================    ===============    ================    ================


     Deferred tax liabilities are income taxes Mediacom Systems expects to incur in future periods. Similarly, deferred tax assets are recorded for expected reductions in income taxes payable in future periods. Deferred taxes arise because of differences in the book and tax basis of certain assets and liabilities.

     Deferred tax liabilities consist of the following (amounts in thousands):

                                                                              December 31,
                                                                        2000                  1999
                                                                -------------------   ------------------
     Deferred tax liabilities
          Property and equipment                                $            72,417   $           71,011
          Franchise costs                                                   690,070              712,531
          Other                                                              27,777               31,503
                                                                -------------------   ------------------

              Total deferred tax liabilities                    $           790,264   $          815,045
                                                                ===================   ==================

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

7.   Commitments and Contingencies

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier.

     Management of the Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received.

     Certain plaintiffs have filed or threatened separate class action complaints against cable systems across the United States alleging that the systems' delinquency constitutes an invalid liquidated damage provision, a breach of contract and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs. In December 2000, a settlement agreement was approved by the Court with respect to certain late fee class action complaints, which involves certain subscribers of Mediacom Systems. Certain other plaintiff suits, involving Mediacom Systems, remain unresolved. The December 2000 settlement and any future settlements are not expected to have a material impact on the Mediacom Systems' financial condition or results of operations.

     The Mediacom Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Mediacom Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made.

     The Mediacom Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense for such arrangements amounted to $2.7 million, $2.3 million, $0.5 million and $2.5 million for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998, respectively.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Notes to Combined Financial Statements
--------------------------------------------------------------------------------

     Future minimum lease payments under non-cancelable operating leases at December 31, 2000 are summarized as follows (amounts in thousands):

            2001                                 $      1,489
            2002                                        1,361
            2003                                        1,271
            2004                                        1,139
            2005                                        1,048
            Thereafter                                  1,302

Report of Independent Accountants on Financial Statement Schedule

To the Board of Directors of AT&T Broadband LLC

Our audits of the combined financial statements of Mediacom Systems referred to in our report dated June 21, 2001, except for the first paragraph of Note 1, as to which the date is July 18, 2001, appearing in the Registration Statement on Form S-4 of Mediacom Broadband LLC and Mediacom Broadband Corporation, also included an audit of the financial statement schedule included in such Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjuction with the related combined financial statements.


/s/ PricewaterhouseCoopers LLP

Denver, Colorado
June 21, 2001

SCHEDULE II





                                MEDIACOM SYSTEMS
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in Thousands)


Description                                                    Balance at               Charged           Deduction     Balance at
                                                        Beginning of Period       to Costs and Expenses   /Write-off  End of Period
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998                            $             642         $            3,876     $     3,726   $     792
Accounts Receivable Allowance

Period from January 1 to February 28, 1999              $             792         $              714     $       550   $     956
Accounts Receivable Allowance

Period from March 1 to December 31, 1999                $             956         $            5,274     $     4,938   $   1,292
Accounts Receivable Allowance

Year Ended December 31, 2000                            $           1,292         $            7,222     $     6,865   $   1,649
Accounts Receivable Allowance

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Balance Sheets
(in thousands)
--------------------------------------------------------------------------------

                                                                                   June 30,          December 31,
                                                                              ------------------  ------------------
                                                                                     2001                2000
                                                                              ----------------    ------------------
                                                                                 (unaudited)
Assets

Cash and cash equivalents                                                     $         21,575    $           21,154
Trade and other receivables, net of allowance for doubtful accounts of
     $1,207 and $1,649 at June 30, 2001 and December 31, 2000, respectively             12,435                17,306


Property and equipment, at cost:
     Land                                                                                3,642                 4,259
     Distribution systems                                                              499,566               539,322
     Support equipment and buildings                                                    42,894                48,011
                                                                              ----------------    ------------------
                                                                                       546,102               591,592
     Less accumulated depreciation                                                     134,358               108,600
                                                                              ----------------    ------------------
         Property and equipment, net                                                   411,744               482,992

Intangible assets, net                                                               1,511,194             1,778,941

Other assets                                                                             5,624                 6,961
                                                                              ----------------    ------------------

         Total assets                                                         $      1,962,572    $        2,307,354
                                                                              ================    ==================

Liabilities and Parent's Investment

Accounts payable                                                              $          2,466    $            3,291
Accrued liabilities                                                                     19,475                20,715
Deferred tax liability                                                                 676,876               790,264
                                                                              ----------------    ------------------

         Total liabilities                                                             698,817               814,270

Parent's investment (note 3)                                                         1,263,755             1,493,084

Commitments and contingencies (note 5)
                                                                              ----------------    ------------------

         Total liabilities and parent's investment                            $      1,962,572    $        2,307,354
                                                                              ================    ==================

    The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Statements of Operations and Parent's Investment
(in thousands)
--------------------------------------------------------------------------------

                                                                                       Six months ended
                                                                                          June 30,
                                                                            -----------------------------------
                                                                                  2001               2000
                                                                            ----------------   ----------------
                                                                                         (unaudited)
Revenue                                                                     $        229,991   $        212,460

Costs and expenses:
     Operating (note 3)                                                              124,419            105,399
     Selling, general and administrative                                              20,835             19,265
     Management fees (note 3)                                                         15,815              8,951
     Restructuring charge (note 4)                                                       570                 --
     Depreciation                                                                     44,572             34,515
     Amortization                                                                     32,403             32,403
                                                                            ----------------   ----------------

          Operating income (loss) before income taxes                                 (8,623)            11,927

          Gain on disposition of assets                                               11,877                 --
                                                                            ----------------   ----------------
              Net income before taxes                                                  3,254             11,927

     Provision for income taxes                                                          959              4,767
                                                                            ----------------   ----------------

          Net income                                                                   2,295              7,160

Parent's investment:
Beginning of period                                                                1,493,084          1,468,567
Change in transfers from parent, net (note 3)                                         69,926             12,655
Disposed cable systems                                                              (301,550)                --
                                                                            ----------------   ----------------

End of period                                                               $      1,263,755   $      1,488,382
                                                                            ================   ================


    The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1)
Combined Statements of Cash Flows
(in thousands)
--------------------------------------------------------------------------------


                                                                                       Six months ended
                                                                                           June 30,
                                                                              ----------------------------------
                                                                                    2001               2000
                                                                              ---------------    ---------------
                                                                                          (unaudited)
Cash Flows From Operating Activities
Net income                                                                    $         2,295    $         7,160
Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Gain on disposition of assets                                                     (11,877)                --
    Depreciation and amortization                                                      76,975             66,918
    Deferred tax benefit                                                             (113,388)           (11,717)
    Changes in operating assets and liabilities:
       Decrease in trade and other receivables                                          3,426                795
       Decrease (increase) in other assets                                              1,197               (132)
       Increase in accounts payable                                                      (471)            (1,070)
       Increase (decrease) in accrued liabilities                                         960                (85)
                                                                              ---------------    ---------------

                  Net cash provided by (used in) operating activities                 (40,883)            61,869
                                                                              ---------------    ---------------

Cash Flows From Investing Activities
     Capital expenditures for property and equipment                                  (28,430)           (70,420)
     Other                                                                               (192)                --
                                                                              ---------------    ---------------

                  Net cash used in investing activities                               (28,622)           (70,420)

Cash Flows From Financing Activities
     Change in transfers from parent, net                                              69,926             12,655
                                                                              ---------------    ---------------

Net change in cash and cash equivalents                                                   421              4,104
Cash and cash equivalents at beginning of period                                       21,154             18,082
                                                                              ---------------    ---------------

Cash and cash equivalents at end of period                                    $        21,575    $        22,186
                                                                              ===============    ===============


    The accompanying notes are an integral part of these combined financial statements.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1) Notes to Combined Financial Statements
(unaudited)


1.   Basis of Presentation and Summary of Significant Accounting Policies

     Effective upon the end of business on June 29, 2001, subsidiaries of AT&T Corp. ("AT&T") sold to Mediacom Communications Corporation ("Mediacom") certain cable television systems serving approximately 96,000 customers located primarily in Missouri, and wholly owned by various cable subsidiaries and partnerships of AT&T (the "Missouri Mediacom Systems") for cash proceeds of approximately $308 million. AT&T recognized an estimated gain on the sale of the Missouri Systems of approximately $12 million. The results of operations and cash flows of the Missouri Systems are included in the combined financial statements through June 29, 2001.

     Effective July 18, 2001, subsidiaries of AT&T sold to Mediacom certain cable television systems serving approximately 710,000 customers located primarily in Iowa, Georgia and Southern Illinois, and wholly owned by various cable subsidiaries and partnerships of AT&T. These cable systems combined with the Missouri Mediacom Systems are collectively referred to herein as the "Mediacom Systems" or the "Systems" except that the balance sheet at June 30, 2001 excludes the Missouri Mediacom Systems sold effective June 29, 2001.

     In the opinion of management, the accompanying unaudited combined financial statements include all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented by the Systems. The results of operations for any interim period are not necessarily indicative of results for the full year. The unaudited combined financial statements and footnote disclosures should be read in conjunction with the audited combined financial statements and related notes thereto for the year ended December 31, 2000.

     The accompanying unaudited combined financial statements include the specific accounts directly related to the activities of the Mediacom Systems. All significant inter-system accounts and transactions have been eliminated in combination. The combined net assets of the Mediacom Systems are referred to as "Parent's Investment."

     On March 9, 1999, AT&T acquired AT&T Broadband, LLC ("AT&T Broadband", formerly known as Tele-Communications, Inc.) in a merger (the "AT&T Merger"). In the AT&T Merger, AT&T Broadband became a subsidiary of AT&T. For financial reporting purposes, the AT&T Merger was deemed to have occurred on March 1, 1999.

     Certain costs of AT&T Broadband are charged to the Systems based primarily on Mediacom Systems' number of customers (see note 3). Although such allocations are not necessarily indicative of the costs that would have been incurred by the Mediacom Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1) Notes to Combined Financial Statements
(unaudited)


     The net assets of the Systems are held by various wholly-owned subsidiaries and partnerships of AT&T Broadband. Accordingly, the unaudited combined financial statements of the Mediacom Systems do not reflect all of the assets, liabilities, revenues and expenses that would be indicative of a stand-alone business. The financial condition, results of operations and cash flows of the Mediacom Systems could differ from reported results had the Mediacom Systems operated autonomously or as an entity independent of AT&T. In particular, no interest expense incurred by AT&T and its subsidiaries on their debt obligations has been allocated to the Mediacom Systems.

     The Mediacom Systems are included in the consolidated federal income tax return of AT&T and its affiliates. Combined income tax provisions or benefits, related to tax payments or refunds, and deferred tax balances of AT&T and its affiliates have been allocated to the Mediacom Systems based principally on the taxable income and tax credits directly attributable to the Mediacom Systems, essentially a stand alone presentation. These allocations reflect the Mediacom Systems' contribution to AT&T's consolidated taxable income and consolidated tax liability and tax credit position.

     Cash and Cash Equivalents

     Cash and cash equivalents consist of deposits with banks and financial institutions that are unrestricted as to withdrawal or use and have maturities of less than 90 days.

     AT&T performs cash management functions on behalf of AT&T Broadband, including the Mediacom Systems. Substantially all of the Systems' cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Transfers of cash to and from AT&T are reflected as a component of Parent's investment, with no interest income or expense reflected. Net transfers to or from AT&T are assumed to be settled in cash. AT&T's capital contributions for purchase business combinations to the Systems have been treated as non-cash transactions.

     Property and Equipment

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations are capitalized. Interest capitalized was not significant for any periods presented.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sale of properties in their entirety.

Media Systems
(A combination of certain assets and liabilities, as defined in note 1) Notes to Combined Financial Statements
(unaudited)


     Intangible Assets

     Intangible assets consist primarily of franchise costs and intangibles for customer relationships. Franchise costs represent the difference between AT&T Broadband's allocated historical cost of acquired assets of the Mediacom Systems and amounts allocated to the tangible assets. Franchise costs and customer relationships are generally amortized on a straight-line basis over 25 to 40 and 10 years, respectively. Costs incurred by the Mediacom Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the average lives of the franchise, generally 10 to 20 years.

     Impairment of Long-lived Assets

     Management of the Systems periodically reviews the carrying amounts of property and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds the fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

     Income Taxes

     The Mediacom Systems is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The Mediacom Systems' provision or benefit for income taxes is based upon its contribution to the overall income tax liability or benefit of AT&T and its affiliates.

     Revenue Recognition

     Revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

     Statement of Cash Flows

     Transactions effected through the intercompany account due to (from) parent have been considered constructive cash receipts and payments for purposes of the combined statement of cash flows.

     Stock-Based Compensation

     Stock-based compensation is accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Systems follow the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

MediaCom Systems
(A combination of certain assets and liabilities, as defined in note 1) Notes to Combined Financial Statements
(unaudited)

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized but reviewed annually for impairment (or more frequently if impairment indicators arise). Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we are required to adopt SFAS 142 effective January 1, 2002. Management is currently evaluating the effect that SFAS 141 and SFAS 142 will have on the results of operations and financial position of the Systems.

     In August 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Management of the Systems does not expect that adoption of SFAS 144 will have a material effect on the Systems' financial position or results of operations.

2.   Supplemental Balance Sheet Information

     Intangible assets are summarized as follows (amounts in thousands):

                                                  June 30,       December 31,
                                                    2001            2000
                                                ------------    -------------

        Franchise costs                         $  1,560,198    $   1,802,251
        Other intangible assets                       78,124           87,791
                                                ------------    -------------
                                                   1,638,322        1,890,042
        Less accumulated amortization                127,128          111,101
                                                ------------    -------------

             Intangibles, net                   $  1,511,194    $   1,778,941
                                                ============    =============


     Amortization expense on franchise costs was $28.0 million for the six months ended June 30, 2001 and 2000. Amortization expense for other intangible assets was $4.4 million for the six months ended June 30, 2001 and 2000.

3.   Parent's Investment

     Parent's Investment in the Mediacom Systems is summarized as follows (amounts in thousands):

                                                  June 30,       December 31,
                                                    2001             2000
                                                ------------    --------------

        Transfers from parent, net              $  1,234,139    $    1,465,763
        Cumulative net income since
        March 1, 1999                                 29,616            27,321
                                                ------------    --------------

                                                $  1,263,755    $    1,493,084
                                                ============    ==============


     The non-interest bearing transfers from parent include AT&T Broadband's equity in acquired systems, programming charges, management fees and advances for operations, acquisitions and construction costs, as well as the amounts charged as a result of the allocation of certain costs from AT&T.

     As a result of AT&T's 100% ownership of the Mediacom Systems, the transfers from parent amounts have been classified as a component of Parent's Investment in the accompanying combined balance sheets.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1) Notes to Combined Financial Statements
(unaudited)

     The Mediacom Systems purchase, at AT&T Broadband's cost, certain pay television and other programming through a certain indirect subsidiary of AT&T Broadband. Charges for such programming are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of AT&T Broadband provide administrative services to the Mediacom Systems and have assumed managerial responsibility of the Mediacom Systems' cable television system operations and construction. As compensation for these services, the Mediacom Systems pay a monthly management fee calculated on a per-subscriber basis.

     The parent transfers and expense allocation activity consist of the following (amounts in thousands):

                                                      Six months ended
                                                         June 30,
                                              ------------------------------
                                                  2001              2000
                                              -------------    -------------
        Beginning of period                   $   1,465,763    $   1,451,270
           Programming charges                       71,870           61,528
           Management fees                           15,815            8,951
           Cash transfers                           (17,759)         (57,824)
           Disposal of
             cable systems                         (301,550)              --
                                              -------------    -------------

        End of period                         $   1,234,139    $   1,463,925
                                              =============    =============

4.   Restructuring Charge

     As part of a cost reduction plan undertaken by AT&T Broadband in 2001, approximately 63 employees of the Systems were terminated, resulting in a restructuring charge of approximately $570,000 during the first quarter of 2001. Terminated employees primarily performed customer service and field operations functions. The restructuring charge consists of severance and other employee benefits. As of June 30, 2001, all of the charge has been paid in cash.

5.   Commitments and Contingencies

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier.

Mediacom Systems
(A combination of certain assets and liabilities, as defined in note 1) (unaudited)

     Management of the Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received.

     Certain plaintiffs have filed or threatened separate class action complaints against cable systems across the United States alleging that the systems' delinquency constitutes an invalid liquidated damage provision, a breach of contact, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs. In December 2000, a settlement agreement was approved by the court with respect to certain late fee class action complaints, which involves certain subscribers of the Mediacom Systems. Certain other plaintiff suits, involving the Mediacom Systems remain unresolved. The December 2000 settlement and any future settlements are not expected to have a material impact on the Mediacom Systems' financial condition or results of operations.

     The Mediacom Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible the Mediacom Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made.

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